Exhibit 4.13

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State of Israel
Ministry of Communications

General License to Cellcom Israel Ltd.
for the Provision of mobile radio telephone services by the cellular method (cellular)

Combined Version, as at March, 2021

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General License for
Cellcom Israel Ltd.

Award of license

By the authority vested in me under the Telecommunications Law, 5742 – 1982 (hereinafter – the Law), the Wireless Telegraph Ordinance [New Version], 5732 – 1972 (hereinafter – the Ordinance), and my other powers pursuant to any law, I, the Minister of Communications, hereby grant a license to Cellcom Israel Ltd. (hereinafter – the Licensee) to establish, maintain and operate a mobile radio telephone system by the cellular method, and to provide thereby mobile radio telephone services to the Israeli public, as set forth in this License.

This License is granted for the period set forth in the license and is subject to its conditions as follows:

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CHAPTER A: GENERAL

PART A: DEFINITIONS AND INTERPRETATION:

1.          Definitions

1.1        In this License, the words and expressions below will have the meaning listed next to them, unless another meaning is evident from the written language or its context.

"Type Approval"	-	Approval given by the Minister pursuant to the Law and the Ordinance to a cellular end-equipment model.

"5G service area"	-
A geographical area in which the holder of a general license is obliged, under its license, to establish, maintain or operate a public telecommunications network and to provide 5G service to the entire public, as specified in Appendix E, clause 1.3(d)(1);"

"Means of Control"	-
In a corporation – any one of the following:

(1) the right to vote at a general meeting of a company or in an entity corresponding thereto in another corporation;

(2) the right to appoint a director or CEO;

(3) the right to participate in the profits of the corporation;

(4) the right to a share in the balance of the assets of the corporation after payment of its debts on liquidation.

"Telecommunications"	-	Broadcast, transfer or reception of marks, signals, written material, visual forms, sound or information, via wire, wireless, optical system or other electromagnetic systems;

"Franchisee"A16	-	As defined in Section 6(12)(1) of the Law;

"Cellular Radio Infrastructure License Holder"	-	whoever receives the license for establishment, existence and operation of a radio infrastructure for mobile telephony communication;

"Generation 2"	-	A network which allows mostly the provision of call and message services, using basic mobile telephony communications of GSM or CDMA and all of their updates, such as GPRS, EDGE, etc.;

"Generation 3"	-
A network, which in addition to Generation 2 services, allows for the provision of data services at an medium pace (a few dozen megabits per second) using basic mobile telephony communications of UMTS and CDMA2000 and all of their updates, such as HSPA, HSPA+, etc.;

"Generation 4"	-
A network, which in addition to Generation 3 services, allows for the transfer of date at a high pace (approximately 100 megabits per seconds) using basic mobile telephony communications in accordance with the 3GPP TS 36.104 last release standard, for supplying all of the License Owner's services under his license, such as LTE technology;

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"The Authorized Party under the Ordinance"	-	the Director, as defined in the Ordinance, or someone to whom he has delegated his power, as the case may be;"

"Interested Party"	-	Anyone holding, directly or indirectly, 5% of a certain type of the Means of Control;

"Licensee"	-	Anyone to whom the Minster granted, pursuant to the Law, a general or special license; A16

"General Licensee" A16	-	Anyone who has received a general license for implementing the Telecommunications operations and providing Telecommunications services;

"Roaming Licensee" A60	-
The person who one Tender 12/2010 – Combined License for the Provision of Mobile Radio Telephone Services by the Cellular Method (Cellular) in Israel – Extension of Existing License and Grant of a New License.

"Broadcasting Licensee" A16	-	As defined in the Law;

"Accessibility Fees"	-	Payment for the use of another Telecommunications system, including for connection, transmission and collection;

"5G license fees"	-	The payment which the winner of the tender is required to pay for the license, as it has been informed by the Tenders Committee in accordance with the 5G tender;

"Technical Requirements and Service Quality"	-
Standards of availability and service quality, standards for Telecommunications facilities and instructions for installation, operation and maintenance, all according to the engineering plan as the Director will order from time to time relating to the services of the Licensee

“Contract”A43	-	Contract between the Licensee and a Subscriber, for the provision of all or any of the services of the Licensee;

the "Proposal"	-	The Licensee’s Proposal in the Tender;

the "Bezeq Corp."	-	Bezeq Israel Telecommunication Corp. Ltd.;

"Bill" or "Telephone Bill"	-	A bill which the license owner submits to the subscriber for services it provided to him or for services provided to the subscriber by another license owner or by a service provider;

"Bill Period"	-
A cyclical time period, whose length is particular, at the end of which a bill for payment is submitted to the subscriber for the services of the license owner and for the services of the service provider, which were provided to the subscriber during said period.

"data communication"	-	Transfer of information and software between end devices, including computers;

"data communication on broadband frequencies"	-
Service allowing the subscriber data communication using 5G system, provided that use is made of frequency bands with aggregate bandwidth of not less than 60 MHz, including as aggregate bandwidth between different frequency ranges;"

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the “Law"	-	The Communications Law (Telecommunications and Broadcasts), 5742 – 1982; A16

"Goods"	-	As defined in Section 3 of the Interpretation Law, 5741-1981;

"Holding" A16	-
For the purpose of Means of Control – directly or indirectly, whether alone or in concert with others, including through another, including a trustee or agent, or through a right granted under an agreement, including an option for a Holding that does not derive from convertible securities, or in any other way;

"Transfer" A16	-	For the purpose of the Means of Control, whether directly or indirectly, whether for consideration or without consideration, whether in perpetuity or for a period, all at once or in parts;

"In Concert With Others" A16	-
Permanent collaboration and, with regard to an individual, permanent collaborators will be deemed – the individual, his Relative, and a corporation that one of them controls and, with regard to a corporation – the corporation, anyone controlling it and anyone who is controlled by one of them;

"Security Forces"	-	The Israel Defence Forces, the Israel Police, the General Security Service and the Mossad Institute for Intelligence and Special Operations;

"Applicant"	-	Someone who requests to enter into a contracting agreement or purchase agreement with the license owner;

"Index"	-	The Consumer Price Index published by the Central Bureau of Statistics from time to time, or any other index that may replace it;

“Cellular Radio Center"	-
A wireless facility functioning on the operating frequencies and used for creating a radio connection between cellular end-equipment units in the possession of the subscribers in its coverage area and the cellular switchboard;

"Interface"	-	The physical meeting between various functional Telecommunications units, including by optical or wireless means;A16

"Telecommunications Facility"	-	A facility or device intended mainly for telecommunication purposes, including end-equipment;A16

"Generation 4 Tender"	-	Tender No. 2014/021 – a combined license for the provision of mobile telephony communications by way of the cellular method in Israel: expansion of an existing license or granting a new license;

"5G tender"	-
Tender Number 015/2019 Combined license for provision of mobile radio telephone services by the cellular method in Israel: Expansion of existing license or granting new special license for cellular services in advanced bandwidths;"

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"Tender No. 1/01" A16	-	A tender published by the Ministry on 4 Nissan 5761 (March 28, 2001), including the clarifications given by the Ministry in the course of the Tender, as a result of which this License was amended;

the "Tender"	-	Tender No. 10/93 published by the Ministry on November 11, 1993, including clarifications given by the Ministry in the course of the Tender, as a result of which this License is granted;

the "Director"	-	The Director General of the Ministry of Communications or anyone authorized by him for the purposes of this License, in whole or in part;

"Subscriber" A43	-	Anyone who enters into an agreement with the Licensee for the purpose of receiving cellular services as an end user;

"Dormant subscriber"T48)	-
A subscriber in respect of which all of the conditions set out below are fulfilled:

(a)          He did not receive or use cellular services during a minimum of one year, starting from January 1, 2008;

(b)          He does not pay the Licensee any fixed payment;

(c)          He is not bound with the Licensee by any plan that includes a commitment period.

"Business subscriber"T47)	-
A subscriber who is any of the following:

(a)          A corporation, as defined in the Interpretation Law, 5741-1981;

(b)          Government offices and auxiliary government bodies;

(c)          A licensed dealer excluding an exempt dealer;

(d)          An entity established by or pursuant to a law.

"Split Business Subscriber"	-	A user of end equipment, whose telephone account charge is split between him and a business subscriber or that he is charged with the telephone bill in its entirety.

“Private Subscriber” T52	-	A subscriber who is not a Business Subscriber and who is not a Split Business Subscriber;

"Post-Paid"	-	Payment for services which was collected from the subscriber after the end of the Bill Period.

"Pre-Paid"	-	Payment for services which was collected from the subscriber before or upon the commencement of supply of the services.

"International Telecommunications System"	-
A system of Telecommunications facilities, connected or designated for connection to the Public Telecommunications Network through an International NEP, which is used or designated for use in the transfer of Telecommunications messages between an international switch situated in Israel and a Telecommunications Facility located abroad, including a satellite ground station and other Telecommunications facilities (hereinafter – the System Components) and including transmission facilities among the System Components; A16

T48) Amendment No. 48 (Inception: This amendment will come into force on October 2, 2008).
T47) Amendment No. 47.
T52) Amendment No. 52.

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"5G system"	-
Cellular system, whether it is part of 2G, 3G or 4G of the license holder or whether it is separate from them, physically or logically, which enables transfer of data by Cellular technology in accordance with 3GPP standardization commencing from release 15 for the purpose of providing 5G service, whether it enables provision of 5G service in a 5G service region or enables provision of service in other geographical areas;

"Mobile Radio Telephone System" (Cellular System)	-
A system of wireless facilities built by the cellular method and other installations, through which mobile radio telephone services are provided to the public, including a cellular coordinator, cellular radio centers and wireless or cable transmission arteries between cellular radio centers, a cellular radio center and a cellular coordinator, between Cellular coordinators, or between a cellular switchboard and a Public Telecommunications Network.

"NDO (National Domestic Operator)" A16	-	A General Licensee for the provision of landline domestic Telecommunications services

"Cellular Operator"	-	A General Licensee for the provision of mobile radio telephone services A16

"Mobile Telephony Services (MTS) Operator in Another Network"	-	A license owner for the provision of MTS services, involving the use of the MTS system of an MTS operator, in whole or in part, and at the least the access network of the said MTS system.

"Another Cellular Operator"	-	A Cellular Operator that is not the Licensee.

"Switchboard"	-
A Telecommunications Facility in which are situated and operated switching and transmission means, enabling contact between various end-equipment units that are connected or linked thereto, and the transfer of Telecommunications messages between them, including control and monitoring facilities and other facilities that enable the provision of various services to Subscribers of the Licensee or to subscribers of another Licensee;

"The Ministry"	-	The Ministry of Communications

"Transit Switch"A16	-
A Telecommunications Facility in which are situated and operated the means of switching, routing and transmission enabling contact between various switchboards that are connected or linked thereto and the transfer of Telecommunications messages between them, including control and monitoring facilities;

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"Domestic Roaming" A60	-
Expansion of the services of another cellular licensee (hereinafter – "cellular licensee") to the coverage areas of the Licensee by means of the Licensee's cellular system, as set forth in section 67E.

"Officer"A16	-
Anyone acting as a director, CEO, chief business officer, deputy CEO, someone who fills such a position in a company even if the title is different, as well as any other manager who is directly subordinate to the CEO of the company;

"One-Time Transaction"	-	A transaction that is not an ongoing transaction.

"Ongoing Transaction"	-
A contracting agreement for the purchase of continuous and ongoing services of the license owner, including any amendment of the agreement or addendum thereto that does not constitute a new transaction, all whether the contracting agreement is for a fixed period or a non-fixed period.

"Appendices" A16	-	The first addendum and the Appendices set forth in the second addendum to the License A16

"NEP (Network End-Point)"	-
An Interface to which is connected on one side a Public Telecommunications Network and on the other side, end-user equipment, a private network, a mobile telephone network or other public network, as applicable;

"International NEP"	-	A connections device to which are linked a Public Telecommunications Network on one side and an International Telecommunications System on the other;

"Telecommunications operation"	-	The operation, installation, construction or maintenance of a Telecommunications Facility, all for the purpose of Telecommunications;

the "Ordinance"	-	The Wireless Telegraph Ordinance [New Version]. 5732 – 1972;

"End-User Equipment"	-
Telecommunications equipment, which is connected or is designated for connection to a public Telecommunications network through an NEP or through a private network, including a telephone, modem, facsimile or private switchboard;

"Cellular End-User Equipment"	-	Portable or movable Telecommunications equipment, connected or designated for connection to a Cellular System by means of a cellular radio center.

"Interconnection" A16	-
Connection between a Public Telecommunications Network of one Licensee to a Public Telecommunications Network of another Licensee, physically or logically, that facilitates the transfer of Telecommunications messages between Subscribers of the Licensees or the provision of services by one Licensee to the subscribers of the other Licensee;

"Relative"	-	Spouse, parent, son, daughter, brother, sister or their spouses;

the "License"	-	This License, with all its Appendices and any other document or condition stipulated in the License that will constitute an integral part of the License or its conditions;

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the “Network" A16	-	The Cellular System of the Licensee;

the “Minister"	-	The Minister of Communications, including anyone to whom he has delegated his authority with regard to this License, in whole or in part;

"Public Telecommunications Network"	-
A system of Telecommunications facilities, used or designated for the provision of Telecommunications services to the general public throughout Israel or at least in the area of service, including Coordinators or Transit Switches, transmission equipment and an access Network, including a Cellular System and an international Telecommunications system, except for a private network, End-Equipment and Cellular End-Equipment;

"Public Telecommunications Landline Network"	-	A domestic Public Telecommunications Network, except for a Cellular System and an international Telecommunications network;

"Access Network" A16	-
Components of a Public Telecommunications Network, which are used for connection between Coordinators and an NEP by means of a landline infrastructure, wireless infrastructure or a combination of the two;

"Bezeq Network"	-
The Public Telecommunications Network used by Bezeq for provision of its services under the general license granted to it and the other Telecommunications services provided under the Law, whether by Bezeq or by any other person;

"5G service"	-
Service provided by 5G system which is at least one of the following services:

a. data communication by broadband frequencies;

b. Massive Internet of Things (IOT) – data communication service which enables transfer of telecommunications messages to a large number of end devices in a particular region, with characteristics to be determined in an agreement between the subscriber and the license holder;

c. Mission Critical – data communication service with very high reliability and with very low delay, as shall be determined in an agreement between the subscriber and the license holder and in accordance with the standardization under which the 5G system operates;"

"Use" A16	-
Access to a Telecommunications Facility of the Licensee, including to the public Telecommunications network or its Access Network, in whole or in part, and the possibility of using them for the purpose of conducting Telecommunications operations and providing Telecommunications services by means thereof, including the installation of a Telecommunications Facility of another Licensee in a Telecommunications Facility or courtyards of the Licensee

"Telecommunications Service"	-	The performance of Telecommunications operations for others;

"Basic Telephone Service"	-	Two-way switched or routed transfer, including via modem, of speech or of speech-like Telecommunications messages, for example, facsimile signals;

"Telephony Service" A16	-	Basic telephone service and services related to this service;

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"International Telephone Service (ITMS)"	-	A telephone service by means of the international system of a Licensee for the provision of international services;

"International Roaming Service" A16 A66	-
A cellular service provided abroad and in the areas of civilian control of the Palestinian Council via the Cellular System of a foreign Cellular operator (hereinafter – Foreign Operator), whereby the Subscriber pays the Licensee for the service; and, similarly, a cellular service provided in Israel via the Cellular System of the Licensee, whereby the Licensee provides service to a Foreign Operator for the subscribers of that operator; in this regard, the "Palestinian Council" – as defined in the Law for Implementation of the Interim Agreement Regarding the West Bank and Gaza Strip (Jurisdictional Powers and Other Provisions) (Legislative Amendments), 5756 – 1998 [sic];

"Related Service"	-	A service set forth in the first addendum to the License, provided on the basis of the Basic Telephone Service and which, by its nature, can only be provided by the supplier of the basic service;

"Value Added Service" A16	-
A service provided on the basis of the Basic Telephone Service, which, by its nature, can be provided by another, including another Licensee that is not the supplier of the basic service; with regard to the services of the Licensee, a service as stated, which is set forth in the first addendum to the License;

"infrastructure Service"	-	An Interconnection, or possibility of Use given to another Licensee, to a Franchisee or to a broadcast Licensee;A16

"Domestic Telecommunications Landline Service" A16	-	Infrastructure, transmissions, communication of data and landline telephony;

"Licensee Services"	-
Cellular services, Telecommunications Services and other services which the Licensee is entitled to provide pursuant to this License, to its Subscribers, to other Licensees, to broadcast licensees, to Franchisees and to the Security Forces;A16

"Cellular Services"	-	Telecommunications services provided by means of the Cellular System;

"Control"	-
The ability to direct a corporation's activity, directly or indirectly, including ability deriving from the articles of incorporation, by virtue of an agreement, either written or oral, by virtue of a Holding in the Means of Control in another corporation - or from any other source, except for ability deriving solely from fulfilling the position of director or other position in the corporation;

"the Minister"	-	The Minister of Communications, including anyone to whom he has delegated his authority with regard to this License, in whole or in part;

"Engineering Plan"	-	An engineering plan submitted by the Licensee in the Tender, including any change introduced therein with the approval of the Director and attached to the license as Appendix B;

"Numbering Plan" A16	-	As defined in Section 5A(B) of the Law;

"Radio Infrastructure"	-	Radio centers by way of the cellular method, monitoring units thereof, if any, and transmission connecting them to the core of the public Bezeq network of the License Owner

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1.2       Other words and expressions in the License, insofar as they are not defined in Clause 1.1, will have the meaning they have in the Law, in the Ordinance, in the regulations enacted thereunder, in the Interpretation Law, 5741 – 1981, or as set forth in the relevant places in the License, unless another meaning is implied by the written language or its context.

2.         Clause headings

The headings of the clauses in this License are provided solely for the convenience of the reader, and should not be used for interpretation or explanation of the content of any of the conditions of the License.

3.         Blue pencil principle

A cancellation or determination regarding the non-validity of a condition of this License or part of a condition will apply only with regard to that condition or part, as applicable, and will not serve, per se, to derogate from the binding validity of the License or any other condition therein.

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PART B – LEGAL PROVISIONS AND ADMINISTRATIVE PROVISIONS

4.         Upholding laws and provisions

4.1       In everything pertaining to the setup, existence, operation, and maintenance of the Cellular System and the provision of Cellular Services thereby, the Licensee will act in accordance with the provisions of any law and, without derogating from the aforesaid generality, will ensure compliance with the following:

(1)        the provisions of the Telecommunication Law and the regulations promulgated thereunder;

(2)        the provisions of the Wireless Telegraph Ordinance and the regulations promulgated thereunder;

(3)        administrative provisions;

(4)        international Telecommunications and radio treaties to which Israel is a party;

(5)        any other law or treaty that will apply to Telecommunications and radio, even if they go into effect after the License is granted.

4.2       The Licensee will act pursuant to laws and provisions as stated in Clause 4.1 as these will be in force from time to time during the license period, including the remedies for the breach thereof, and they will be deemed an integral part of the License conditions.

5.         Permit obligation pursuant to any other law

5.1       The granting of this License will not exempt the Licensee from the obligation to obtain, with regard to execution of the License, any license, permit, approval, or consent pursuant to any other law.

6.         Contradiction in the License provisions

In the event of an apparent contradiction in the License provisions, the Minister will determine the interpretation of the provisions or how to settle the contradiction between them and after the Licensee has been given a fair opportunity to voice its claims A2.

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CHAPTER B: THE LICENSE – SCOPE, VALIDITY AND CANCELLATION

PART A – SCOPE AND PERIOD OF THE LICENSE

7.         Scope of the License

7.1      Pursuant to this License and subject to all the provisions and conditions hereof, the Licensee is entitled to set up, implement, maintain and operate a Cellular System and, through it, to provide cellular Services to the Israeli public; without derogating from the aforementioned generality, the Licensee is entitled to do the following:

(1)       To set up, implement, maintain and operate cellular radio centers and to connect them to cellular switchboards, and to connect between cellular switchboards, by means of cable and wireless transmission channels;

(2)       To connect the mobile phone system to another public communication network in Israel;

(3)       To engage with the subscribers for the purpose of provision of mobile phone services;

(4)       To supply mobile phone terminal equipment to subscribers;

(5)       To provide its subscribers with mobile phone services as specified in the first addendum to the license;

(6)       To provide its subscribers with services for which it has received approval in accordance with Section 67C of the license. A66

7.2       The Licensee will not be entitled to provide any cellular service or other Telecommunications Service that is not explicitly permitted within the context of this License.

8.         Absence of exclusivity A16

8.1       The Licensee will not have any exclusivity in the provision of its services.

8.2       The Minister is entitled, at any time, to grant a license to additional operators for the provision of cellular Services..

8.3       Should the Minister publish a tender for the provision of cellular services, the Licensee will be entitled to submit its bid in the tender, however, the Minister will be entitled to determine as part of the conditions of such a tender that if the Licensee wins the tender, the receipt of a license will be contingent on the fact that the Licensee transfer its cellular System to another as instructed by the Minister and under conditions determined thereby, and it will cease to provide cellular Services by means thereof.

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9.         The License period

9.1       This License is valid for a period of 10 years, commencing on the date of the granting of the License (hereinafter – the License Period).

9.2       Cancelled.

9.3       This license may be renewed for one or more additional periods of ten (10) years beyond the license period as stated in the Section (hereinafter – the additional period)

9.4       During the whole license period or additional periods, the license shall be subject to the authority of the Minister under Sections 13 to 15 with regard to alteration, restriction, suspension or cancellation of the license, and to the powers under Section 4g of the Ordinance.

9.5A15 Notwithstanding the aforesaid A16, in the context of expansion of the License, as a result of the Licensee winning Tender No. 1/01, this License will be valid for a period of twenty (20) years, commencing on 19 Shevat 5762 (February 1, 2002).

10.       Renewal of the License Period

10.1    The Minister and the Authorized Party under the Ordinance may, at the request of the license holder, renew the license for additional periods of (10) additional years after considering all the matters specified in Section 4(b) of the Law and in the Ordinance, as the case may be, including all these:

(A)      The Licensee has complied with the provisions of the Law, the Ordinance, the regulations thereunder and the provisions of the License;

(B)       The Licensee has continually acted to improve the scope, availability and quality of the cellular Services and to update the technology of the cellular System and its activities did not include an act or omission that would impair or restrict competition in the cellular sector;

(C)       The Licensee is capable of continuing to provide cellular Services at a high level and that it is able to make the investments required for the technological updating of the cellular System and for improving the scope, availability and quality of the cellular Services.

10.2     The Licensee must submit its request for a renewal of the License Period during the forty-five days prior to the period of eighteen months preceding the end of the License Period.

10.3     The Licensee must attach the following to its request:

(A)      A report summarizing the annual statements that the Licensee has submitted pursuant to this License between the date of commencement of the License or renewal of the last license in place and the date of submission of its request;

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(B)      Comparison of the data in the report for each year with the data for the preceding year and explanations of unusual changes in the data;

(C)      Review of the means, actions and investments taken or made by the Licensee to improve the quality, scope and availability of the Cellular Services and to develop and update the Cellular System technology.

10.4     The summary report pursuant to Clause 10.3 must contain up-to-date and precise details and be prepared in the form of an affidavit.

10.5    For the purpose of examining the license holder's application for renewal of the license, and without derogating from the Minister's powers to demand information under any law, the Minister and the authorized party under the Ordinance may require the license holder to appear before him and to present an engineering plan to him describing its plans for technological updating of the cellular system during the additional period.

10.6     if the Licensee is required to appear before the Minister, the chairman of the board of directors of the company holding the License or the CEO of the company or anyone authorized to do so in writing, will appear;

10.7     Should the License Holder fail to respond to such a demand as stated in Section 10.5 and 10.6, at least twice, the Minister may dismiss its request to renew the validity of the license.

10.8     The Minister and the Authorized Party under the Ordinance shall inform the license holder of their decision regarding the application for renewal of the license not later than a year before the end of the license period."

10.9     The Additional Periods will be subject to the terms of this License, including any change therein.

10.10   The provisions of Clause 100 regarding confidentiality will apply, mutatis mutandis, to data furnished by the Licensee to the Minister or the Authorized Party under the Ordinance or anyone acting on his behalf, pursuant to the provisions of Clause 10.

11.       Cancelled

12.       Termination of the License Period

12.1    If the License Period pursuant to Clause 9 or the Additional Periods pursuant to Clause 10.1 and the License is not renewed, the Minister is entitled to instruct the Licensee to continue to operate the  Cellular System for a period to be determined (hereinafter - the Period for Terminating the Service) until a license is duly granted to another for the provision of services pursuant to this License (hereinafter – Alternate Licensee), and the procedures for transferring the system thereunder are completed, or until a license is duly granted to another for alternate services. In any case, the Period for Terminating the Service will not exceed two years from the date on which the License expires.

12.2    During the Period for Terminating the Service and no later than ten months from the date on which a license is granted to an Alternate Licensee, the Licensee and the Alternate Licensee will negotiate for the purpose of purchasing the Cellular system at its economic value and assigning the rights and obligations of Subscribers to the Alternate Licensee; if said Licensees do not reach an agreement within said ten months, the price will be determined by an arbitrator, whose decision will be final, to be appointed by the Chairman of the Institute of Certified Public Accountants.

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PART B – CHANGE IN CONDITIONS AND CANCELLATION OF THE LICENSE

13.       Change in the License conditions

13.1     The Minister and the Authorized Party under the Ordinance is entitled to change, add to or subtract from the License conditions; pursuant to the provisions of section 4 of the Law and provision of sections 4C and 4F to the Ordinance and, inter alia, for that matter will be taken into account:

(A)      A change has occurred in the extent of the License applicant’s suitability to perform the actions and services that are the subject of the License;

(B)      Cancelled;

(C)      A change is required in the License to ensure the level of services provided thereunder;

(D)      Changes that have occurred in telecommunications technology require a change in the license;

13.2     The Minister is entitled to change, increase or reduce the rates for services, if he is convinced that a change has occurred in one or more of the components of the costs, which represent a basis for calculating the rates.

13.3     The Minister and the Authorized Party under the Ordinance will act pursuant to their authority as stated in Clauses 13.1 and 13.2 after the Licensee has been given a reasonable opportunity to voice its claims.

14.       Cancellation of the License

14.1     The Minister and the Authorized Party under the Ordinance may cancel the license before the end of its period if one or more of the grounds specified in Section 6 of the Law or Section 4g of the Ordinance exists, including in each of the following cases:

(A)      The Licensee did not disclose to the tenders committee, the Director or the Authorized Party under the Ordinance, as the case may be, information that must be disclosed or it furnished inaccurate information;

(B)A2 If the Licensee refuses to furnish the Minister or to the Authorized Party under the Ordinance or anyone acting on their behalf with information in its possession that must be disclosed and which it was obligated to disclose by virtue of the provisions of this license or pursuant to law, or the Licensee furnished the Minister or someone acting on his behalf with false information;

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(C)      The Licensee did not comply with the provision of the Law, the Ordinance or the regulations thereunder;

(D1)    The license holder is demanding payments for its services which are higher than the maximum tariffs set in this license or under it or under any law;

`````````(D2)   The license holder does not meet the coverage requirements, or the quality requirements set in this license;

(E)      The Licensee did not commence provision of the services pursuant to that set forth in the License or unlawfully discontinued, restricted or delayed one of the services;

(F)      One or more of the qualities that rendered the Licensee suitable to participate in the tender for cellular services, or to be a Licensee, has ceased to exist, including:

(1)       The Licensee has ceased to be a company registered in Israel;

(2)       Void;

(3)       A majority of the directors in the Licensee company are not citizens and residents of Israel;

(4)       The manager or a director of the Licensee company was convicted of an infamous crime and continues to serve in his position;

(5)       The joint equity, including surpluses, of all of the shareholders in the Licensee company, together with the equity of the Licensee, has declined to under US $200 million; in this matter, a shareholder holding less than 10% of the right to the company's earnings will not be taken into account.

(6)       Before 5 years have elapsed from the date of granting the License, the share of the cellular operator has fallen to less than 25% of the voting rights in the general meeting or of the right to appoint a director or CEO in the Licensee company;

(7)       Subject to that stated in paragraph (8), the Licensee, or an officer in the Licensee company or anyone who holds more than 5% of the Means of Control in the Licensee company, holds, directly or indirectly, more than one per cent (5%) of the Means of Control in BezeqA2, Another cellular Operator, or one of them acts as an Officer in a competing corporation.

(8)       If one of the following occurs in an Interested Party in the Licensee company, which is a mutual fund, insurance company, investment company or pension fund;

-          it holds, directly or indirectly, more than 5% of any Means of Control in a competing corporation, without receiving a permit therefor from the Minister;

-          it holds, directly or indirectly, more than 5% of any Means of Control in a competing company pursuant to a permit from the Minister and, additionally, it is a controlling shareholder and exercises actual Control in a competing corporation or it has a representative or appointee on its behalf among the Officers in the competing corporation, unless it is required to do so under law;

-          it holds, directly or indirectly, more than 10% of any Means of Control in a competing corporation, even though it has received permission to hold up to 10% of said Means of Control;

(G)       Void A2

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(H)      If an act or omission in the Licensee’s operations impaired or restricted competition in the cellular sector;

(I)       A receiver or temporary liquidator was appointed to the Licensee company and an order was given for its liquidation or it decided on voluntary liquidation;

(J)       Void A2)

(K)      The Licensee requested cancellation of the License;

14.1.1A2        For the purposes of sub-clause 14.1(E A2), the restriction of service for technological reasons, effected after the Director was provided with prior written notification of the reasons and approved by the Director,  will not be considered deemed an improper unlawful cessation, restriction or delay of service.

14.2     If the Minister is convinced that, in the circumstances, the cause of invalidity does not necessitate cancellation of the License, the Minister will grant the Licensee a fair opportunity to rectify the act or omission constituting a cause for cancellation.

14.3     The Minister will notify the Licensee in advance of his intention to cancel the license, will state in the notice the cause in question, and will allow the Licensee to voice its claims relating to the cause for cancellation, either in writing or orally, according to the circumstances, within the period set forth in the notice.

14.4     The Minister is entitled to summon the Licensee to appear before him and may demand that it respond to questions, present documents or furnish him with whatever information and documents are required for the purposes of clarifying the cause for cancellation.

14.5     If the Licensee is required or summoned as stated, it must respond to the requirement or summons on the date set forth therein.

14.6    If the Licensee fails to respond, at least twice, to the Minister's demand or summons within the period stipulated by the Minister in his demand or summons, the Minister is entitled to cancel the License in a notice that will be sent to the Licensee (hereinafter - Cancellation Notice).

14.7    In the Cancellation Notice, the Minister will determine the date on which the cancellation of the License will take effect and he is entitled to instruct the Licensee to continue the provision of services pursuant to this License until a license is granted to another or until the appointment of a trustee or until a receiver is duly appointed for the purpose of managing and operating the cellular System – as applicable.

14.8     The Licensee will continue to provide services until the end of the period stipulated by the Minister in his notice and will comply with the provisions of this License and any instruction given by the Minister in this matter.

15.       Other remedies

In addition to his authority to cancel the License as stated in Clause 14, the Minister is entitled, if the causes outlined in Clause 14.1 occur, to restrict or suspend the License or to change its conditions or to foreclose on the guarantee given by the Licensee to secure fulfilment of the conditions of the License, in whole or in part; the procedures set forth for cancellation of the License will apply, mutatis mutandis, to the restriction or suspension of the License or forfeiture of the guarantee.

A2 Amendment No. 2
A2 Amendment No. 2
A2 Section 3 in the original version of Amendment No. 2 contained a typographical error, in which 14.1(D) was written instead of 14.1(E).

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CHAPTER C: OWNERSHIP, ASSETS AND MEANS OF CONTROL

PART A – RESTRICTIONS ON TRANSFER OF THE LICENSE AND ITS ASSETS

16.       Void. A66

17.       Ownership of the Cellular System

17.1     The Licensee will be the owner of the Cellular System.

17.2     Notwithstanding Clause 17.1, the License Holder may make use of:

(a) physical or wireless transmission lines of another license owner;

(b) the radio infrastructure, that is functioning and operating by way of a cellular radio infrastructure License Holder, in the framework of a usage agreement, as defined in Clause 19.3C, and after receiving the manager's agreement in advance and in writing, and in accordance with the terms determined by the Director and the Authorized Party under the Ordinance and pursuant to the conditions set by the Director and the Authorized Party under the Ordinance.

18.       Restrictions on transfer of the License assets

18.1     The Licensee may not sell, lease or pledge any of the assets used in performance of the License (hereinafter – the License Assets) with the Minister's prior consent and in accordance with the conditions determined by him.

18.2     Without derogating from the generality of that stated in Clauses 18.1, the Minister will give his consent for the granting of rights in the License Assets to a third party, if he is convinced to his satisfaction that the Licensee has promised that, in any event, the exercise of the rights by a third party will not cause any impairment in the provision of the services pursuant to this License, as long as the Licensee is obligated to provide these services pursuant to the provisions of this License.

18.3 A2    Notwithstanding that stated in Clause 18.1, the Licensee is entitled to encumber one of the License Assets in favour of a bank duly operating in Israel, for the purpose of receiving bank credit, provided that it has furnished notice of the encumbrance that it intends to create, whereby the encumbrance agreement includes a clause ensuring that that, in any event, the exercise of the rights by the banking corporation will not cause any impairment in the provision of the services pursuant to this license. For the purposes of this clause – "Banking Corporation" is as defined in the Banking Law (Licensing), 5741 – 1981, except for a "Foreign Corporation," as defined in the same law.

18.4 A2    The provisions of Clause 18.1 will not apply to the sale of equipment items during an upgrade, including the sale of equipment, as stated, on a "trade-in" basis.

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18.4A For purposes of sale, lease, mortgage or transfer of the license assets to the cellular radio infrastructure license holder, whom the License Holder is his client, the provisions of this Clause shall not apply.

19.       Engagement with another

19.1    If the Licensee wishes to provide one of the services pursuant to this license, in whole or in part, through another on its behalf, it must apply to the Director for his approval therefor; the Licensee must attach the ContractA43) to its application. The provisions of this clause will not apply for the purposes of the engagement between the Licensee and a marketer of Cellular End-Equipment or anyone acting on behalf of the Licensee for the purpose of marketing its services. A2

19.2    The Director is entitled to approve or reject the application, or to condition his approval on terms that must be fulfilled, including amendment of the agreement; the Director will consider, inter alia, to what extent the terms of the engagement with the other guarantee compliance with the conditions of this License and the obligations of the Licensee hereunder. The Director will not approve an engagement with another that contradicts the obligations of the Licensee pursuant to this License.

19.3    Nothing in the engagement with another will derogate from the obligations and of the Licensee and its responsibility for performing any of the services pursuant to this License, in whole or in part, pursuant to the provisions of this License, nor will it serve to derogate from the powers of the Minister, the Director or anyone acting on their behalf.

Part A1 – Mutual relations with a cellular radio infrastructure License Holder

19A     Definitions

19.1A In this Section –

"Confidential Commercial Information" - data regarding the License Holder that is not public, and that relates to one of the following:

(1)       Amount and volume of Bezeq messages transferred through the network, the kinds thereof and their destinations;

(2)       Number of subscribers, their classification and characteristics;

(3)       Network structure, its layout and the technology according to which it operates;

(4)       Plans for the expansion of the network, changes therein and operation of new services therewith;

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(5)      Marketing or other technological plans or activities, the information regarding them was transferred to the License Holder by the mobile telephony communications license owner, or other business activity, the information regarding which was classified by the mobile telephony communications license owner as confidential commercial information;

(6)       Any other information which cannot be legally easily discovered by others, whose confidentiality grants its owners a business advantage over its competitors.

"Passive Component" – the passive elements in the cellular radio center's website, including pole, structure, electricity and air conditioning;

"Active cooperation of an antenna" – passive cooperation and in addition, cooperation of the antenna or cable feed to the antenna;

"Active cooperation of a frequency" (MOCNa) – active cooperation of an antenna, including sharing of radio equipment and frequency that were allotted for use of the mobile telephony communications license owner;

"Passive cooperation" – Whole or partial cooperation of a Passive Component in a significant number of cellular radio center's websites between two or more of the mobile telephony communications license owners;

19B.    Cooperation with another mobile telephony communications license owner

19.1B  The License Owner may contract with another mobile telephony communications license owner (hereinafter in this section: "Other License Owner") for the purpose of cooperation ("Cooperation Agreement") in any one of the following options only:

(a) Passive Cooperation Agreement;

(b) Active Cooperation of an Antenna Agreement;

(c) Active Cooperation of a Frequency Agreement (MOCN);

19.2B  Without derogation from the aforementioned in Clause 19.3B:

(a) The License Owner may contract with other telephony communications license owners in various cooperation agreements in each of the Generation 2, Generation 3, Generation 4 networks or the Generation 5 system. Despite the aforementioned:

(1)  Active Cooperation of a Frequency (MOCN) shall not be approved between two operators.

__________________________________
aMulti Operator Core Network

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(2)       Active Cooperation of a Frequency (MOCN) in Generation 2 or 3 shall be approved only if both cooperating license owners were allotted Generation 4 frequencies and if the cooperating license owner who is not an operator has an Active Cooperation of a Frequency (MOCN) in Generation 4.

            For the purpose of this sub-clause, "Operator" – a license owner who has completely laid out access network in Generation 3: Pelephone Communications Ltd., Cellcom Israel Ltd., Partner Communications Ltd.;

(b) Void.

19.3B  If the License Owner and the Other Owner reach a cooperation agreement of the types specified in Clause 19.1B, the License Owner shall submit a written request to the Manager no later than thirty days from the date of signature of the Cooperation Agreement (hereinafter in this clause – the "Request"), and shall request his approval of the Cooperation Agreement, and the Request shall include, at least, all of the following:

(a)        Details of the License Owner and the Other License Owner;

(b)        Type of Cooperation Agreement as stated in Clause 19.1B;

(c)        Executive summary of the main points of the Cooperation Agreement;

(d)        A copy of the Agreement with all of its attachments and appendices, together with an affidavit of an officer of the License Owner that except for these documents, no agreement exists, in writing or orally, in connection with the Agreement;

(e)       An opinion according to which the Agreement meets the most recent "Broadband Access Cooperation of the License Owner for the Provision of Mobile Telephony Communications" policy and the terms of Section A1. The opinion shall include an analysis of the influence of the Cooperation Agreement on the competition in the Bezeq and broadcasting area.

(f)        The date scheduled for the commencement of the implementation of the Agreement and its expiration;

19.4B   The manager may approve the Request, deny it or condition its approval, including amending the Agreement.

19.5B   The License Owner may commence the implementation of the Cooperation Agreement only after the manager approved the Request of the License Owner and the Other License Owner in writing.

19C      Cooperation Agreement and Use Agreement

19.1C  If the License Owner files a request for an active cooperation of a frequency agreement (MOCN), the manager shall consider the request, taking into account, inter alia, the existing competition level of mobile telephony communication services and the potential to the harm in competition, the existing and expected frequency inventories and the efficiency of use of the frequencies, the survivability and the redundancy of the networks from a national standpoint and ensuring the Bezeq service level over time.

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19.2C   The active cooperation of a frequency agreement (MOCN) shall include the following terms:

(a)        Cooperating license owners shall establish a joint corporation, and shall have equal control thereof. The joint corporation shall be required to obtain a special cellular radio infrastructure license;

(b)        The following provisions in regards to the Passive Component and the radio centers included in the joint access network shall apply to each one of the cooperating license owners during the entire term of the Cooperation Agreement:

(1) in the cellular radio centers – all cooperating license owners shall hold equally;

(2) in the passive component – each of the cooperating license holders shall have the right to make effective use of all passive components in the access network.

In this regard – "Right to make effective use" – indefeasible right to use, during the relevant license period, the Passive Component, resulting from ownership or other source, which shall allow its owners to perform all actions connected to the establishment, existence and operation of cellular radio centers by way of or on the Passive Components.

(c)       The cooperation agreement expiration mechanism, which ensures the ability of each of the cooperating license owners to continue providing mobile telephony communication services to its subscribers after said expiration, in accordance with the provisions of its license. The framework of said expiration mechanism shall include provisions which shall arrange for the continued existence of the right to make effective use of the Passive Components in case of termination of the Cooperation Agreement in accordance with the provisions of sub-clause (2) and the mutual duty to allow for passive cooperation even after the termination.

19.3C   Without derogating from the aforementioned in Clause 19.2C, the License Owner, the Other License Owner and the special cellular radio infrastructure license owner shall contract in an agreement between them, which grants the special cellular radio infrastructure license owner an indefeasible right of use (IRU) in the joint access network components, which are not owned by the special cellular radio infrastructure license owner, which specifies the method of use that shall be made with the joint network (hereinafter: the "Usage Agreement").

             In this regard, the indefeasible right of use shall be provided for a period not to exceed 10 years, and shall refer to the relevant access network components for a generation which was agreed upon in the Cooperation Agreement.

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19.4C   any change in the Usage Agreement or in the Cooperation Agreement shall be presented to the manager for approval no later than ten days from the date of signing the change; the License Owner shall forward to the manager, upon request, a copy of the Usage Agreement or any change therein.

19.5C  The Cooperation Agreement or Usage Agreement (hereinafter in this Clause – the "Agreement") shall not limit, directly or indirectly, the License Owner and the Other License Owner from reaching an agreement with an additional license owner or a mobile telephony communications license owner on another network or from signing another agreement with them, or from causing discrimination in regards to the terms of use of the cellular radio infrastructure.

19.6C   if the License Owner or the Other License Owner requested to make use of the radio infrastructure of the special cellular radio infrastructure license owner, it shall contact the license owners who are parties to the agreement in order to formulate a cooperation agreement, and shall act as stated in Clause 19B.

19.7C  Nothing in the contracting with the special cellular radio infrastructure license owner may derogate from its duties as a license order and from its responsibilities to supply to its customers any service of the services under this license, in whole or in part, under the provisions of this license.

19.8C  If the parties do not reach an agreement, each party may contact the Ministry in order to resolve the disputes between them in accordance with Section 5 of the Law.

19D.    Obligation for Structural Separation

19.1D  The License Owner shall maintain structural separation between it and the special cellular radio infrastructure license owner, as specified below:

(a)       Complete separation between its management and the management of the special cellular radio infrastructure license owner; in this regard – "Management", with the exception of an officer who is not a Board member of the License Owner, who is also a Board member of the special cellular radio infrastructure license owner.

(b)       Complete separation between its assets and the assets of the special cellular radio infrastructure license owner, with the exception of the radio infrastructure of the License Owner;

(c)       The License Owner shall not employ the employees of the special cellular radio infrastructure license owner, and the special cellular radio infrastructure license owner shall not employ employees of the License Owner;

(d)       The License Owner shall not employ anyone who was a Management employee of the special cellular radio infrastructure license owner for one year after the termination of his employment, without the approval of the manager;

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(e)        The License Owner shall neither receive nor transfer to the special cellular radio infrastructure license owner Confidential Commercial Information that is not required for the provision of the special cellular radio infrastructure license owner's services to the License Owner.

19.2D  Regarding confidentiality of commercial information, the License Owner shall do as follows:

(a)        The License Owner shall refrain from transferring Confidential Commercial Information to the special cellular radio infrastructure license owner, except for information required for the provision of the services of the special cellular radio infrastructure license owner to the License Owner;

(b)       The License Owner shall refrain from transferring Confidential Commercial Information to the Other License Owner holding the same special cellular radio infrastructure license owner or receives services therefrom;

(c)       The License Owner shall determine procedures and rules for maintaining Confidentiality of Commercial Information, and for the prevention of its transfer as stated in sub-clauses (a) and (b). The procedures shall determine, inter alia, limitations regarding the distribution of the Confidential Commercial Information to the License Owner and the special cellular radio infrastructure license owner, and the access to Confidential Commercial Information by employees who are not supposed to handle it in the framework of their positions.

19.3D  If the Minister notices that there is a real concern to damage to competition in the Bezeq area or to the public's interest, he may instruct that the provisions of this chapter, in whole or in part, shall apply to an affiliated company to the License Owner that has a license under the Communications Law.

19.4D  If the Minister notices that in a certain incident, circumstances existed which permitted it, and after he was convinced that there would be no damage to competition in the Bezeq area or to the broadcasts or to the public's benefit he may, according to a written request from the License Owner, permit by way of a written approval, reservations to the obligation for structural separation set forth in this section or according thereto, and he may determine conditions for it.

19E.     Application of shared frequencies by means of the Joint Corporation and in accordance with the Cooperation Agreement”:

(1)       In this section:

“Cooperation Agreement” – A Cooperation Agreement for the Generation  4 Network and on between Cellcom Israel Ltd. (hereinafter: “Cellcom”), Electra Consumer Products (1970) Ltd. (hereinafter: “Electra”) and Marathon 018 xPhone Ltd. (hereinafter: “xPhone”) of February 22, 2017, which was authorized on March 21, 2017 (hereinafter: “the Generation 4 Cooperation Agreement”), and in addition a Cooperation and Usage Agreement of the Generation 3 Network between  Cellcom and Electra of January 2, 2017, which was authorized on March 16, 2017 (hereinafter: “the Generation 3 Cooperation Agreement”);

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“Joint Network” – A joint access network by virtue of the Cooperation Agreement as it is defined herein in this Section;

“The Generation 4 Network Joint Corporation” – A Joint Corporation that was set up in accordance with the Generation 4 Cooperation Agreement;

“Generation 3 Network Joint Corporation” – A Joint Corporation that was set up in accordance with the Generation 3 Cooperation Agreement;

(2)       Up to the date January 14, 2018 – the License Holder shall complete the establishment of the Generation 4 Network Joint Corporation and shall submit an Application for a Special License for the Generation 4 Network Joint Corporation, in accordance with the Telecommunications Regulations (Bezeq and Broadcasting) (Application Details for a Special License), 5764-2004.

 Up to the date February 15, 2018 – the License Holder shall complete the establishment of the Generation 3 Network Joint Corporation and shall submit an Application for a Special License for the Generation 3 Network Joint Corporation, in accordance with the Telecommunications Regulations (Bezeq and Broadcasting) (Application Details for a Special License) 5764-2004. In addition, the License Holder shall fill the various positions in the Generation 4 Network Joint Corporation and in the Generation 3 Network Joint Corporation, as determined in Section 13 of the Generation 4 Cooperation Agreement and Section 23 of the Generation 3 Cooperation Agreement.

(3)       The License Holder will connect and operate the joint network sites in accordance with that which is stated herein below:

(a)       Up to the date March 31, 2018 – Full connection and operation of all of the Joint Network sites, for the License Holder and xPhone;

(b)       Up to the date April 30, 2018 – The connection and operation of at least half (50%) of all the sites of the Joint Network for the License Holder and Golan Telecom Ltd.;

(c)       Up to the date July 31, 2018 – The connection and operation of all the sites of the Joint Network for the License Holder and Golan Telecom Ltd.

(4)

(a)       The License Holder may not deviate from the timetable specified in sub-sections (2) and (3) above, unless the Director  has authorized this for him, and provided that the License Holder contacted the Director in writing for the purpose of obtaining his immediate authorization after he found that difficulties arose, which preclude him from meeting the said deadlines.

(b)      The Director may authorize the License Holder’s request to deviate from the timetable, in full or in part, and stipulate conditions for the authorization thereof, and this, solely if the Director found, to his satisfaction, that the License Holder did everything in a reasonable manner under the circumstances of the matter to meet the deadlines.

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(5)       Until the date of completion of the connection and operation of all the sites of the Joint Network as specified above, the License Holder shall transmit on the first day of every month the data specified herein below to the director of the Supervisory Administration in the Ministry:

(a)       The total of all the traffic of the License Holder in all the technologies divided in accordance with: Generation 2, Generation 3, and Generation 4; the total traffic including the volumes of information traffic of all subscribers;

(b)       The percentage of traffic of the License Holder in the Joint Network out of the total traffic of the License Holder as specified in sub-section (a);

(c)       The percentage of traffic of the License Holder that was implemented by way of intra-country migration out of the total traffic of the License Holder as specified in sub-section (a);

(d)       The number of radio sites of the License Holder that were connected and operated within the framework of the Joint Network.

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Part B: Means of Control – Changes and Limitations

20.      Void

21.      Transfer of Means of Control

There will be no transfer, directly or indirectly, of ten percent or more of any means of control in the Licensee, whether all at once or in parts, unless this received the Minister's prior consent.

21.2   There will be no kind of transfer of any means of control in the Licensee, or a part of said means of control, so that as a result of the transfer, control in the Licensee is transferred from one person to another, unless this was given the Minister's prior consent.

21.3    There will be no acquisition of control, directly or indirectly, in the Licensee, and there will be no acquisition, directly or indirectly, by a person himself or together with his relative or with another person, who operate with him regularly of 10% or more of any means of control in the Licensee, whether all at once or in parts, without the prior consent of the Minister.

21.4    Subject to the foregoing in this section, there will be no transfer, directly or indirectly, of means of control, so that the share of a cellular system operator in the Licensee drops below 25% of the voting rights in the general meeting and of the right to appoint a director or general manager, except after 5 years have elapsed since the date of the granting of the license. If 5 years have elapsed since the date of the granting of the license, the cellular system operator's share can go below 25% to the point of selling all the means of control in its possession to another, all subject to the Minister's approval for the very reduction of the cellular system operator's share in the means of control in the Licensee and also regarding the purchaser.

21.5    Notwithstanding that stated in sections 21.1 and 21.3, if traded means of control in the Licensee, not entailing the transfer of control in the Licensee, have been transferred or acquired at a rate requiring approval under sections 21.1 or 21.3, without the Minister’s approval having been requested, the Licensee shall report this to the Minister, in writing, and shall submit to the Minister an application for approval of the transfer or the acquisition, all within 21 days from when the Licensee learned of this fact, provided the Minister gave his prior written approval to the holding per se of the issue or the sale of the securities to the public. In this regard, “traded means of control” – means of control, including deposit certificates, Global or American Depository Shares (GDRs or ADRs), or similar certificates, in respect of securities listed on the stock exchange in Israel and/or abroad, in a non-hostile country, or means of control offered to the public pursuant to a prospectus and held by the public, in Israel and/or abroad, in a non-hostile country.

21.6    Entry into an underwriting agreement in connection with an issue or sale of securities to the public, and listing on a stock exchange in Israel or abroad, in a non-hostile country, or the deposit of securities, including deposit certificates, Global or American Depository Shares (GDRs or ADRs), or similar certificates, in respect of securities, or the registration thereof with a nominee company and/or agent, shall not in themselves be deemed as the transfer of means of control in the Licensee.

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21.7     (A)       Irregular holdings shall be registered in the members register (shareholders register) at the Licensee, noting the fact of their irregularity, immediately when the Licensee learns of this fact, and a notice concerning the registration shall be delivered by the Licensee to the owner of the irregular holdings and to the Minister. In this regard, “irregular holdings” – the holding of traded means of control without the Minister’s agreement as required under section 21 or in contravention of the provisions of section 23, and the entire holdings of a holder of traded means of control who acted contrary to the provisions of section 24; the aforesaid for as long as the Minister’s agreement is required and was not given under section 21 of the license or circumstances exist involving the contravention of the provisions of sections 23 or 24 of the license.

            (B)        Irregular holdings registered as stated in section 21.7(A), shall not confer any rights on the holder, and shall be “dormant shares” as defined in section 308 of the Companies Law, 1999, except for purposes of receiving a dividend or other distribution to the shareholders (including the right to participate in an issue of rights which are calculated on the basis of holdings in means of control in the Licensee, except that holdings added as stated shall also be deemed as irregular holdings), therefore no act or contention of exercise of a right by virtue of irregular holdings shall be valid, except for purposes of receiving a dividend or other distribution as stated.

            (C)        Irregular holdings shall not confer voting rights in the general meeting. A shareholder participating in a vote in the shareholders meeting shall notify the Licensee prior to the vote, or where the vote is by means of a voting instrument – on the voting instrument, whether or not its holdings in the Licensee or its vote require approval under sections 21 or 23 of the License. If the shareholders did not give a notice as stated, it shall not vote and its vote shall not be counted.

            (D)        A director may not be appointed to the Licensee, elected or dismissed by virtue of irregular holdings. If a director was appointed, elected or dismissed as stated, such appointment, election or dismissal, as the case may be, shall not be valid.

            (E)        The provisions of sections 21.7 and 21.9 shall be included in the articles of the Licensee, mutatis mutandis.

21.8     For as long as the Licensee’s articles prescribe as stated in section 21.7 and the Licensee acts in accordance with that stated in sections 21.5 and 21.7, for as long as the holdings of founding shareholders or their substitutes are not reduced to less than 50% of each of the means of control in the Licensee, and for as long as the Licensee’s articles prescribe that a majority of the voting power in the shareholders general meeting may appoint all the directors in the Licensee, excluding outside directors in accordance with any relevant statutory requirement or stock exchange directive, irregular holdings shall not in themselves be cause for the cancellation of the license.

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For purposes of this section, “founding shareholders or their substitutes” – Discount Investment Corporation Ltd., DEC Communications and Technology Ltd. and PEC Israel Economic Corporation, or any other body to which any of those enumerated above transferred, with the Minister’s approval, means of control, provided the Minister confirmed in writing that the transferee body shall be deemed in this regard as the substitute of the founding shareholder beginning from the date to be determined by the Minister unless the License Holder received an instruction pursuant to section 13 of the Law as detailed in section 22A, and including anyone who is an “Israeli entity” as defined in clause 22.2A, who acquired a means of control from the Licensee and received the Minister’s approval for being deemed a founding shareholder of its substitute starting from the date that was determined by the Minister. The grant of approval under this section shall not exempt the Licensee from the duty of receiving the Minister’s approval for every transfer of means of control in the Licensee that requires approval under any other section of the license.

21.9     The provisions of sections 21.5 and 21.8 shall not apply to founding shareholders or their substitutes.

22.       Encumbrance of Means of Control

A shareholder of the Licensee company or a shareholder of an interested party therein may not encumber his shares in such manner so that exercise of the encumbrance results in a change in ownership of 10% or more of any means of control in the Licensee, unless the encumbrance agreement contains a limitation by which the encumbrance may not be exercised without the prior consent of the Minister.

22A.    Israeli Nationality and Holdings of Founding Shareholders or Their Substitutes

22A.1  The total holdings of “founding shareholders or their substitutes” as defined in section 21.8 (including anyone being an “Israeli entity” as defined in section 22.2A below, who acquired means of control from the Licensee and received the Minister’s approval for being deemed a founding shareholder or a substitute thereof as from the date determined by the Minister), who are mutually bound by an agreement for the fulfillment of the provisions of section 22A of the license (in this section, all of the above will be deemed: “founding shareholders or their substitutes”), cumulatively, may not be less than 26% of each of the means of control in the Licensee.

22A.2  (1) The total holdings of “Israeli Entities”, one or more, who are listed with the founding shareholders or their alternates thereof, out of the total holdings of founding shareholders or their alternates thereof, as stated in section 22A.1 above, shall be at any time no less than five percent (5%) of the total issued share capital and of each of the means of control in the license holderb. For this purpose, the Licensee’s issued share capital will be calculated less the number of “dormant shares” held by the Licensee.

b The commencement of section 2 shall be on 8 Av 5777 (July 31, 2017) (hereinafter – “The Date of Commencement”). During the period from the date of signature of the amendment of this license and until the Date of Commencement, in section 2.22A, in place of “shall be at any time no less than 20% of the  total issued share capital and of each of the means of control in the license holder. On this matter the issued share capital of the license holder shall be calculated, with the deduction of the number of dormant shares held by the license holder” it shall be deemed as if it states “shall be at a rate of 0% subject to the fulfillment of all the conditions specified in Appendix XVII of the License.

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In this section –

“Israeli entity” – With respect to an individual – anyone who is a citizen and resident of Israel; with respect to a corporation – the corporation was incorporated in Israel, and an individual who is a citizen and resident of Israel controls it, directly or indirectly, provided indirect control is solely through a corporation incorporated in Israel, one or more. However, for purposes of indirect holding, the Prime Minister and the Minister of Communications may approve holding through a corporation that was not incorporated in Israel, provided such corporation does not hold shares in the Licensee directly, where they are satisfied that this will not be detrimental to the purposes of this section. In this regard, “Israeli citizen” – as defined in the Citizenship Law 1952; “resident” – as defined in the Population Registry Law 1965; “dormant share” – as defined in section 308 of the Companies Law 1999.

(2) Section (1) shall not apply if the Company received an instruction pursuant to section 13 of the Law, at the request of the General Security Service, and the General Security Service approved it includes substitute instructions for the provisions of section (1).

22A.3    At least one tenth (10%) of the members of the Board of Directors of the license holder shall be appointed by the Israeli Entities, as aforesaid in section 22A.2. Notwithstanding the aforesaid, on this matter – if the Board of Directors of a license holder shall appoint up to 14 members – at least one director shall be appointed by the Israeli Entities, as aforesaid in section 22A.2; if the Board of Directors of the license holder shall appoint from 15 to 24 members – at least two directors shall be appointed by the Israeli Entities, as aforesaid in section 22.2A above, and so on. This section shall not apply if the Company received an instruction pursuant to section 13 of the Law, as detailed in section 22A(2).

22A.4    The Licensee’s board of directors will appoint from among its members having a security classification and security clearance as will be determined by the General Security Service (hereinafter – “classified directors”), a committee called the “Committee for Security Matters.”

At least four directors will serve on the Committee for Security Matters, among them at least one outside director. Matters pertaining to security will be considered, subject to that stated in clause 22A.5 below, solely in the framework of the Committee for Security Matters.

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            A resolution that was adopted or an action that was performed by the Committee for Security Matters, will be deemed the same as a resolution adopted or action performed by the Company’s board of directors, and it will be considered by the board of directly only if this is required under section 22A.5 below and subject to that stated in section 22A.5 below. In this clause, “security matters” – as defined in the Telecommunications Order (Designation of an Essential Service Provided by Bezeq Israeli Telecommunications Company Ltd.) 1997.

22A.5  Security matters which the Licensee’s board of directors or Audit Committee are required to consider according to the cogent provisions in the Companies Law 1999 or according to cogent provisions of any other law applying to the Licensee, will be considered, insofar as necessary, by the board of directors or by the Audit Committee, with the participation of classified directors only. Non-classified directors may not participate in such meetings of the board of directors or the Audit Committee and may not receive information or inspect documents pertaining to the security matters considered in the meeting. The quorum in every such meeting will consist of classified directors only.

The Licensee will specify in its articles that an officer who by virtue of his position and by virtue of the provisions of the law or the articles should have received information or participated in meetings on security matters, and is prevented from doing so by reason of the provision of clause 22A.5, will be exempt from liability for breach of the duty of care towards the Licensee, if the duty of care was breached due to non-participation in a meeting or non-receipt of information.

22A.6    The general meeting may not assume, delegate, transfer or exercise powers that are vested in another organ of the Company, in security matters.

22A.7  (A)        The Minister will appoint an observer at meetings of the Company’s board of directors and committees, having a security classification and security clearance as will be determined by the General Security Service.

            (B)        The observer will be a government employee qualifying as a director under Chapter C of the Government Companies Law 1975.

            (C)        In addition, and without derogating from any duty imposed on him by law, the observer will owe the Licensee a duty of confidentiality, except as required for the fulfillment of his function as an observer. The observer may not serve as an observer or in any other position on behalf of any other entity engaging in the provision of communication services and competing directly with the Licensee, and he will avoid any conflict of interest between his function as an observer and the Licensee, except a conflict of interest stemming from his being a government employee filling the function of an observer at the Licensee. The observer will commit towards the Licensee not to serve as an observer or officer and not to hold any position or be employed, directly or indirectly, at any entity competing directly with the Licensee or being in a conflict of interest with it, except for a conflict of interest stemming, as stated, from his being a government employee filling the function of an observer at the Licensee, throughout his tenure as observer at the Licensee and during eighteen (18) after the end of such tenure.

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                         In any case of differences of opinion as to the observer being in a conflict of interest, the Attorney General or someone on his behalf will decide in the matter.

(D)       An invitation to meetings of the board of directors and its committees, including the Committee for Security Matters, will be delivered to the observer as well, who may participate as an observer at any meeting as stated.

(E)      The observer’s right to receive information from the Licensee will be the same as a director’s right. If the Licensee is of the opinion that certain information in the nature of sensitive business information is not required by the observer for the fulfillment of his function, the Licensee may withhold delivery of such information to the observer, notifying him in this regard. If the observer is of the opinion that he should receive that information, the matter will be referred to the decision of the head of the General Security Services.

(F)       If the observer saw that the Licensee adopted or is about to adopt a resolution on security matters contrary to any provision of the license, contract to section 13 of the Law or contrary to section 11 of the General Security Services Law 2002, it will notify the Licensee without any delay, in writing, such notice to be delivered to the chairman of the board of directors and to the chairman of the Committee for Security Matters, and to set a proper time in the circumstances of the case for remedying the breach or modifying the resolution, should this be possible.

Part C: Cross-Ownership and Conflict of Interest

23.       Prohibition on Cross-Ownership

23.1     The Licensee, an officer therein or whoever holds more than 5% of any means of control in the Licensee, will not hold, directly or indirectly, more than one percent (5%) of the means of control in Bezeq, A16) another cellular system operator. Regarding this matter, "holding" – includes the holding as an agent.

23.2     Notwithstanding that stated in Section 23.1, an interested party in the Licensee that is a mutual fund, insurance company, investment company or a pension fund, may hold up to 5% of the means of control in Bezeq, another cellular system operator A16), provided all the following are fulfilled:

It is not a controlling shareholder and does not exert, directly or indirectly, any control in Bezeq or A16) another cellular system operator;

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It has no representative or person in charge on its behalf among Bezeq's or the other cellular system operator's officers, unless required to do so by law.

23.3     Pursuant to a written request, the Minister may allow an interested party in the Licensee, as stated in Section 23.2, to hold up to 10% of the means of control in Bezeq, A16) another cellular system operator, when the terms stated in Section 23.2(A) and (B) are fulfilled, if he saw, to his satisfaction, that such a holding will not harm competition.

24.       Prohibition on a Conflict of Interest

24.1     The Licensee, an officer therein or an interested party in the Licensee company will not be a party to any agreement, arrangement or understanding with Bezeq, A16) another cellular system operator, meant or liable to reduce competition or harm it in all pertaining to cellular system services, cellphone network end-equipment and other services provided via the cellular system.

24.2     Without derogating from the aforementioned in Clause 24.1, the License Owner shall reach a cooperation agreement as stated in Clause 19.1B

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Chapter D: Setup and Operation of Cellular system

Part A: Setting Up the System

25.       Definition

            In this part –

            "Milestones" – Stages in the setup of the cellular system, according to the timetable detailed in the engineering plan – Addendum B to the license.

26.       Setup according to Plans and Specifications

26.1     In all pertaining to the setup and operation of the cellular system (in this section – network), including the technical quality of its various components, as well as the network's structure and manner of setup, the Licensee will comply with the terms and provisions in the engineering plan.

The Licensee will follow all the specifications of the Ministry of Communications and the network-related standards prescribed by standardization organizations in Israel and around the world, as well as other international organizations, in the telecommunications and wireless field as well as in any other field pertaining to the setup and operation of the network.

The Licensee may discontinue the operation of a cellular system that has become technologically obsolete, after received the Director's approval in that regard and subject to conditions to be set in the LicenseA63.

26.A    Cancelled

26B Obligation to Provide Service

26.1B  If the License Owner has not begun providing Generation 4 Services within 12 months from the determining date, as stated in Clause 2.1(b)(2)(a) to Appendix E, the frequencies allotment that it provided for the provision of this service shall expire, and the license fees paid due to the award of the Generation 4 Tender shall not be returned.

The expiration of the frequencies allotment as stated shall be considered a change of the Cooperation Agreement or change of the Usage Agreement, as applicable.

26.2B    If the license holder has not commenced providing 5G service within 18 months from the determining date, as stated in clauses 1.2(b)(3)((a)) and 1.2 (b)(4)((a)) of Appendix E, the allocation of frequencies which it received as a result of the 5G tender shall expire and the obligation to pay 5G license fees shall remain unchanged;

A63 Amendment No. 63 - Mistake in the original language

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Expiry of allocation of the frequencies as aforesaid shall be deemed to be a change of cooperation agreement or change of usage agreement, as the case may be.

26C Obligation to provide service on frequencies allocated in the 5G tender

If the license holder has not commenced providing service on 700 MHz frequencies and 2,600 MHz frequencies within 12 months, and on 3,500-3,800 MHz frequencies within 18 months from the date of allocation of the frequencies, the allocation of the relevant frequency bands which it received under the 5G tender and on which it has not commenced providing the service shall expire, and the obligation to pay 5G license fees shall remain unchanged;

27.       Execution Stages and Timetable

The setup rate of the cellular system, the setup milestones, the commencement date for providing the service in the various regions in Israel, will be in accordance with the timetable set in the engineering plan – Addendum B to the license.

27.2    The Licensee may not deviate from the timetable unless authorized to do so by the Director, provided the Licensee applies in writing to the Director to receive his permission immediately after realizing that difficulties have arisen that prevent it from meeting the original timetable.

A delay in signing agreements with a third party or obtaining approval from the planning and construction authorities will be deemed a reasonable reason for obtaining the Director's permission for deviating from the timetable, only if the Director realizes to his satisfaction that the Licensee has done its reasonable utmost in the circumstances of the matter, to come to an agreement with a third party or to receive approval from the planning and construction authorities.

27.3     The Director may approve the Licensee's request to deviate from the timetable, in whole or in part, and to stipulate conditions for its approval. The Director may also approve deviation regarding a specific milestone, provided the Licensee undertakes to catch up with the planned setup rate in the succeeding milestones.

28.       Modification of Plans during Setup

28.1     The Licensee may not deviate from the engineering plan unless it has been authorized to do so by the Director under the provisions of this section. However, the placement of a Cellular Radio  Center in a different site from that set in the engineering plan will not be deemed a deviation, if done within the search region. As regards this section, a "search region" denotes a territory defined in the engineering plan in which a Cellular Radio center is planned to be set up, at a specific site within the territory, and regarding which it has been stated in the engineering plan that it might be necessary to place the center in another site found in the territory.

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28.2     If in the course of setting up the cellular system, the Licensee realizes that it has become necessary to deviate or depart from the engineering plan, the Licensee must apply in writing to the Director to obtain his approval for the plan. In its application, the Licensee must describe the essence and nature of the requested modification and the reasons therefor. The Licensee must attach the amended plan it proposes, to the application.

The Director may reject or approve the request, in whole or in part, and may also stipulate conditions for its approval, insofar as these are needed for the rigorous assurance of the network's quality and performance level. The Director will make a decision in the matter of the request and notify the Licensee of his decision, all within a reasonable amount of time.

29.       Utilization and Construction of Infrastructures

For the purpose of setting up and operating the cellular network, the Licensee may, subject to any law, set up, maintain and operate cable or wireless transmission arteries, provided such transmission arteries will be used solely for the following:

Connection between the Cellular Radio Centers forming part of the Licensee's cellular system;

Connection between the Licensee's Cellular Radio Centers and its cellular exchanges;

Connection between all the cellular exchanges;

Connection between the Licensee's cellular exchanges and a public telecommunications system, or another cellular operator's cellular networkA16), or other systems operating lawfully.

Connection between the mobile telephony communications system component exclusively owned by the License Owner and the joint mobile telephony communications system component.

29.2     For the purpose of the connection described in Section 29.1, the Licensee may use also the cable or wireless transmission arteries of Bezeq or of another licensee or concessionaire lawfully authorized to provide aforesaid infrastructure services.

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29.3     To remove any doubt, it is hereby clarified that use of the transmission arteries to be set up by the Licensee is solely for operating the cellular system as stated in Section 29.1, unless the Minister permitted the Licensee in the license to make other use thereof, in accordance with the terms he laid down.

30.A16)            Obligation of Interconnection

30.1     The Licensee will act to effect interconnection of the network with every other public telecommunications network, operating in the territory subject to the law, jurisdiction and governance of the State of Israel (including settlements, military sites and military installations in Judah, Samaria and Gaza Strip), including with every public landline telecommunications network, international telecommunications network and cellular network of another cellular operator.

30.2     The interconnection between the network and another licensee's public telecommunications network will be effected in such manner as to enable the following:

            (A)        Relay of telecommunication messages between end-equipment connected to the network and end-equipment connected to the other public telecommunications network;

Proper, regular provision of services by the Licensee to the other licensee's subscribers, and the provision of services by the other licensee to the Licensee's subscribers.

30.3     Interconnection may be effected either directly or indirectly, via a public telecommunications network of another general license holder, provided it enables that stated in Section 30.2.

30.4     As regards the interconnection between the network and public landline telecommunications network, the Licensee will act to set up interface points between the two networks, for each type of service (infrastructure, data transmission and communication, telephony), with at least three transition switches, unless the Director has decided otherwise at the written request of the Licensee. Setup of the interface points will be done under an agreement between the Licensee and the domestic operator licensee. Such an agreement will include, inter alia, the technical, operational and business details of the connection, the number of connections and their location.

30.5     As regards the interconnection between the network and an international telecommunications network, the Licensee will act in compliance with the provisions of Addendum J to the license.

30A.A16)          Rules Concerning the Implementation of Interconnection

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            The Licensee will act to implement interconnection in accordance with all the following:

(A)      The Licensee will verify that the network's technical and operational standards comply wit the requirements for linkup with the public telecommunications network of the domestic operators, the other cellphone operators, and the international operators (hereinafter – other operator), that the network's activities will mesh properly with the activities of the other operator's public telecommunications network, and that the interconnection will not adversely affect the proper functioning of these networks and the normal service to their subscribers;

(B)       The Licensee will provide the interconnection service under equal conditions for every other operator and avoid any discrimination in actuating the interconnection, including with regard to the following:

Supply of infrastructure facilities and network linkup services;

Availability of linkup facilities;

Linkup method, quality and survival;

Alterations and adaptations in the switching in the facilities, in the protocols and at the network interface points;

Payments for interconnection;

Debiting and collection arrangements, and the transfer of information regarding subscribers;

Commercial terms for effecting interconnection;

Submission of information regarding the network and alteration therein relating to interconnection;

(C)       The Licensee will place at the disposal of the other operator any essential information the other operator needs for providing its services via the Licensee's facilities. Said information will be given subject to any law concerning the protection of privacy or commercial confidentiality. In the event the parties fail to reach an agreement regarding the nature and scope of the essential information, the Minister will decide in the matter;

(D)     The Licensee will give the other operator information regarding alterations planned in its network, which may affect the interconnection with the other operator's public telecommunications' network, or the interconnection between the public telecommunications networks of the other operators. The Licensee will provide the aforesaid information in such manner as to enable the other operator to prepare reasonably for the implementation of said alterations;

(E)       As regards Subsections (C) and (D), the Licensee may stipulate the provision of information to the other operator on signing a reasonable privacy protection agreement, intended to safeguard the Licensee's rights under any law, including trade secrets, intellectual property rights and the like, pertaining to information regarding modification of the network meant to be given to the other operator;

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(F)       The terms in respect of interconnection between the network and the other operator's public telecommunications network will be formalized in an agreement between the Licensee and the other operator. If the parties fail to reach an agreement, the Minister will decide in the matter.

(G)      (1)       The Licensee will allow its subscribers to receive all the services offered to them by another operator, The Licensee may also allow another operator's subscribers to receive services from the Licensee, provided that said receipt of services is possible under any law.

            (2)         The Director may order the Licensee to allow the other operator's subscribers to receive services provided by the Licensee, provided that such receipt of services is possible technically and under any law.

            (3)         Notwithstanding that stated in Subsection (1), the Director may, at the written request of the Licensee, exempt the Licensee from the obligation of allowing its subscribers the possibility of receiving services from another operator, for technical, economic reasons or for other justified reasons.

(H)       The Licensee will forward to the Director a signed copy of every agreement between it and the other operator concerning interconnection;

(I)        The Licensee will forward to the Director on demand, any information given to the other operator under Subsections (C) and (D), as well as a copy of every confidentiality agreement under Subsection (E);

(J)        The Licensee will act in compliance with additional provisions the Minister will prescribe.

30B.A16)          Payment for Traffic Completion and Interconnection

In the event the Minister did not determine payment for interconnection or payment deriving from interconnection, the Licensee may demand in respect thereof reasonable and non-discriminatory payment.

30C.A16)          Prohibition on Delaying Interconnection

The Minister will give the Licensee a reasonable opportunity to voice his position in all pertaining to the Minister's intention to order it regarding the manner of effecting interconnection and its scope, regarding the actions, services and arrangements incidental to effecting interconnection, and regarding payments in respect of interconnection. Once the Minister has instructed the Licensee on said matters, the Licensee will not delay in any way interconnection with the network, and will fulfill its obligations in accordance with the Minister's provisions, properly and in good faith, on the date set therefor and with full cooperation.

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30D.A16)          Providing the Possibility of Utilization

30.1D  The Minister may order the Licensee to provide the possibility of utilizing its telecommunications facility, by virtue of his authority under Section 5 of the Law.

30.2D  The Licensee will enable another licensee, by the Minister's order, to provide value added services via the Licensee's network. The Licensee will ensure reasonable and equal terms for any other licensee, in all pertaining to the provision of value added services by the latter to the Licensee's subscribers.

30.3D  As regards providing the possibility of utilization, the provisions of Sections 30A to 30C will apply, mutatis mutandis.

30E.A16)          Infrastructure Services for an Interested Company

30.1E  The Licensee will not give preference, in providing infrastructure services, to a licensee that is an interested company over another licensee, whether in payment for the service, in service conditions, in service availability or in any other way.

30.2E  (A)      Pursuant to a written request from the Licensee, the Director may permit the Licensee limitations on the provisions of Section 30.1E, in all pertaining to another licensee or a broadcasting licensee that is an interested company, provided the following conditions are fulfilled:

(1)          The other licensee or the concessionaire is not a material operator:

(2)          The Director is of the opinion that giving such permission does not materially harm competition in the field of telecommunications.

As regards the limitations stated in Subsection (A), these may allow the Licensee to offer an interested company the use of its telecommunications facilities under preferred conditions, and these may be limited in time or by another condition.

When considering a permit under this section, the Director will take into account the existence of a valid agreement, which was signed prior to Amendment No. 16 to this license, between the Licensee and the interested company, concerning, inter alia, the restriction of the permit in time or by other conditions.

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30.3E In this section – "interested company," "subsidiary," and "material operator" – as these terms are defined in the Telecommunications Regulations (Procedures and Conditions for Obtaining a General License for Providing Domestic Landline Telecommunications Services), 2000.

30F.A16)          Numbering Program

30.1F   The Licensee will act in accordance with the numbering program, and in compliance with the Director's provisions regarding the activation and implementation of the numbering program.

30.2F  The Director ordered the activation of number portability, so that every subscriber of another cellular system licensee will be able to switch over to and be a subscriber of the Licensee or receive services from the Licensee without any change in his telephone number, and vice versa – the Licensee will incorporate into its public telecommunications network devices enabling the application of this property, on the date and using the method laid down in the Director's provision.

30G.A105) Allocating Addresses in IPv6 Protocol

30G.1  The License Holder will adjust the network and its components so that they completely support the IPv6 Protocol to allow the subscribers access to the internet service in IPv6 Protocol from any end equipment supporting the IPv6 Protocol, and will act to train the necessary manpower to support the IPv6 Protocol, and this within 15 months of the day the License Amendment is signed.

30G.2  The License Holder will allot IP addresses in the IPv6 Protocol to each new subscriber or existing subscriber requesting an address in the IPv6 Protocol and having the end equipment supporting the IPv6 Protocol.

30G.3  The License Holder will transfer existing and new subscribers having end equipment supporting the IPv6 Protocol to the IPv6 Protocol addresses of its initiative.  Transferring the existing and new subscribers to the IPv6 Protocol addresses will be done pursuant to the following milestones:

            a.          Within 24 months of signing the License Amendment, the License Holder will transfer, of its initiative, 100% of its existing and new subscribers to the IPv6 Protocolc.

30G.4  The License Holder will update the technology supervision field manager at the Ministry upon carrying out each one of the milestones in Section 30G.3 above.

30G.5  Any end equipment supplied by the License Holder will support the IPv6 Protocol.

30G.6  Transferring from IPv4 to IPv6 can be carried out through the following methods:

            a.          Dual Stack
_______________________
c Except subscribes in possession of private end equipment that does not support the IPv6 Protocol and who decided not to replace it with equipment supporting the protocol, and this provided that the License Holder notifies them of the allotment of the IPv6 address, explained the meaning of the decision not to replace the equipment to them and had them sign a waiver of this allotment.

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b.          Tunneling

c.          Translation

d.          IPv6 Only

30G.7     All the storage servers to which the subscribers have access to and through which service is rendered to the subscribers by the License Holder, including but not limited to the storage servers to the content websites must support the IPv6 Protocol.

30G.8     The support for the IPv6 Protocol will be implemented in all the network components and the lineal and wireless systems of the License Holder relating to rendering browsing services and in all the various apps and services supplied by the License Holder and will include at the very least the following actions / components:

Basic actions and definitions of the IP tier

Access authorizations (RADIUS, AAA)

Addresses definition in accordance with the IPv6 Address architecture

IPSec

Information security tiers

All the IT systems at the License Holder relating to providing access services and apps over the internet.

All the systems, servers, routers, switches and the like on the core networks, aggregation and access relating to rendering access services and apps over the internet.

DNS, DHCP, API

Various routing Protocols

Links between various License Holders over the internet network

Links serving for international connection

Multicasting

Mobility (Mobile IP)

Network Protection (FWd, APFWe, IDSf, IPSg)

d Firewall
e Application Firewall
f Intrusion Detection System
g Intrusion Protection System

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31.       Reports on the Setup Works

31.1     The Licensee will submit to the Director, throughout the cellular system setup period, quarterly reports describing the setup works carried out during the period of each report, according to the milestones and timetables in the engineering plan. As regards this section, "the setup period" denotes 15 months from the date the license was granted or until the date of the completion of the network's setup in full deployment, according to the engineering plan, whichever the earlier. A72In the setup period, this report shall be integrated into the engineering system report, as stated in Section 104.1(e)

31.2     The reports will include a comparison of the plans' execution versus the plan for each report's period, as well as explanations for any deviation or alteration that occurred in the execution compared with the plan.

31.3     Each report will be submitted in triplicate in a format to be instructed by the Director, and will bear a date and be signed by the Licensee or whoever it empowered especially for this purpose.

31.4     The Director may demand that the Licensee prepare special reports, and also that it draw up a new or supplement a report submitted to him.

32.       Handover of Information and Documents

            The Licensee will furnish to the Director, on demand, any information or document regarding the execution of cellular system setup works, at the time, in the format, and in the manner instructed by the Director.

33.       Supervision of Setup Works

33.1    The Director may supervise, by himself or through a designee, the Licensee's actions connected with the execution of the setup works. To this end, the Director may enter at any reasonable time, the Licensee's work sites, cellular system facilities and offices, for the purpose of making measurements, performing inspections and perusing any plan or document pertaining to the execution of the setup works.

33.2     The Licensee will cooperate with the Director in all pertaining to the supervision of the setup works, and without derogating from the generality of the foregoing, will enable him to enter the work site and its facilities, enable the perusal of any document, plan and specification, and provide him with any information he requests.

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34.       Correction of Deficiencies and Defects

34.1    The Director may notify the Licensee in writing about deficiencies, defects and deviations he found in the cellular system setup operations, based on reports submitted by the Licensee, documents and information it furnished him, or based on measurements and inspections he made.

A72 Amendment No. 72 (Inception: This amendment will come into force on the day of signing the Amendment)

In the event the Licensee receives a notice as stated in Section 34.1, it will notify the Director, within fourteen days of the date of receiving the notice, regarding its response to that stated therein and the measures it took or plans to take, in order to correct the deficiencies, defects or deviations.

35.       Safety Precautions and Prevention of Hazards

35.1     The Licensee will execute the setup works, taking adequate safety precautions to prevent personal accidents and property damage, will prevent the causation of nuisances and hazards to the public in the work areas, and if required to do excavations at the spot, will do everything to prevent damages to underground systems, including telecommunications networks, and to this end will make sure to obtain every permit required by any law, including an excavation works permit under Section 53B of the Law.

35.2     Upon completion of the setup works, the Licensee will make sure to clean up the work sites and restore them to their previous condition.

36.       Void.( A2)

37.       Intersections with Electricity and Telecommunications Lines

            In a place where there are electricity lines or electricity facilities prior to the installation of the cellular system, the Licensee is subject to the obligations imposed under the Telecommunications and Electricity Regulations (Convergence and Intersection between Telecommunications Lines and Electricity Lines), 1986.

38.       Discovery of Antiquities and Site Preservation

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38.1     Antiquities, as defined in the Antiquities Law, 1978, which are discovered at a setup work site, are state assets, and the Licensee will take the appropriate precautions to prevent damage thereto.

38.2    The Licensee will notify the director of the antiquities authority regarding the discovery of an antiquity within 15 days of the date of the antiquity's discovery and will follow the instructions of the authority's director in all pertaining to the manner of handling the antiquity.

38.3     In the course of the setup works, the Licensee will avoid, inasmuch as possible, damaging sites of historical or national value, tourist sites and landscape.

38.4    The Licensee will avoid, insofar as possible, damaging buildings and trees found in the places where setup works are being carried out.

39.       Land-Related Powers

39.1    The Minister may, at the Licensee's request, grant it all or some of the powers prescribed in Chapter F of the Law, subject to that stated in Section 39.2.

39.2    The Licensee will specify in its request the sites at which it requires the aforesaid powers, the scope of the required powers and the reasons therefor, including the steps it took to find alternative sites, without having to use the power under Chapter F of the Law.

39.3    In the event the Minister is convinced of the need to grant the Licensee powers under Chapter F of the Law, the Minister will publish his decision in the Reshumot (Official Announcements and Advertisements Gazette).

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Part B: Equipment Checks and Installation Certifications

40.       Cancelled

41.       Cancelled

42.       Performance Testing Program and Its Approval

42.1     The Licensee will furnish the Director, no later than 30 days before giving notice of the completion of installation under Section 43, with an up-to-date, detailed testing program for carrying out the performance check, relating to that part of the Cellular System it wishes to operate (hereinafter – detailed testing program).

42.2     The Licensee will present the detailed testing program to the Director. The Director may demand within 15 days of the aforesaid presentation that the Licensee make changes in the detailed testing program or complete it, if he deems it necessary for the full and accurate execution of the performance check, and the Licensee will carry out the checks according to the Director's request.

43.       Notice of Setup Completion

            Once the Licensee has completed setting up a Switchboard or Cellular Radio Center in some region, so that it is possible to start providing cellular services through it, the Licensee will notify the Director in writing thereof, in the format it was instructed by the Director, along with the results of the detailed check indicating successful installation and operation.

44.       Terms of Fitness and Operation

44.1     Prior to operating the network, the Licensee must meet the requirements and conditions detailed below:

Entering into an Agreement with an Equipment Manufacturer

The Licensee must have agreements in force for the entire operation period planned, with a Cellular System manufacturer, comprising the following:

(1)          Know-how agreement;

(2)          An agreement guaranteeing the supply of parts for the network's equipment for a period of at least 7 years;

(3)          An agreement guaranteeing the supply of technical literature and full documentation of the network's equipment, including updates.

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Lab and Testing Equipment

The Licensee must operate a lab, or have a valid agreement with a competent lab.  The lab should include professional testing equipment for performing the checks and making the repairs on the Cellular System equipment, including mobile testing equipment.

(C)       Parts

The Licensee must maintain and run a spare parts warehouse for Cellular System equipment according to the recommendations of the equipment manufacturers.

(D)       Maintenance System

The Licensee must maintain, on its own or through another, an efficient maintenance system, consisting of maintenance personnel, service vans and communication means, ensuring the proper, ongoing operation of the network and enabling the handling of any malfunction within the response time required under this license, and also enabling, in any case of a serious problem with the Cellular System causing radio interferences, large-scale disconnection of subscribers or posing a safety risk, repair of the malfunction within 4 hours.

Communication Means

Means of communication, such as a walkie-talkie, telephone or cellphone, should be installed in the operation exchanges and centers, as well as in the service and maintenance centers.

44.2     The Licensee must present to the Director, seven days before setting the network in operation for the first time, certifications and documents regarding compliance with the requirements and conditions specified in Section 44.1.  In the event the Director fails to respond within five days of the date of delivery of said documents, the Licensee may operate the Cellular System and connect subscribers thereto. If the Director orders the Licensee, based on the documents' findings, to alter or fix the network, the Licensee must make the required alteration or correction and present a certification of execution to the Director, and if the Director fails to respond within 3 days, the Licensee may operate the system.

Part C: Use of Frequencies

45.       Allocation of FrequenciesA16)

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45.1     The Licensee may operate the Cellular Radio centers of the Cellular System, using the frequency bands allocated for its exclusive use, as detailed below:

A35) 835 to 845 MHz and corresponding range 880 to 890 MHz;

(A1) A35) 1710 to 1712 MHz and corresponding range 1805 to 1807 MHz;

That stated in this subsection in no way derogates from the Authorized Party under the Ordinance 's authority to allocate an alternative frequency band with identical bandwidth for the Licensee's use, instead of the frequency band specified in this subsection.

Starting from February 1, 2002 to January 1, 2004 the following bands will be allocated:

1710 to 1715.4 MHz and corresponding range 1805 to 1810.4 MHz;

1716.6 to 1721.2 MHz and corresponding range 1811.6 to 1816 MHz;

1962 to 1967 MHz and corresponding range 2152 to 2157 MHz;

(C)       Starting from January 1, 2004 the following bands will be allocated:

            1720 to 1730 MHz and corresponding range 1815 to 1825 MHz;

            1960 to 1970 MHz and corresponding range 2150 to 2160 MHz;

            as well as the frequency range 1905 to 1910 MHz.

(C1) A2A26) Starting from April 4, 2004 the following frequency bands will be allocated:

            1715 to 1720 MHz and corresponding range 1810 to 1815 MHz.

(D)      Notwithstanding the foregoing, in the event the Licensee asks to postpone the usage commencement date for the frequencies specified in subsections (B) and (C), or a part thereof, to a later date, the Authorized Party under the Ordinance may suspend the allocation of frequencies to a date he decides on.

45.2     The Licensee may select a narrower frequency band than that stated above in the framework of the frequency bands specified in Section 45.1.

45.3     A license holder may operate the cellular radio centers of the cellular system by use of additional frequency bands, if they are allocated to it by the authorized party under Chapter 5 of the Ordinance, in accordance with the rules and restrictions prescribed.

45.4    The authorized party under Chapter 5 of the Ordinance may, after the passage of four (4) years from the date of allocation of a frequency, reduce, without compensation or payment, the range of frequencies on which the license holder is permitted to operate its radio centers as stated in clause 45.1, if he is convinced that such reduction will lead to more efficient utilization of the spectrum of frequencies in Israel, taking into account the degree of utilization of the frequencies by the license holder, the number of its subscribers and the average traffic per subscriber compared with the number of subscribers and average traffic per subscriber of other cellular systems. Such a decision shall only be given after the license holder has been given an opportunity to raise its arguments.

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45.5     The authorized party under Chapter 5 of the Ordinance may restrict the license holder in operating particular frequencies in limited geographical regions and/or to operating some of the frequencies concurrently with operators of additional services and in conjunction with them, in accordance with the instructions of the authorized party under Chapter 5 of the Ordinance, all as he shall prescribe.

46.       Restriction on Use of Frequencies

46.1     The Licensee will make use of the frequencies allocated to it as stated in Section 45 only for providing the services under this license.

46.2      Without derogating from the aforementioned in Clauses 45 and 46.1, and in accordance with the terms of the allotment provided to the other mobile telephony communications license owner, the License Owner may make use of the frequencies allotted to the other mobile telephony communications license owner in addition to the aforementioned in Clause 45, provided that the frequencies serve as cellular radio centers of the License Owner through the cellular radio infrastructure license owner that provides it with its services.

47.       Prevention of Interferences

47.1     The license holder shall establish the cellular system and shall operate it in such a manner that all its parts shall not radiate non-ionizing radiation in the direction of people and the environment at a power density higher than permitted under a permit given according to the Non-Ionizing Radiation Law, 5766-2006 and the regulations under it. The license holder shall do everything necessary to obtain appropriate permits for establishment and operation from the Radiation Supervisor at the Ministry of Environmental Protection (hereinafter – the Supervisor). In this regard the license holder shall act, inter alia, as follows:

(a)        It shall act in accordance with the Supervisor's instructions and shall carry out his directions.

(b)       Before establishing any site, it shall submit an exposure level assessment report to the Supervisor. The site shall only be established after receipt of an appropriate permit from the Supervisor. After operation of the site the license holder shall carry out measurements in accordance with the Supervisor's directions. A site which does not comply with the Supervisor's requirements shall not be operated.

47.2     The Licensee will coordinate the use of the frequencies with the Director, who will base his directives, inter alia, on the program derived from the preparation for a national emergency crisis.

47.3    At the demand of the Director and the authorized party under Chapter 5 of the Ordinance and in the defined format, the license holder shall submit to the Director or the authorized party, as the case may be, a detailed and up-to-date plan of the cellular radio centers, of the radio arteries and of the expected use of the frequencies. At the demand of the Director and in the defined format, the license holder shall report on actual implementation of the plan within seven (7) work days from the date of the Director's demand. At the demand of the Director and in the defined format, the license holder shall submit an up-to-date report to the Director about such operation and use. In addition, the Director may require the license holder, for reasons which shall be stated, to submit to him, within four (4) work days, an up-to-date report about operation of cellular radio centers, radio arteries and use of frequencies, as aforesaid.

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47.4    The license holder shall establish the cellular system and shall operate it in a manner which prevents disturbances to other telecommunications and wireless systems operating lawfully, including in a manner which complies with the restrictions and conditions concerning the radio frequencies which the authorized party has determined under Chapter 5 of the Ordinance, or as he shall alter them from time to time, and including those specified in Appendix U to the license. Before operation of any cellular center the license holder shall perform tests and measurements in order to prevent electromagnetic interferences. If found that electromagnetic interferences can be expected or interferences have been detected during operation, the Licensee will act to find a solution that will prevent these interferences and also prevent their recurrence, and in the absence of a solution it will turn in writing to the Director or to anyone appointed for this purpose on its behalf, in order to find a reasonable solution in this regard. The Director may demand that each of the parties make changes in the operation of the equipment or in the use of the frequencies or that they stop broadcasting over certain frequencies, throughout the country or in a certain region.

47.5     The granting of this license, including the approval of the engineering plan, in no way provides protection against harmonies from other radiants operating lawfully, or other radiants operating outside state territory; however, the Director must make every reasonable effort to find an appropriate solution providing the necessary protection.

48.       Preparing to ensure continuity of operations in emergencies

48.1 The License Holder will appoint a functionary (including a first deputy and a second deputy) who will be responsible in emergencies for maintaining contact with the Ministry.
48.2 The License Holder will be prepared to ensure continuity of operations in emergencies, as specified in Annex D – “Preparing to Ensure Continuity of Operations in Emergencies”.
48.3 The license holder shall be prepared for cyber protection management in accordance with the provisions of Appendix D1 – "Preparation for cyber protection management"."

Part D: Inspections and MaintenanceA43)

49.       Definitions

           "Periodical inspection" – An inspection of the network or any part thereof performed according to the license's provisions, at fixed time intervals and at least once every half year;

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            "Special inspection" – An inspection of the network or any part thereof performed due to a maintenance action or repair, following electromagnetic interferences, a malfunction, clarification of a complaint, a technological modification, an alteration in the engineering plan or the like;

            "Regular inspection" – An inspection of the network or any part thereof, done on a regular, ongoing basis.

50.       Performance of Inspections

50.1     The Licensee will carry out periodical inspections on the Cellular System and will submit the results of the inspection, at the Director’s request, within 30 days of the day of the request.

50.2     The Licensee will set up and operate a control system for continual monitoring of the performance and functionality of the network, and will perform, on an ongoing basis,    regular inspections of the network or any part thereof, as necessary.

50.3     The Licensee will perform a regular inspection for quality of the service as detailed in Addendum E, including compliance with relevant ITU-T standards, and will submit the results of the inspection, at the Director’s request, within 30 days of the day of the request.

50.4     The Director may instruct the Licensee to perform a special inspection; The Licensee will perform such inspection in the format and at the time specified by the Director and will submit its results to him.

50.5     The Director or anyone so authorized by him will be allowed to carry out inspections himself, where he deems this to be necessary; The Licensee will permit the Director or anyone so authorized by him access to the installations and the equipment, subject to prior coordination, and will place at his disposal testing equipment used by it or professional manpower employed by it.

51.       Inspections, Malfunctions and Maintenance Log

51.1     The Licensee will manage an inspections, malfunctions and maintenance log (hereinafter – maintenance log), in which details of the malfunctions in and inspections of the network are recorded.

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51.2     The Licensee will keep the maintenance log and the steps taken to fix them and enable the Director or a representative authorized by him to peruse it at any time, to examine it or copy it in any manner, and will submit it for inspection by the Director at his request.

52.       Repair of Deficiencies and Defects

52.1     The Director may, after giving the Licensee sufficient opportunity in the circumstances of the case to present its case to him, notify the Licensee in writing of deficiencies and defects he found that are affecting the level of the service to Subscribers, the level of survivability and backup of the network or the safety level or interfering with other lawfully operating systems, based on a follow-up of the network’s performance, including by means of Subscribers’ complaints or inspections carried out by him or on the basis of inspection reports, documents and information provided to him by the Licensee.

52.2     The Director may instruct the Licensee regarding the times by which it must correct the deficiencies and defects.

52.3     In the event the Licensee received such a notice, it will notify the Director, within the time set for this purpose in the Director's notice, of the correction of the deficiencies and defects, at the level of detail requested by the Director.

53.       Void.

54.       Void.

Chapter E: Providing Cellular Services to Subscribers

Part A: Entering into an Agreement with Subscribers

55.A43)            The Contract

55.1     The Licensee will prepare a wording for the contract that it intends to offer its subscribers, and will submit it for the Director’s perusal at his request.

55.2     The terms of the contract shall not contradict, explicitly or implicitly, the provisions of any law or the provisions of the license: The aforesaid shall not prevent the stipulation of various provisions in the contract that benefit the subscriber compared to the provisions of the law or the license.

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55.3     The contract will be in writing and laid out in a clear manner conducive to reading and comprehension and specifying prominently any term or limitation on the subscriber’s right to cancel the contract or on the Licensee's liability toward the subscriber; Any stipulation in the contract shall be stated explicitly and not by way of reference.

            For purposes of this section, “writing” – including an electronic document that can be saved and retrieved by the subscriber.

55.4     The contract will include, inter alia, in a clear manner, the following:

            (a) The first part of the contracting agreement shall clearly and accurately specify the main points of the fees and services plan according to the contracting agreement (hereinafter – the "Main Points of the Plan"). Should the contracting agreement include one type of services, the license owner may specify the Main Points of the Plan over no more than two pages. Should the agreement include a number of service types (landline, mobile phone, international services, internet, etc.), subject to the aforementioned, the license owner may add one page for each type of additional service. The Main Points of the Plan document shall be printed, without handwritten amendments or addenda, with the exception of that stated in Section (1), and as specified below:

(1)         Licensee's name or logo, details of the Licensee's representative who executed the contract, Date and method of contracting executionh, subscriber's details including name, identity number, subscriber type, address, electronic mail, telephone number to which the contract relates, additional telephone number of the subscriber for sending notices from the license owner concerning the rate of utilization of the service package as stated in section 75D, a change in tariffs as stated in Section 7h, and regarding the disconnection of a dormant subscriber, as stated in Section 72A and a description of the goods, if included in the contract. Licensee cannot complete the transaction so long as the additional telephone number is not mentioned within the framework of the engagement agreement; insofar as the engagement agreement is for one telephone number only, that is not added to an existing account containing one or more telephone numbers, and the Subscriber is not interested in stating an additional telephone number, the Licensee will state the Subscriber's telephone number in the engagement  agreement as the additional telephone number Notwithstanding that stated at the beginning of section (a), the details mentioned in this subsection, other than the Licensee's name or logo, can be written in handwriting.

(2)         The duration of the commitment period, if any, and its expiry date. For purposes of this subsection, "commitment" – as this term is defined in section 56.1A.

(3)         All rates, according to which the license owner charges the subscriber for the services he requested to receive during the performance of the contract, including video call services and multimedia messages, and the rate of each fixed payment or one-time payment, including fixed payment of one-time payment which is not a Bezeq service, including connection fees, as defined in Section 74.1(a), smart card fees, as defined in Section 74.1(a1) and plan transfer fees.

h Transaction at a service station of the license owner or a transaction in peddling, as defined in the Consumer Protection Law, 5741-1981 or a transaction by way of a telephone call or a internet transaction.

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If the license owner does not charge for connection fees or smart card fees or plan transfer fees, it shall be noted accordingly.

If the contracting agreement includes international services in the form of a package or plan of call minutes abroad, the license owner shall state its rates, the quota of the allotted minutes therein, the three-digit international access code which needs to be dialed, the countries included therein, the type of destinations in those countries (landline, mobile), and rate for deviating therefrom.

(3A) Insofar as the engagement agreement includes international services in the form of a package or overseas call minutes plan, the Licensee will act pursuant to  one of the following options:

It will state its tariffs, the minutes quota allotted therein, the international access code that must be dialed, the countries included in the package, type of destinations in those countries (landline, mobile) and tariffs for exceeding the package;

It will state its tariffs, the minutes quota allotted therein, the international access code that must be dialed, the countries included in the package, type of destinations in those countries (landline, mobile) and a link or address of the landing page of the international operator's website whereby the overseas calls are made through its international telecommunications system, to be valid and updated at all times, stating the call tariffs to overseas destinations pursuant to destination type (landline, mobile) and pursuant to customer type (subscribe, occasional).  The License will state the type of customer pursuant to which the tariffs will be charged for exceeding the package;

It will state its tariffs, the minutes quota allotted therein, the international access code that must be dialed, the type of destinations in those countries (landline, mobile) and a link or address of the landing page of the Licensee's website to include only the destination countries and tariffs for exceeding the package.

(3B) With respect to a surfing package, as this term is defined in section 75D – the service unit rate outside the package will be presented in the same values as in the package.

(3C) The quota of the service units determined by the license owner for the service or the service package ("Units Quota"), and the maximum length of a call, if any.

(3D) If the license owner provides the subscriber with a service provided at a discount or for free for a fixed period ("Benefit"), and thereafter for full pay or the subscriber receives a credit for the end equipment which the subscriber provided to the license owner, the license owner shall specify the Main Points of the Plan as follows:

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The monthly amount of the benefit / credit;

The duration for providing the benefit / credit;

Type of term from which the benefit / credit period begins being counted;

Service rate after the termination of providing the benefit.

The abovementioned shall apply also when the benefit is provided in the framework of a rate plan, and not only for a specific service included in the plan.

(3E) If the subscriber transfers from one rate plan to another, and the license owner provided the subscriber with the main points of the new plan, the Main Points of the Plan shall also include the date of entry into force of the new plan.

(3F) The manner in which the online service is provided after exhausting the entire volume of the browsing package – termination of service or slowing down of pace, without payment and without an additional charge, until the end of the bill term or the allotment of additional packages for pay, according to the choice of the subscriber at the time of performing the contract. Should the license owner choose to slow down the pace, it shall state in the Main Points of the plan what the maximum pace is for downloading.

(3G) The manner in which speech service and text messages are provided after exhausting the entire monthly Units Quota for these services – termination of service until the end of the bill period or the continued supply of the services and charging the subscriber according to rates set forth by the license owner in the framework of the plan.

(3H) The date until which the Subscriber may activate the smart card or the number of days from the day the engagement was executed during which the Subscriber may activate the smart card, insofar as this is relevant to the engagement agreement.

(4)           Description of all goods purchased or leased during the performance of the contract and their overall price, and if agreed between the subscriber and the license owner as to the installment payment for the goods – the rate of each payment. If the goods were provided as a gift, it shall be explicitly stated.

(5)             Information regarding the cancelation of any benefit as a result of transferring to another rate plan.

(6)            The method of calculation of the amount the subscriber will be required to pay for a breach of the commitment, as this term is defined in section 56A.1.

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(7)            With respect to a business subscriber – information on rate increases during the commitment period, if this possibility exists under the terms of the contract, including the date and amount of such increase.

(8)            Information on the balance of any payment for end-equipment that was purchased from the Licensee in a previous contract.

(9)           The Licensee's undertaking to pay to a subscriber of another cellular licensee who has become a subscriber of the Licensee, the payment such subscriber will be required to make to the other cellular licensee for the breach of his commitment to that cellular licensee, and the manner of spreading such payment.

    In this regard, "commitment" – as this term is defined in section 56A.1.

(10)          The declaration of a subscriber, according to which he read the Main Points of the Agreement document, and he received it at the time of the execution of the agreement. The declaration shall state the details of the representatives on behalf of the license owner who executed the contract and the original signature of the subscriber shall appear at the end of the Main Points of the Plan.

(11)          Respecting subsection (a)(1) to (10) – "Subscriber" is any person who entered into an agreement with the Licensee for receipt of cellular mobile radio telephone services for up to twenty five telephone numbers, excluding a Pre-Paid Subscriber.A59

(12)          The Licensee will send a split business Subscriber the gist of the plan by SMS with a link attached.

(13)          A license owner shall not include in the Main Points of the Plan information or additional details beyond those listed in this Section, unless they are data in NIS or NIS per consumption unit, which may directly affect the account limit of the subscriber.

(14)          The rates of all services and payments, as specified in sub-section (3), (3b), (3c) (4) and (5) shall be presented in a chart with two columns – "Description and Rates".

(15)         The Licensee will attach to two telephone bills for each existing private Subscriber, following the 28th Sivan 5778 (June 11, 2018) a separate letter bearing the name of the Licensee or its logo, in which an explanation will be given regarding the nature of the additional telephone number; as detailed in Section 55.4(a)(1), and additionally the Subscriber will be requested to state on the form to be attached to said letter, also bearing the Licensee's name or logo, its details, the additional telephone number and the date and will sign it. The Licensee will state on the said form the address, facsimile number and email address to which the form is to be sent after it is completed.

A59  Amendment No. 59

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The Licensee will allow, additionally, to choose the additional telephone number by calling the telephone service center.  The Licensee will state this option in the aforementioned separate letter and will state the telephone number to call for the purpose of choosing the additional telephone number.

Upon the Subscriber choosing the additional number through the form or telephone conversation, as stated above, the Licensee will state in the following bill or in the bill thereafter the choice made and state the additional telephone number that was chosen within the framework of the messages to the Subscriber as detailed in Section 8(D) in Appendix E1.

Alternatively, the Licensee may state, in the separate letter, in addition thereto, that choosing the additional telephone number will be done through the landing page on the Licensee's website while reliably identifying the Subscriber, and this instead of using the form, as stated above, and will refer the Subscriber to such a page.  After making the choice on the website, the Licensee will produce an automatic confirmation pertaining to the Subscriber's choice stating the additional telephone number that was chosen.

In this section, "Existing Private Subscriber" – a private Subscriber who engaged with the Licensee by the 28th Sivan 5778 (June 11, 2018).

 (a1) A58    (1)    A separate, printed page, on which the subscriber will be required to mark his choice as to the accessibility of any telephone number to which the contract relates, to services as set out in Appendix E2 (hereinafter – the Access to Services Form or the form) and to sign at the bottom of the formA59; The form will be adjacent to the Main Points of the Plan.

(2)          A new subscriber who did not mark his choice regarding a certain service, blocked or open, in the place intended therefor on the form, his receipt of that service shall be blocked. A new subscriber who did not sign at the bottom of the form shall be blocked of all services appearing on the form.

In this section, "New Subscriber" – a subscriber who contracted with the license owner after 15 Tevet, 5777 (May 11, 2017).

(3)          A subscriber may request the Licensee at any time, orally in a human respond only or in writing, to change his accessibility to services specified in the form (hereinafter in this section – the subscriber's request). A first change will be made free of charge. The Licensee will implement the subscriber's request only after it has identified the subscriber. The license owner shall keep the application, as stated, and make it available for delivery or transfer to the manager, at his request, within five (5) business days from the application submission date.

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
A59 Amendment No. 59

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 The subscriber's request must be implemented within one working dayA59 from the date of the request.

(4)          The Licensee will include in the next telephone bill after the date of the subscriber's request a notice concerning the implementation of the request and the date of implementation. The license owner shall keep the telephone bill, as stated, and make it available for delivery or transfer to the manager, at his request, within five (5) business days from the bill preparation date.

(5)          The Licensee shall attach to the form two (2) immediate telephone statements sent after September 13, 2011 (14 Ellul, 5771) to a Subscriber who is not a new SubscriberA59.

(A) A Subscriber who is not a new Subscriber who failed to transfer to the Licensee his comments on the form by December 13, 2011 (17 Kislev, 5772) will be blocked from receiving the services set forth in section 3 of the form within seven (7) working days of the aforesaid date;

(B) Notwithstanding that stated, where a non-new subscriber has not used the services set out in Section 3 of the form starting November 1, 2011 (4 Heshvan 5772) and has not submitted to the Licensee a response to the form by December 1, 2011 (5 Kislev 5772), the Licensee may block his access to said services as of December 1, 2011 (5 Kislev 5772)A64;

(C) A non-new subscriber who has submitted to the Licensee a response to the form, will have his access to services blocked or opened in accordance with his request in the form, within one workday of the request's receiptA62;

(D) A Subscriber who transferred to the Licensee his comments on the form and failed to mark his Selection and signed alongside the service appearing on the form as stated in subsection (1) shall be blocked from receiving such serviceA59.

(E) The license owner shall block the access to services provided according to Section 2(e) on the form for access to services from any existing subscriber who did not choose it explicitly by completing the form, in the "open" option for these services within seven (7) business days after 15 Tevet, 5777 (May 11, 2017).

(6A) The Licensee will notify the subscriber about the block in the next telephone bill after the block. The license owner shall keep the telephone bill, as stated, and make it available for delivery or transfer to the manager, at his request, within five (5) business days from the bill preparation date.

A59 Amendment No. 59
A59 Amendment No. 59
A64 Amendment No. 64
A62 Amendment No. 62
A59 Amendment No. 59

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(6B) Should the subscriber state his choices on the form for access to services, the license owner shall act in accordance with the choices of the subscriber immediately after the form was delivered to it.

(6C) A subscriber shall be required to complete a new form for access to services for any transfer from one rate plan to another only if his existing form is not the format of the form presented in Appendix E'2

The Licensee will publish the form on its website, within seven (7) work days from September 13, 2011 (14 Ellul, 5771)A59.

(7a) Should the Manager instruct to amend the version of the form for access to services, the License Owner shall publish the updated form for access to services on its website  within the time period set forth by the Manager from the date of signing the amendment to the license.

Respecting subsection (a1)(1) to (6) – "Subscriber" - excluding a Pre-Paid Subscriber. Notwithstanding the above, the Licensee shall block services at the request of a Pre-Paid Subscriber, to the extent that it comes from a telephone number to which the request refers, or such Subscriber presented before it the end-equipment serving the telephone number forming the subject matter of the request, or in any other manner to the Licensee's satisfaction A59.

Insofar as referring to a split business Subscriber, the Licensee will send it the services access form, as indicated by the business Subscriber, by an SMS with a link attached; the split business Subscriber may at any time change the services access form and remit it to the Licensee to be handled accordingly.

(a2)     (1) A separate printed page upon which the Subscriber will be required to indicate its choices with regard to the manner it will receive the bill and with regard to publishing its telephone number/s charged in the account, internet and phone directory, as detailed in Appendix E 3 (Hereinafter – "Questionnaire"), to be completed as required and to sign the bottom of the questionnaire; the questionnaire will appear just after the access to services form.

(2) With regard to a split business Subscriber, the entity authorized to complete the questionnaire is only the business Subscriber.  The Licensee will send the split business Subscriber the questionnaire as completed by the business Subscriber.

(3) A Licensee will attach the questionnaire to the two (2) frequent telephone bills to be sent after [two months after the day the license amendment comes into force regarding the questionnaire], to the Subscriber who is not a new Subscriber.  The license will specify in each one of the two bills, as stated above, within the framework of messages to the Subscriber as detailed in Section 8(D) in Appendix E1, the nature of the questionnaire.

A59 Amendment No. 59
A59 Amendment No. 59

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Alternatively, the Licensee may state in the notice, as stated above, additionally, that the questionnaire may be completed through the landing page on the Licensee's website while reliably identifying the Subscriber, and this instead of attaching it to the bill, as stated above, and will refer the Subscriber to such a page.  After the choice is made on the website, the Licensee will produce an automatic confirmation pertaining to the Subscriber's choice.

In this Section "New Subscriber" – a Subscriber who engaged with the Licensee after the 28th of Sivan 5778 (June 11, 2018).

(4) A Subscriber will be required to complete a questionnaire upon transferring from one tariffs plan to another only if it completed a questionnaire within the framework of the plan from which the transfer was made.

(5) The Licensee will publish the questionnaire on its website within Seven (7) work days of the 28th Sivan 5778 (June 11, 2018).

(a3)     (1) Solely with respect to a business subscriber, the engagement agreement will include a separate page, through which only the business subscriber may request that the License Holder block telephone number(s) (included in the engagement agreement) from number roaming as defined in the Law (hereinafter – “the Roaming Blocking Request”) provided that the numbering plan with respect to the number roaming (hereinafter – “the Roaming Plan”) permits them being blocked.  The roaming blocking request will appear just after the questionnaire.

(2) Only a business subscriber may submit to the License Holder at any time a roaming blocking request, provided that the roaming plan permits such blocking, and this will be carried out by it immediately upon receiving the request, during the call service center’s regular business hours, free of charge; the business subscriber  may submit the roaming blocking request to block roaming of all the telephone numbers included in the engagement agreement or the telephone invoice without stating their numbers.

(3) The roaming blocking request will be addressed to the License holder in writing and will include the request date, the telephone number(s) to be blocked and the name of the business subscriber; the License holder will immediately carry out the blocking free of charge and will keep the request in its possession, as stated above, and make it available for delivery or forwarding to the Manager upon his demand, and this within Five (5) work days of the request being submitted.

(4) A business subscriber may contact the License Holder at any time with a request to cancel the roaming blocking and this will be carried out by it immediately upon receiving the request, during the call service center’s regular hours of business, free of charge; such a request, will be addressed to the License Holder orally or in writing via electronic mail without the need to fill in a designated form of the License Holder, and will include the request date, the telephone number(s) to be released of the blocking and the name of the business subscriber;  the business subscriber may request that the roaming blocking be removed and open all the telephone numbers to roaming included in the engagement agreement or the telephone invoice without stating the numbers.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

(a4)      Terms of the service to the subscriber, including quality measures for customer and subscriber service as detailed in section 2 in Addendum E;

(b)        The disconnection from the Licensee services terms or absolute termination terms.

(c)        Licensee’s rates for the services for which the subscriber registered, as of the day of the agreement, including the date and terms for termination of the rates program;

(d)        Limitation on the rate of arrears interest, linkage differences and collection expenses, as stated in section 80.3;

(e)        Condition for changing the rate for the service for which the subscriber registered, as stated in section 78.1;

(f)        The details set out in sections 61 and 61A regarding the public ombudsman and umpire.

(g)        Condition specifying that in case of a contradiction between the provisions relating to the rates and to the basket of services detailed in the contract, and the provisions of the license in this regard, the provisions of the license shall prevail;

(h)        Notice concerning the Director’s authority to instruct the Licensee to modify the contract, and a clarification that the subscriber’s engagement with the Licensee under the contract constitutes agreement to such modification.

55.5 A58          Where a contract is executed in the presence of the Licensee's representative and the subscriber, the Licensee will act as follows:

(A)      The license owner's representative shall perform a reliable identification of the applicant according to the procedure set forth by the license owner. The license owner shall keep a copy of the identification card of the applicant and a copy of the identification card of the payer of the bill, which was provided to the license owner's representative when the contract was executed.

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

(A1)        Prior to executing the contract, the Licensee's representative will present to the person requesting to be a subscriber a printed copy of the contract, and will allow him to peruse the contract.

(b)          When executing the contract, the applicant and the Licensee's representative must affix their original signature to the contract that was given to the applicant for perusal. Following such signature, the Licensee's representative will give the subscriber a copy of the contract bearing the original signatures of the Licensee's representative and the subscriber.

(c)          After that stated in subsections (a) and (b) has been done, the Licensee's representative may require the subscriber to sign an identical contract to the one signed with original signatures, by electronic means.

(d)          The Licensee must keep in its possession a signed copy of the contract and make it available for delivery or transfer to the Manager, at his request, within five (5) business days from the contracting date.

(e)          Should the subscriber request to make a change in the terms of the contract, to receive an additional service, to expand a service, or to join a service package – he will be given, at the time of the request for the change, a printed notice bearing the Licensee's name or logo, noting the time of submitting the application, the details of the change that was made, its effective date and the full name of the Licensee's representative and the subscriber together with their original signatures. The provisions above will also apply to a service that is not a telecommunications service.

The license owner may not amend, as stated, without receiving the explicit consent of the subscriber as detailed above.

The license owner shall keep the signed notice, as stated, and make it available for delivery or transfer to the manager, at his request, within five (5) business days from the submission of the application.

55.6       Void.

55.7 A70          Notwithstanding the provisions of Section 55.5, the Licensee may have a subscriber sign an engagement agreement also through an Electronic Graphic Signature, in lieu of an original signature, and the provisions of appendix E shall apply in this regard in lieu of the provisions of Section 55.5.

For this purpose, "Electronic Graphic Signature" – A signature which is saved electronically as a graphic file."

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

55A. A58          Remote Sales Transaction

55.1a     In a remote sales transaction, as defined in Section 14c to the Consumer Protection Law, 5741-1981, executed over the telephone, the license owner shall act as follows:

The license owner shall record the telephone conversation that took place between the applicant and the license owner's representative;

During the sales call and before the applicant consented to contract with the license owner, the representative of the license owner shall request the consent of the applicant to send by email or text message or facsimile, the Main Points of the Plan, the access to services form, the questionnaire and the roaming blocking request, insofar as relevant , and shall state to him that he will be requested to confirm in an explicit way, as detailed hereunder, that he accepts the terms of the contract agreement as a condition for its entering into force. If the applicant explicitly states that he is not interested in receiving said documents by one of the said three methods during the sales call, the license owner shall be exempt from sending them to the applicant during the sales call, and they shall be sent to him together with other instructions of the contract terms document on the date the transaction was executed. If the applicant requests to receive the said documents my one of the methods mentioned above, the representative of the license owner shall send them to him by way of the method he requested during the sales call.

On the form for access to services sent by email or text message, every service shall be marked in a computerized manner as 'blocked" or as "open", as the applicant chose during said telephone call; the questionnaire that was sent, as stated above, will also be marked and completed as selected by the Applicant during the course of the said telephone conversation.

In the email or text message, the applicant shall be requested to confirm the execution of the transaction and the markings and details as presented in the access to services form, the questionnaire and the roaming blocking request, insofar as relevant. The applicant shall explicitly confirm the terms of the transaction, without any conditions or reservations or modifications regarding the terms of the contract terms document by way of return email or return text message, which shall include his full name and identification number.

(d1) For the purpose of approving the transaction terms by the Applicant, the Licensee will include in the email message or Short Message Service (SMS) a link whereby once it is clicked upon it will lead to the landing page to include two tabs: "I accept"  and "I do not accept"; following clicking on one of the two tabs, the Licensee will send the Applicant, immediately, an email message or Short Message Service (SMS), to address the Applicant's full name, and which will state the acceptance or non-acceptance of the transaction terms, as applicable, and the date (date and time) it was given ("The Acceptance Notice").

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
A69 Amendment No. 69

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

If the applicant requested to receive the Main Points of the Plan, the access to services form, the questionnaire and the roaming blocking request, insofar as relevant by facsimile, the license owner's representative shall send said documents by facsimile, whose number shall be provided to the license owner's representative during the call.

The applicant shall explicitly confirm the terms of the transaction, without any handwriting conditions or reservations or modifications regarding the terms of said documents, in his handwriting on the markings and signatures on the Main Points of the Plan, on the access to services form, on the questionnaire and on the roaming blocking request, insofar as relevant , and shall send the said four documents by facsimile to the facsimile number which the license owner's representative provided to him during their conversation.

The license owner shall send the other instructions of the contract terms document by regular mail on the date the transaction was executed.

The remotes sales transaction shall be completed and shall enter into force, and the license owner may charge the applicant in accordance with its terms only after the license owner receives the return notice of the applicant by email or text message, confirming the execution of the contract agreement or the said documents by facsimile, marked and signed as required.

(f1) Notwithstanding the above, insofar as a transaction with a new Subscriber is concerned, within the framework of which the Licensee sends the Applicant a smart card the Applicant must activate on the Licensee's website, the Licensee will send the Applicant, in the manner the Applicant so requested, the gist of the plan, the access to services form, the questionnaire and the roaming blocking request, insofar as relevant immediately after the conversation between them, without it having to confirm the transaction terms. The Licensee will state in the gist of the plan that the transaction will come into effect only after the smart card is activated.

The license owner shall keep the following in his possession:

The telephone conversation recording between the applicant and the license owner's representative;

The email or text message which the license owner sent the applicant, including the Main Points of the Plan, the access to services form, the questionnaire and the roaming blocking request, insofar as relevant  attached thereto;

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The confirming notice;

If the transaction was executed by facsimile, it shall keep the Main Points of the Plan, bearing the handwritten signature of the applicant and the access to services form, the questionnaire and the roaming blocking request, insofar as relevant , bearing the handwritten markings, details filled and signature of the applicant;

The other instructions of the contract terms document, updated to the date of the execution of the contract with the applicant.

The license owner shall make the recording and the documents specified in Section (g) available for delivery or transfer to the manager, at his request, and within five (5) business days from the entry of the transaction into force.

The rules specified in this section shall also apply in regards to a modification in the existing plan.

In regards to this section, "Modification" – receipt of an additional service, expansion of service, joining a service package.

The license owner may not modify, without receiving the explicit consent of the subscriber in a manner specified in Section 60.6(b). The aforementioned shall apply also on a service that is not a telecommunications service.

55.2a   In a remote sales transaction, as defined in Section 14c of the Consumer Protection Law, 5741-1981, executed over the internet, the license owner shall act as follows:

In the publication of the rate plan on its website, the license owner shall explicitly include all details specified in sub-section 55.4(a2) to 55.4(h), and the Main Points of the Plan , the access to services form, the questionnaire and the roaming blocking request, insofar as relevant .

In the registration process for rate plan, as stated, the license owner shall include a presentation of the Main Points of the Plan to the applicant as well as a box which the applicant shall be required to mark prior to the completion of the registration, as stated, and its marking shall constitute a declaration that he had read the information included in the Main Points of the Plan. If the marking is not made, as stated. the registration will not be able to be completed.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

In the registration process for rate plan, as stated, the license owner shall include the online form for access to services, which the applicant shall be able to mark and to retrieve it at any time, and to modify its markings as he wishes.

The license owner shall send a copy of the contract terms document to the subscriber who executed the "remote sales" transaction by internet immediately after the completion of the performance of the transaction. A copy of the contracting agreement executed between the subscriber and the license owner shall be sent to the subscriber by email, which shall include the contracting agreement as an attached file.

The license owner shall keep the contacting terms document, as stated, and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date of completion of the transaction by the subscriber.

The rules specified in this section shall also apply in regards to a modification in the existing plan or replacement of the existing plan with a new plan.

In regards to this section, "Modification" – receipt of an additional service, expansion of service, joining a service package.

The license owner may not modify, including replacing an existing plan with a new plan, without receiving the explicit consent of the subscriber in a manner specified in Section 60.6(b).

56. A43)           Modification of Contract

56.1     The Director may instruct the Licensee to modify the contract, after giving the Licensee sufficient opportunity to present its case.

56.2     If the contract was amended pursuant to the Director’s instructions or pursuant to a decision of the Standard Contracts Court, in the event that the contract was submitted for its approval, the engagement between the Licensee and the subscriber will be in accordance with the amended contract, as from the date of the amendment.

56.3     The provisions of section 55 shall apply, mutatis mutandis, to an amendment of the wording of the contract by the Licensee.

56A.T47)          Period of Commitment under a Contract

56A.1  Where the Licensee entered with a subscriber who is not a business subscriber into a contract that includes a commitment, the period of the commitment may not exceed eighteen (18) months.

            In this regard, "commitment," – the subscriber's commitment to comply with conditions relating to the scope of consumption of services, the amount of the payment or the payment terms, during a defined period, where noncompliance with such conditions during such period entails a payment, including the return of a benefit or an exit fee.

T47) Amendment No. 47.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

56A.2    Where the Licensee proposed to a subscriber who is not a business subscriber to enter into a contract that includes a commitment, the Licensee will present to such subscriber a proposal to enter into a contract that does not include a commitment, as a reasonable alternative to contracts that include a commitment. In this regard, a contract containing a "prepaid" plan will not be deemed a reasonable alternative to a plan that includes a commitment. The Licensee will publish on its website the contract that does not include a commitment, including the Plan Summary Page of such contract A58.

56A.3    If the Director finds that the Licensee has violated Section 56A.2, he may direct the Licensee to modify conditions in a contract that does not include a commitment, without thereby derogating from any other power established in the License or in any law. In this regard, the Director will consider, inter alia, the number of subscribers of the Licensee who are signed on contracts that do not include a commitment.

57. A43)           Void.

58. A43)           Void.

59.       Obligation of Connecting Applicants and Prohibition on Stipulation

59.1     If the Licensee has met the terms for operating a Cellular System as stated in Section 44.2, the Licensee will connect any applicant to the cellular network no later than the date set in the contract with the subscriber, unless the Director has authorized the Licensee not to connect the applicant, under circumstances he deems justified. A2)

59.2     The Licensee may not stipulate the connection of an applicant on unreasonable, discriminatory or unfair terms, and without derogating from the generality of the foregoing:

The Licensee may not require a subscriber to purchase end-user equipment from it or from its designee;

The Licensee may not require the subscriber to receive maintenance services from it for the end-user equipment in the subscriber's possession;

The Licensee may not stipulate or condition cellular services, service conditions or a rate on the purchase of cellular end-user equipment from it or from any other.

59.3     Void. A1)

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).

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Part B: Service Level for Subscribers

60.       Obligation of Maintaining the Service

60.1     The Licensee will put at the disposal of its subscribers all the services detailed in the First Schedule, in accordance with the terms detailed in the schedule, and will maintain all its services all year round, around the clock, both in times of calm and in times of an emergency, subject to Section 48, in accordance with the technical requirements and service quality requirements, in a proper and regular fashion, and of a quality no lower than that indicated by the service quality indexes specified in the first schedule to the license and in Addendum E to the Second Schedule to the license. In the event of a contradiction between the First Schedule and Addendum E to the license's Second Schedule, the provisions of Addendum E to the Second Schedule will prevail.

60.2     Without derogating from that stated in Section 75.3, the Licensee will provide cellular services and a service package, as this term is defined in Section 73A, to every applicant, under equal and non-discriminatory terms and at a non-discriminatory rate.

60.3     If the Director has found that the service package is liable to harm competition or the consumers, he will notify the Licensee thereof, indicating the date by which the Licensee must stop offering its subscribers the service package.

60.4     If the Licensee provides any cellular service to any person or organization, for payment, the service must be available to any subscriber throughout the network coverage area, complying with the minimal requirements as regards service quality, without discrimination, within 24 months of the date of commencing provision of the service for payment.

60.5     The Director may, at the written request of the Licensee, allow the Licensee limitations on the provision of Section 60.4, after being convinced that there is a real difficulty in providing the service to anyone that requests it, and that the specific features of the service possess a unique and exceptional flavor justifying this.

60.6A43)

(a) The license owner shall not supply or expand, with or without consideration, any of its services which the subscriber did not explicitly request to receive or expand, with the exception of a services provided free of charge to all subscribers, and shall not all the supply or expansion of services of a service provider that the subscriber did not explicit request the receipt or expansion thereof from the license owner.

In regards to this section, "Service Provider" – whomever provides a service by way of the network, and the payment for the service is made by the telephone bill.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

(b)        A58 An explicit request may be made by one of the following ways:

(1)          By a document signed by the subscriber and sent to the Licensee;

(2)          By an email message sent by the subscriber to the Licensee;

(3)          In a phone call between the subscriber and the Licensee's representative;

(4)          By an SMS message sent from the subscriber to the Licensee;

(5)          By ordering a service on the website of the Licensee or a service provider. Ordering of the service shall be done in accordance with the provisions of Appendix F to the License.A61

(6)          A session with the representative of the license owner by way of the internet ("CHAT");

(7)          A telephone conversation from a telephone number on the Licensee's network to IVR11 (Interactive Voice Response) pursuant to the following options:

(a)       At the beginning of the conversation the caller must state whether the requested service is for the telephone number from which the call was mad or for another telephone number of the caller on the Licensee's network, and if referring to a service for another telephone number, as stated above, the caller will punch in the other telephone number.  Immediately after the conversation, an SMS will be sent form the Licensee's system to the telephone number from which the call was mad, with the service details or a Short Message Service (SMS) with a link to the product page, including the service details. Such a message will also include the telephone number to which the service will be provided, in the event the service is intended for a telephone number that is different to the telephone number for which the call was made.  In a conversation whereby the service is intended for another telephone number, as stated above, an additional message will be sent from the Licensee's system to the other telephone number, during the course of the conversation, to include a random identification code that the caller must punch in to complete the submission of the request;

(b)       At the beginning of the conversation the caller will be required to state whether the requested service is for the telephone number from which the call was made or for another telephone number of the caller on the Licensee's network, and if relating to a service for another telephone number, as stated above, the caller will punch in the other telephone number.  The caller will be identified by punching in an identity number and the last four digits of the payment means, and the process can continue only after the data that is punched in is identical to the data as existing in the Licensee's system in relation to the telephone number for which the service is requested.  At the end of the conversation a voice message will be played in which the name of the service, the price and the telephone number to which the service will be provided will be stated.  The caller will be given an opportunity to choose to hear the said voice message again.  The caller will be required to approve the request to receive the service by pressing on a certain key.

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
A61  Amendment No. 61

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(c)        The Licensee will keep documentation on the subscriber's explicit request. The documentation must be kept available by the License owner for presenting to the Director within five (5) work days from the day of the subscriber's explicit request.

In this regard – "documentation":

For purposes of subsection (b)(1) – a copy of the document;

For purposes of subsection (b)(2) – a printout of the email message;

For purposes of subsection (b)(3) – a recording of the phone call;

For purposes of subjection (b)(4) – a copy of the subscriber's telephone bill in which the details of the SMS and a printout of its content as received by the system of the license owner sent by the subscriber appear in the "itemized list of calls."

For purposes of subsection (b)(5) – a log printout from the Licensee's short message service center (SMSCi), detailing the fact of the sending of the two SMS messages from the Licensee to the subscriber during the service ordering process. If the service was ordered on the Licensee's website or on its cellular portal by means of a user code and password as stated in section 1.3 in Appendix F to the License – a log printout from the SMSC testifying to the execution of the service ordering process, and a log printout of the log-in of the user code and password by the subscriberA61.

For purposes of subsection (b)(6) - printout of the internet chat;

For purposes of subsection (b)(7)((a)) – an itemization of the calls as detailed in Section 11 in Appendix E1 including the service request call, recording of the content of the conversation that is played to anyone requesting the service, documentation in the Licensee's system pertaining to the keys that were punched in by the Subscriber while playing back the wording of the conversation, the content of the message that was sent to the Subscriber regarding the details of the requested service and the content of the additional message that was sent to the Subscriber, insofar as the request was submitted from a telephone line other than the telephone line for which the service is requested.

For purposes of subsection (b)(7)((b)) – itemization of calls as detailed in Section 11 in Appendix E1 including the service request call, recording of the content of the conversation played to anyone requesting the service and documentation in the Licensee's system the keys punched in by the Subscriber while playing back the wording of the conversation.

A memorandum entered by the Licensee's representative in the Licensee's information systems does not constitute documentation.

60.7A63           Without derogating from that stated in section 26.3, the Licensee may not discontinue the provision of cellular services through a system that has become technologically obsolete, until after that stated in Appendix K-1 is fulfilled.

i Short Message Service Center.
A61 Amendment No. 61
A63 Amendment No. 63 - Mistake in the original language

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60.7 A58The Licensee may not collect payment from a subscriber for a service or its increase, unless it has documentation on the subscriber's explicit request to receive the service or its increase.

60.8 A58A subscriber who was debited for a service or for its increase and notifies the Licensee that he did not request to receive or to increase the service, will be refunded the full amount collected from him as payment for the service or for the increase, where the Licensee has no documentation on the subscriber's explicit request to receive or to increase the service. The subscriber's contestations and the refund will be handled in accordance with the provisions on "excess charges" in section 83A of the License.

60.9     without derogating from section 26.3, the Licensee shall not cease to provide cellular services through a system that aged technology, until annex K is fulfilled.

60.10   5G service which is Massive IoT or Mission Critical service shall be offered to a subscriber in accordance with Appendix S to the license and the provisions of clauses 60.1, 60.4 and 60.5 shall not apply to it.

61.A43)            Public Ombudsman

61.1     The ombudsman shall be directly subordinate to the CEO of the license owner or the Board of Directors, including one of the committees of the Board of Directors.

61.2     Subject to the provisions of Section 61a regarding "dispute resolution", the roles and authorities of the ombudsman are:

To review complaints of subscribers and applicants regarding the services of the license owner;

To review complaints of subscribers regarding bills which the license owner submitted to them and to make a decision in their regard;

To review differences of opinion which arose between the license owner and a subscriber regarding the interpretation or performance of the contracting agreement and to make a decision in their regard;

61.3     The license owner shall place on its website in a prominent place and in a prominent manner a link named "ombudsman"j. Clicking on said link shall lead to a landing page in which the roles and authorities of the ombudsman shall be specified, as well as the four (4) options for sending a complaint thereto as follows:

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
j A link named "Contact Us" shall not be considered a replacement for said link.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Regular mail;

Email;

Online form on the website of the license owner, to which various files can be attached;

Facsimile.

61.4     The license owner shall specify in each bill it submits to the subscriber the roles and authorities of the ombudsman and the address, facsimile number and email, by which the subscriber way send a written complaint to it.

61.5     The license owner shall notify in its website and on each bill its submits to the subscriber, in regards to each of the four (4) options specified above, the details which the subscriber is required to complete in the framework of the complaint he intends to send.

61.6    Once a complaint is sent to the ombudsman by email or by online form, an automatic conformation notice regarding its acceptance shall be sent to the subscriber immediately after the receipt of the complaint. The confirmation notice shall include the number which the license owner's system gave the complaint, the date of receipt of the complaint, the content of the complaint as sent by the subscriber and the time period no later thereof a written response to the complaint shall be provided.

61.7     The license owner shall keep a copy of the complaint and the written response sent to the subscriber, and shall make them available for delivery or transfer to the manager, at his request, within five (5) business days from the date of receipt of the complaint and from the date of delivery of the response.

61A.    Umpiring of Disputes

61A.1  The contract will stipulate that any disagreements arising between the Licensee and a subscriber in connection with the interpretation or performance of the contract, shall be submitted for clarification to the Licensee’s Public Ombudsman.

61A.2  The contract will specify that an application to the Public Ombudsman under section 61A.1 shall not:

(a)          Prevent the subscriber a priori from bringing his case before a competent court;

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(b)        Derogate from the Licensee’s authority to act in accordance with the provisions of section 72 regarding the termination of engagement or disconnection of a service owing to a breach of the contract.

62.       Obligation of Maintenance

62.1     The Licensee is responsible for the maintenance of the Cellular System.

62.2     If a subscriber purchased cellular end-user equipment from the Licensee or from its designee, and the purchase agreement included maintenance services, the LicenseeA43) will be responsible for the maintenance of said purchased end-user equipment, however the LicenseeA43) will not be responsible for the maintenance of said purchased end-user equipment beyond the maintenance period undertaken by the manufacturer, unless agreed otherwise between it and the subscriber.A2)

            If, in order to receive cellular services, the subscriber used cellular end-user equipment not purchased from the Licensee or from its designee, the Licensee is not obligated to look out for the maintenance of this end-user equipment, but may enter into an agreement with the subscriber for providing maintenance services also for said equipment.

63.A56  Telephonic Call Center

63.1     The Licensee will operate a manned telephone call service to handle Subscribers' calls, all as detailed in Appendix E4.

63.2    The call center will be manned by skilled and professional personnel, having the appropriate competence for handling subscribers calls, and if a complaint has been received regarding a malfunction, said personnel will act immediately to localize the malfunction and start taking steps to correct it.

63.3     The Licensee will specify in the maintenance log the details of the malfunction, as stated in section 63.2, and the steps taken to correct it, all as stated in section 51.

64.       End-user equipment – Selling and Renting

            The Licensee may sell or rent out to its subscribers cellular end-user equipment for the purpose of linkup to the Cellular System, provided it complies with the following:

A56 Amendment No. 56

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The Licensee has notified the subscriber that he may purchase cellular end-user equipment from any licensed marketer and that he does not have to buy the equipment from the Licensee in order to receive cellular services;

The Licensee will not stipulate the provision of maintenance services for cellular end-user equipment on the very receipt of cellular services from the Licensee, and will notify the subscriber that he may receive maintenance service for end-user equipment, from any person, including the end-user equipment purchased or rented from the Licensee.

During the sales call by telephone call for the purchase or lease of MTS end user equipment, without executing a transaction for the purchase of MTS services (hereinafter – "Purchase Agreement") with the applicant, and before the applicant expresses his consent to enter into a Purchase Agreement with the license owner, the license owner's representative shall request the approval of the applicant to send him by email or text message or facsimile, a printed Purchase Agreement, without handwritten modifications, with the logo of the license owner, specifying the description of the end user equipment and its overall price, and if it was agreed between the purchase and the license owner in regards to payment in installments for the end user equipment – the number of payments and the rate of each payment, including the date of the sales call and the details of the purchase and the license owner's representative, and shall inform him that he shall be required to confirm in writing that he accepts the terms of the Purchase Agreement as a condition of its entry into force. If the applicant explicitly states that he is not interested in received said document by one of the said three methods during the sales call, the license owner shall be exempt from sending them to the applicant during the sales call, and it shall be sent on the date the transaction was executed. If the applicant requests to receive the said documents my one of the methods mentioned above, the representative of the license owner shall send them to him by way of the method he requested.

The license owner shall keep a copy of the Purchase Agreement and make it available for delivery or transfer to the manager, at his request, and within five (5) business days from the date the transaction was executed.

The license owner shall also record the telephone conversation which took place with the applicant, and shall make the recording available for delivery or transfer to the manager, at his request, and within five (5) business days from the date the transaction was executed.

In a notice that shall be sent to the applicant, he shall be requested to confirm the execution of the transaction. The applicant shall explicitly confirm the terms of the transaction without any handwriting conditions or reservations or modifications regarding the terms of the Purchasing Agreement by way of a return email or return text message or facsimile, which shall include his full name and his identification number.

The license owner shall keep a copy the purchaser's confirmation and make it available for delivery or transfer to the manager, at his request, and within five (5) business days from the date the transaction was executed.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Immediately after the delivery of confirmation by the applicant, as stated, the license owner shall send him in the manner in which the Purchase Agreement was sent, a document by lawk.

When executing a transaction in the presence of two parties for the purchase of MTS end user equipment, without executing a transaction for the purchase of MTS services, and before the applicant expresses his consent to execute a Purchase Agreement with the license owner, the license owner's representative shall forward to the applicant a printed copy of the Purchase Agreement prior to the purchase, and shall allow him to review it.

Upon the execution of the transaction, the applicant and the license owner's representative shall sign the Purchase Agreement, which was forwarded to the applicant for his review, with original signatures.

After signing, as stated, the license owner's representative shall deliver the Purchase Agreement to the applicant, on which the original signatures of the license owner's representative and the applicant appear, as well as the document stated in sub-section (e).

After performing the aforementioned in this sub-section, the license owner's representative may have the applicant sign an identical Purchase Agreement to the one signed with original signatures while using electronic means.

The license owner shall keep the Purchase Agreement and the document stated in sub-section (e), and shall make it available for delivery or transfer to the manager, at his request, and within five (5) business days from the date the transaction was executed.

The license owner's representative shall perform a reliable identification of the applicant according to the procedure set forth by the license owner. The license owner shall keep a copy of the identification card of the applicant and a copy of the identification card of the payer of the bill, which was provided to the license owner's representative when the contract was executed.

If the subscriber and the license owner agreed on payment in installments for goods the subscriber purchased or leased from it, and the subscriber breached the contract agreement before all payments were made for the said goods, however the breach was remedied within forty five (45) days from the date the license owner informed the subscriber of the breach, the license owner may not charge the subscriber the remaining payments for the goods in one payment, and the payment in installments shall continue as agreed between the subscriber and the license owner from the start.

k Receipt

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

65.       Public Emergency Services

65.1A21)          The Licensee will enable, anytime and at no charge, for all its subscribers who receive basic telephony service, free and rapid access to public emergency services such as: Magen David Adom, the Israel Police and the Fire Station.

65.2A42)          Starting from April 5, 2007 (“the inception day”) the Licensee will enable the call centers of the public emergency systemsl to identify the telephone number of a subscriber calling themm, anytime and at no charge, including a subscriber with a confidential telephone number, a subscriber who blocked his number before the call and a subscriber calling from a private exchange.

The Licensee may do the aforesaid through a licensee that routes the call to the public emergency system.

Not later than two days before the inception dayA44) the Licensee will notify all its subscribers, clearly, in writing, that starting from the inception day it will be possible for the call centers of the public emergency systems to identify the subscriber’s telephone number, and it will notify in writing any subscriber requesting a “confidential number” – that the number is not confidential with respect to calls to the call centers of the public emergency systems.

65AA21)          Blocking Service to a Nuisance Subscriber

65.1A  Notwithstanding that stated in Section 65.1, the Licensee will block a nuisance subscriber's access to the public emergency service. If blockage of public emergency service alone is not technically possible, then the Licensee will block the nuisance subscriber's access to all the cellular services. As regards this section, a "nuisance subscriber" denotes a subscriber who has contacted a certain emergency center, for no justifiable reason, more than 10 times during one whole day, using the end-user equipment in his possession.

65.2A  A notice regarding a nuisance subscriber will be submitted in writing to the Licensee by a senior employee in the public emergency service (hereinafter – the employee) and will be corroborated by an affidavit signed by the employee (hereinafter – the complaint). The complaint will include, inter alia, the name of the nuisance subscriber, his telephone number, insofar as these are known to the complainant, as well as a specification of the contact times of the nuisance subscriber, and the content of the call showing that the contact was made without any justifiable reason. If the complaint does not include the telephone number of the nuisance subscriber, the Licensee will act in a reasonable fashion, to identify the nuisance subscriber based on the data provided in the complaint.

l Israel Police – 100, Magen David Adom – 101, Fire Station - 102
m Excluding a subscriber that his end user equipment permits dialing only to the call centers of the public emergency systems, such as a non SIM card cellphone in a GSM network

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

65.3A  The Licensee will block the nuisance subscriber's access to the emergency service as stated in Section 65.1A, after giving the nuisance subscriber advance warning. The notice will be given 3 workdays before the date of service blockage, in one of the following ways:

A phone call from a service center of the Licensee to the cellphone end-equipment of the subscriber;

An SMS message sent to the cellphone end-equipment of the subscriber;

Delivery of a registered letter to the subscriber, except for one who is a prepaid subscriber and his address is unknown.

65.4A  Blockage of service to a nuisance subscriber who is a prepaid subscriber whose address is unknown will be done no later than one full day from the time of receiving a complaint or identification as stated in Section 65.2A.

65.5A  Notwithstanding that stated in Section 65.1A, the Licensee will not block the public emergency service to a subscriber, if the circumstances of contacting, as these emerge from the explanation given by the subscriber to the Licensee, show that the contacting was justified and that he should not be deemed a nuisance subscriber. The Licensee will forward to the Director, within 10 workdays from the date of receiving the complaint or the identification as stated in Section 65.2A, the arguments for not blocking the nuisance subscriber.

65.6A  In the event it blocked the nuisance subscriber's access to emergency calls, the Licensee may collect from the subscriber all his debts, and may also collect payment from him for removing the block.

65.7A  The Licensee may remove the block once the nuisance subscriber has given it a written undertaking not to repeat his nuisance calls in the future.

65.8A  The Licensee will keep records of how the nuisance subscriber was identified, how the notice was given to the nuisance subscriber, or, alternatively, in a case where a notice was not given the nuisance subscriber, the reasoning for not giving the notice. Likewise, a record will be kept concerning the removal of the block.

65.9A  Void.

65.B    “Personal Message” Service A75

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

65.1B    The license holder will provide a personal message service (in this section: the “Service”), at any time and free of charge, to all of its subscribers, including to subscribers of another license holder, owners of end equipment which supports the Service (in this section: “Subscribers”), and in accordance with the “personal message” service file.

For purposes of this section:

“Another License Holder” – another Cellular license holder who receives service through national roaming or a cellular license holder on another network which receives service through a hosting agreement on the license holder’s network;

“Personal Message” – A short instruction, notification and warning of the Defense Agencies, sent immediately, selectively and in a focused manner to subscribers with CMR end equipment which supports use of cell broadcast (“CB”) technology.

“Defense Agencies” – Representatives of the Ministry of Defense and the Home Front Command which are responsible for the personal message system;

““Personal Message” Service File” – A service file approved by the Director, including amendments that shall be made to the service file.

65.2B  For the purpose of performance of the provisions of Section 65.1B, the license holder shall act as stated in the First Schedule and in the service file regarding this Service and as follows:

Adaptation of the network and its components so as to support the provision of a personal message service, with the exception of the network components operating with iDEN or CDMA technology;

Assistance and allocation of resources for the performance of work to connect the Defense Agencies’ personal message system to the network;

Operation and maintenance of the components of the Service on the network, according to written instructions that shall be presented to the Defense Agencies; without derogating from the aforesaid, the Defense Agencies may instruct the license holder to modify such instructions, but the same does not derogate from the license holder’s responsibility for the repair and connection of the network;

Performance of technical trials to examine the integration between the system and the network and carrying out drills of the operation of the network and the system, in accordance with the instructions of the Ministry and the Defense Agencies.

65.3B  The license holder shall report to the Defense Agencies on any gap in the capability to provide the Service, and will act to restore capability as soon as possible, in accordance with written operation procedures that shall be formulated thereby and presented to the Defense Agencies.

Without derogating from the aforesaid, the Defense Agencies may instruct the license holders to modify the operation procedures, should it find them lacking, although such an instruction does not derogate from the license holder’s responsibility as stated above.

65.4B  The license holder shall notify the Defense Agencies in advance of any change in the network which may affect availability to provide the Service.

65.5B  The license holder shall not make commercial use of the CB function without the Defense Agencies’ knowledge, at least 30 days in advance before operation of the Service, and the Defense Agencies may notify it, in writing, within 15 days, of its objection to provision of the Service or conditions to provision of the Service as aforesaid, in which case, the license holder will not operate the Service, or may operate the same only according to the conditions determined by the Defense Agencies, as the case may be.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The aforesaid does not obviate the license holder’s obligation to receive the Director’s approval for the Service as aforesaid.

65.6B  The license holder will assist in launching the Service to its subscribers in all of the following ways:

By written information on the company’s website;

By direct marketing to subscribers through the monthly invoice upon the launch of the Service;

By responding to subscribers’ requests to select the definitions required in his cellular end equipment. With respect to cellular end equipment models which were not marketed by the license holder, the license holder will make a reasonable effort to provide a solution for such subscribers;

The license holder will allow the Defense Agencies to make reasonable use of its existing distribution channels for the purpose of informing the subscribers of the Service.

66.A16)            Protecting Subscriber Privacy

66.1    Without derogating from the provisions of the Law, The Wiretapping Law, 1979, The Privacy Protection Law, 1981, or any other law concerning the safeguarding of an individual's privacy, the Licensee may not wiretap the telephone or any other communication of the subscriber without the written permission of the subscriber, except for the purpose of controlling the quality and standard of the service or for preventing frauds.

66.2     Subject to that stated in Section 66A, the Licensee, its workers, agents and designees may not disclose lists or documents containing the name and address of a subscriber or any other information pertaining to him, including account details, phone call traffic, call durations and destinations, to any person whatsoever except to the subscriber or to anyone empowered by the subscriber for this purpose.

66.3     Notwithstanding that stated in Section 66.2, the Licensee may do the following:

To give the subscriber's details to another licensee for the purpose of collecting monies owed  him by the subscriber in respect of services it provided him through the network, provided that the information relayed is necessary fro collecting monies and preparing bills, and the other licensee has undertaken to safeguard the subscribers' privacy;

To transfer a subscribers' details to another, insofar as the particulars are in its possession, by lawful authority.

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66A.T3)            Special Services for the Security Forces

The Licensee will provide special services to the security forces as detailed in the classified security addendum attached to the license as Addendum I and in the classified security addendum attached to the license as Addendum LA12).

(A1)A12) The Licensee will enable the security forces, regarding which the Director informed in writing, to realize, subject to any law, their powers with respect to any telecommunications activity in the framework of the license, and will be responsible for the maintenance, proper functioning, and technological adaptation of the equipment and infrastructure required for realizing said execution capability, all in coordination with the security forces, as detailed in Addenda I and L. The security forces will bear the payment under the provisions of Section 13 of the Law.

The Licensee will see to it that Addenda I and L are guarded A12) in accordance with the provisions of the procedure for safeguarding records to be laid down by the Licensee in conjunction with the security officer of the "General Security Service."

The Licensee will be exempt from the duty of indemnification toward the State, by virtue of the provisions of Section 91.2 of the general license and/or by virtue of any law, in respect of the very execution of the special services for the security forces.

66B.A12)          Security Provisions

The Licensee will appoint a security supervisor in accordance with the provisions of the Security Arrangement in Public Bodies Law, 1998, and rigorously follow the security provisions detailed in the Addendum M to the license.

The Licensee will establish appropriate provisions in the incorporation documents and in its regulations, and will act in such manner so that only a person who meets the conditions set out below will be appointed and serve in a position or function enumerated in Addendum M to the license:

(1)        An Israeli citizen, as this term is defined in the Citizenship Law, 1952, and a resident of Israel;

(2)        Was given security clearance by the General Security Service, by which there is no prevention to his serving as stated.

T3)  Amendment No. 3

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The Licensee will act to safeguard the secrecy of the security forces' operations, and act according to the security directives of those same security forces, including in the matter of the appropriate security classification for officers and holders of important functions working for the Licensee, and compartmentalization of knowledge pertaining to activities involving the security forces.

The Licensee will take the measures necessary to protect the network, its components and the databases used for providing services, and for operating and controlling the network in the face of activities carried out by unauthorized entities, according to the provisions detailed in Addendum M to the license.

67.       Bills to Subscribers

67.1A16)          A bill that the Licensee submits to the subscriber should be clear, succinct, readable and understandable. The bill should contain an accurate breakdown of the components of the payment required according to the types of payments and the rules specified in Chapter F.

Void A58.

The Licensee may collect payments for his services from the subscriber through another, including through Bezeq.

 67.4A34)         (A)          Without derogating from the rest of the license provisions pertaining to the manner of preparing the bill for the subscriber and to the manner of debiting, the Licensee will act in compliance with Israel Standard 5262, concerning debiting credibility and due disclosure in telephone bills (hereinafter – "the Standard").

(B)       Void.

(C)       Notwithstanding that stated in subsection (A) -

(1)        Regarding the provision in Section 2.2.2 of the Standard, the rounding off method will apply as follows:

(a)        An amount in the bill will be rounded off to the nearest amount ending in two digits after the decimal point of the shekel, with an amount ending in five tenths of an agora (three digits after the decimal point) to be rounded up.

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

(b)        An amount to be paid for a single call will be rounded off to the nearest amount ending in two digits after the decimal point of the shekel, with an amount ending in five tenths of an agora (three digits after the decimal point) to be rounded up.

(2)        Void.

(3)        The price of a phone call (voice) that includes a changing rate, will be presented in the bill submitted to the subscriber as an average price per minute, computed by dividing the payment amount for that same call by the its total number of minutes.

            In this paragraph, "changing rate" denotes a rate that varies in the course of the call according to various criteria, such as a rate that diminishes with increasing consumption, or a rate that varies due to a transition from a "peak period" to a "slack period" in the course of the call or vice versa.

(4)        In addition to that stated in the provision of the last part of Section 2.2.4 of the Standard regarding service packages, the bill will contain a breakdown of the services included in the package, along with the overall rate paid for the package as a whole.

             In this paragraph, "service package" denotes several services marketed to the subscriber as a single package, in return for an overall rate (and without a breakdown of the payment for each component separately).

(D)       (1)           Chapter B in the Standard concerning due disclosure in telephone bills will come into effect no later than Friday, October 14, 2005.

(2)          Chapter C in the Standard regarding debiting credibility will come into effect no later than Sunday, January 14, 2006.

67.5 T52           A bill submitted to a private subscriber shall also be drawn up according to the provisions of Appendix E 1 (hereinafter referred to in this section as the “Private Subscriber Billing Format”).

67A.5 A58        A bill submitted to a business subscriber will include the same details as in subsections 9b(1) to 9b(4) in Appendix E1 to the License.

T52) Amendment No. 52.
A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

In this section, 'business subscriber' – excluding the subscribers specified in subsections (b) and (d) of the definition of 'business subscriber' in section 1 of the License.

67.6 T52

A business subscriber may request that the licensee furnish him with a telephone bill in Private Subscriber Billing Format (hereinafter referred to in this section as a “Request”). Where a subscriber has requested as aforesaid, the licensee shall begin to send him the bill according to the aforesaid format by no later than the expiration of two billing periods after the date of the Request. The licensee shall publish once every six months a notice in the telephone bill submitted to the business subscriber according to which the business subscriber may demand that the licensee draw up the telephone bill submitted to him according to the Private Subscriber Billing Format. A business subscriber may also request from the Licensee a written explanation regarding the method of calculating a 'onetime debit.' The Licensee will submit to the business subscriber such written explanation regarding a 'onetime debit' within thirty (30) days from when the subscriber submitted a request in the matter to the customer service center or to the public ombudsman A58.

67.7     The subscriber shall receive a bill, at his choice, by one of the following methods:

Regular mail;

Email with an attached file;

Text message with an attached link;

The website of the license owner;

Other electronic means at the choice of the license owner.

The license owner shall present the said five (5) methods for the choice of the subscriber in the framework of the questionnaire. If the subscriber does not choose one of the methods, the bill shall be sent to him by regular mail. The subscriber may, at any time, modify the method in which he shall receive the bill by oral or written request.

A split business Subscriber may change at any time, verbally or in writing, the business Subscriber's request as completed in the questionnaire.

T52) Amendment No. 52.
A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The license owner shall document the request of the subscriber, as stated, and shall make this documentation available for delivery or transfer to the manager, at his request, and within five (5) business days from the date of submission of the request.

If the subscriber submits the request during the first half of the bill period, the license owner shall send him the bill following the date of the request in the manner the subscriber requested. Otherwise, the license owner shall send the bill to the subscriber after the following bill in the manner the subscriber requested.

The license owner may not request from the subscriber any payment for the issuance of the bill, including a "call details" from any date, which was sent to the subscriber at his request regularly or on a one-time basis, only in the event that the bill was received by the subscriber as specified in sub-section (a).

67.8 A58          If the payment specified in the telephone bill is made by standing order or credit card, the payment will not be executed before the expiry of ten (10) days from the day on which the telephone bill was sent to the subscriber.

67.9 The license owner may act, in regards to sending the bill to a subscriber who receives the bill by regular mail, once a calendar year at most, as specified below:

The license owner shall send each subscriber, as stated, a letter by regular mail as an appendix to the bill or message by email, in which he shall be required to choose, within thirty (30) days from the date of delivery of the letter or the message, the manner in which the bill shall be sent to him from the following methods:

Regular mail;

Email with an attached file;

Text message with an attached link;

The website of the license owner;

Other electronic means at the choice of the license owner.

The license owner shall allow each subscriber, as stated, to reply to the request addressed to him by regular mail, free of charge, and by email and facsimile.

The license owner is obligated to use at least two electronic means from those specified in sub-section (a) above.

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The license owner shall make reference to the business subscriber and to the Split Business Subscriber in a framed message in bold and with a 16 font size at least, and if he does not choose the method in which to receive the bill, the bill shall be sent to him by the method set forth by the license owner, and without derogating from the provisions of section 13b(a) of the Consumer Protection Law, 5741-1981.

The license owner shall state in the reference to the Private Subscriber in bold and with a 16 font size at least, that if he shall not choose a method to receive the bill, the bill shall be delivered to him by regular mail.

The license owner may not deliver the bill by text message to end user equipment that is blocked from receiving text messages and to end user equipment that is not a smartphone.

The license owner may not modify the method in which to deliver the bill to a Private Subscriber who did not respond to the reference which the license owner sent to him.

If the method of delivery of the bill to the subscriber is modified, the license owner shall send notice to the subscriber before sending the first bill by the new method by way of a text message, informing him of the modification details. A subscriber who is blocked from receiving text messages shall receive said notice in the bill following the modification.

67A.A16) Information Service for Clarifying Telephone NumbersT39)

67.1A  Without derogating from the provisions of Section 66, the Licensee will provide, by itself or through another on its behalf, an information service for clarifying the telephone number of anyone who is a subscriber of a NDO or of a Cellular System operator, excluding an ID-restricted subscriber (hereinafter – "information service"), as follows:

For the general public and at no charge, via a website through which the service will be provided;

For its subscribers, at a reasonable price, via a phone center, the access to which will be effected by means of a network access code set by the Director;

The information service will be given through each of the aforesaid means based on the same information characteristics to be provided by the subscriber applying to receive the service.

67.2A   Void.

67.3A   In addition to that stated in Section 67.1A, the Licensee may offer, at a reasonable price, by itself or through another on its behalf, an information service, by any other means, including by means of a national access code or by means of an SMS.

67.4A   In order to execute that stated in Subsections 67.1A and 67.3A:

(A)       The Licensee may send a query on its behalf to any database of a NDO or cellular system operator (hereinafter – "another licensee"), or to receive information from the database of another licensee by any other method and with the consent of the other licensee, all subject to the duty of safeguarding the subscriber's privacy;

A39)  Amendment No. 39

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

(B)       In order for an information service to be provided by another licensee under its general license, the Licensee will enable any other licensee access to the Licensee's database;

(C)       The Licensee will update the database on a regular basis, so that each name, address or telephone number of a subscriber that was added, altered or removed, will be updated in the database within one workday following execution of the update in the Licensee's system being used to provide telephony services.

As regards this section –

"Database" denotes a collection of data including the name, address and telephone number of any subscriber that is not ID-restricted, including a subscriber that is a business.

67.5A  (A)        The Licensee will request through a questionnaire the consent of each new subscriber for including his details in the database. If the subscriber gives his consent, the Licensee will act to include his details in the database.

(A1)     The split business Subscriber may change, at any time, verbally or in writing, the business Subscriber's request as completed in the questionnaire.

(B)       The Licensee will grant the first request of any subscriber who wishes to remain ID-restricted, free of charge.

In this subsection, a "new subscriber" denotes a subscriber who has signed a contract with the Licensee after the commencement date as stated in Section 67.7A.

(C)       The Licensee will act within one work day to complete the Subscriber's request of the day it was received by it.  The Licensee will document the manner it acted, as stated above, and will make this documentation available for delivery or transfer to the manager, and this within Five (5) work days of it receiving the request.

67.6A   (A)       The terms for providing an information service for clarifying telephone numbers, given under Section 67A, will be established by the Licensee, provided they are fair and non-discriminatory, including as regards the order of the data presented to the user of the service. The service will be given twenty four (24) hours a day, all year round, except for Yom Kippur. In this subsection, "order of the data presented" – Insofar as the answer to the service user's query comprises several different data, the requested data will be presented to the service user in random order.

             (B)       Void.

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            (C)       An information service for clarifying telephone numbers as stated in Section 67.1A(B) and an information service using a phone center, the access to which is effected by means of a national access code as stated in Section 67.3A, will comply with the service indexes specified below:

At any time, in the event of a heavy service call load6, the number of inquirers receiving service should not be less than 90%;

The average waiting period of a caller until the start of receiving service7 should not exceed  30 seconds;

The maximum waiting period for a caller until the start of receiving the service should not exceed 60 seconds.

67.7A  Section 67A will go into effect on February 8, 2007, except for Subsection 67.1A(a), which will go into effect on March 15, 2007 (“the commencement date”), and except for Section 67.2AA45), which will go into effect at the time of signing this amendment.

67.8A  The Licensee, by itself or through another, including together with another licensee, will advertise the information service for clarifying telephone numbers given free of charge by the Licensee ("Free Information Service"). The advertising should include at least the following:

(A)       The Licensee's website;

(B)       Each telephone bill of the subscriber.

(C)       At least four (4) times during the first year following the commencement date, the Licensee will run large, prominent ads in at least the 3 largest Hebrew language newspapers, and in the largest newspaper in Arabic, in English and in Russian, as well as in the largest economic newspaper. These ads will include no other information. The first ad in all the aforesaid newspapers, except for the economic newspaper, will be on the first Friday after the commencement date or on the following one, and in the economic newspaper it will run on the first Tuesday after the commencement date or on the following one, regarding the free information services.

Without derogating from the foregoing, the Director may instruct the Licensee regarding the manner and format for advertising the information services.

67B.A43)Void.

6  Busy Hour Call Attempts
7  Start of receiving service – the beginning of the response by a center operator or of an IVR system, which ask the inquirer for the information needed to find the requested phone number and the like.

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67C.A16)Service Dossier

67C.1  If the Licensee wishes to operate a service included in the list of services in the First Schedule and marked “future”, it must notify the Director of this in writing not later than thirty (30) days before the date on which it plans to begin providing the service.

67C.2  If the Licensee wishes to operate a service not included in the list of services in the First Schedule which it intends to provide to any recipient of its services, it must notify the Director of this in writing not later than thirty (30) days before the intended date for commencement of provision of the new service.

67C.3  The Director will notify the Licensee within thirty (30) days of the date of receipt of the Licensee’s notice as stated in sections 67C.1 and 67C.2, whether it is allowed to commence provision of the service or whether it must submit a service dossier for the Director’s approval, as a condition for commencement of the service.

67C.4  The Licensee will submit a service dossier for the Director’s approval, at his request; If the Licensee fails to submit a service dossier as instructed by the Director, or if the Director does not approve the service dossier, the Licensee shall not commence provision of the service.

67C.5  The Director will give a decision regarding the service dossier that was submitted to him within sixty (60) days from when the Licensee has submitted to the Director all the documents and information requested by him for the purpose of approving the service dossier. In special cases, the Director may extend the times set in this section, by a written, explanatory notice to be given to the Licensee.

67C.6  The Director may require the Licensee to submit for his approval a service dossier for an existing service regarding which no service dossier was previously required, and he may require the Licensee to submit for his approval a new service dossier for a service regarding which a service dossier was approved in the past.

67C.7  The service dossier will be submitted to the Director in the format and at the time specified by the Director and will include, inter alia, the following: the name of the service; a detailed description of the service and the manner in which it is provided; the service rate, and an engineering description, all as set out in the First Schedule; The Director may give instructions on additional matters which are to be included in the service dossier.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

67C.8  If the service dossier is approved, the Licensee will provide the service according to the terms of the approved dossier, and the approved service dossier will be deemed an integral part of the license.

67C.9  The Licensee will advertise an approved service dossier, with details and in the manner specified by the Director, and the Director may advertise it himself, provided he does not do so until after the Licensee has begun providing the service. The advertising will not include information comprising a trade secret, which was identified as such by the Licensee and attached to the service dossier as a separate addendum marked as a trade secret.

67C.10 Any new service which the Licensee begins to provide pursuant to this section will be deemed a part of the First Schedule; The Director will update the First Schedule from time to time.

67C.11 The provisions of this section will apply, mutatis mutandis, to a trial using the Licensee’s network.

67D.A24)         Erotic Service

An erotic service provided through the network, will be provided in accordance with the provisions of Addendum O in the Second Schedule.

As regards this section –

"Erotic service" – as defined in Section 1 of Addendum O in the Second Schedule.

67D1 Premium Service A81

67.1D1
The license holder may provide premium services in one of the following two ways:

A premium service, the payment for which is charged according to a premium tariff and is collected through the telephone bill, shall be provided according to the provisions of Annex P;

A premium service, the payment for which is charged according to a regular tariff (in this subsection: the “Service”), will be provided as follows:

As an inter-network service through a network access code;

By dialing a landline number, access to which will be enabled for every subscriber of a general license holder's subscriber.

For purposes of this section:

“Landline Number” – A numbering format of geographic numbers and landline national numbers or a numbering format of an asterisk and four digits (*XXXX), as defined in the numbering plan.

“Premium Service” and “Regular Tariff” as defined in Annex P.”

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

67E.T60)          Domestic Roaming

67E.1  The Licensee shall provide 2G and 3G Domestic Roaming service by means of its network to a roaming licensee for the subscribers of the roaming licensee to the network of the host operator, as set forth below. Notwithstanding the aforesaid, the Licensee shall provide, by means of its network, Domestic Roaming service of the roaming licensee's subscribers to the host operator's network in the case of dissolution of partnership as authorized in the sharing agreement.

67E.2   Licensee's preparations

The Licensee shall prepare for the implementation of domestic roaming in accordance with all of the following:

(a)       The provisions of Appendix C, in the Second Schedule.

(b)       The provisions of the Law and the License concerning provision of the possibility of utilization of its network, and specifically sections 30 to 30C of the License, mutatis mutandis.

67E.3  Operating arrangement

(a)       If a roaming licensee notifies the Licensee, after notifying the Minister of its failure to reach agreement with any existing licensees on the conditions for the provision of roaming services as stated in section 5B(b)(1) of the Law, that it has chosen the Licensee for the receipt of domestic roaming services (in this subsection "notice"), the Licensee and the roaming operator shall forward to the Director the engineering and operating details agreed between them with respect to the implementation of domestic roaming ("operating arrangement"), within three months from the date of sending of the notice. In addition, said operators shall include engineering or operating details as required for maintaining domestic roaming, which were not included in the operating arrangement due to disagreements, should any arise.

(b)        Matters in disagreement as stated in paragraph (a) above, should there be any, shall be decided by the Director. The Director's instructions in this regard shall form an integral part of the operating arrangement.

67E.4   Starting date for implementation of domestic roaming

A host licensee shall begin providing domestic roaming services in accordance with the operating arrangement no later than three months after the date on which the roaming licensee presented to the host licensee the Minister's approval as stated in section 5B(b)(2) of the Law.

67F. A66          International roaming service through a network of a mobile phone operator in a neighboring country

67F.1   The license holder will act so as that in an area in which there is reception which allows an proper call to be made, both from the network and from a network of a mobile phone operator in a neighboring country, the subscriber will receive mobile phone service through the network. The license holder will perform the action itself, without the need for any action on the part of the subscriber.

A60) Amendment No. 60
A81 Amendment No. 81
A66  Amendment No. 66

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

67F.2      The license holder will block the possibility of a subscriber receiving international roaming service through a network of a mobile phone operator in a neighboring country (the "Service"), unless the subscriber shall have explicitly requested to receive the Service, and after it shall have been explained to him that in the framework of receipt of the Service, the terminal equipment in his possession may unintentionally roam near the border with a neighboring country, to a mobile phone network in a neighboring country, and he shall have been given information regarding the Service tariffs; if a subscriber requests to receive the Service as aforesaid:

The license holder will explain to him how he is able to choose, manually, through the terminal equipment in his possession, the mobile phone network from which he shall receive the Service;

The license holder will allow the subscriber to choose whether to block access to receipt of a data communications service through a mobile phone network of a neighboring country.

67F.3    In this section,          "Neighboring Country" -          Jordan and Egypt;

             "Proper Call" -          A call made according to the minimum reception definitions set forth in international standards according to which the network operates.

67G. A67          Offensive content and sites

67G.1  The license holder will notify its subscribers of offensive sites and offensive content, as defined in Section 4.i of the law, as stated in Section 4.i(b)(1) of the law; such notice shall be given in the manner set forth in Section 4.i(c) of the law.

67G.2  The license holder will notify its subscribers of the existence of content on the internet which is inappropriate for children and youth (for example pornographic sites), and will include a specification of the ways in which the access of children and youth to such content may be blocked; such notice shall be given in all of the ways listed in Section 4.i(c) of the law.

67G.3  The license holder will offer its subscribers, in all of the ways listed in Section 4.i(c) of the law, an effective service to filter offensive sites and offensive content, for no charge additional to the payment it collects from him for the internet access service, all as stated in Section 4.i(d) of the law, provided that such service shall be based on an analysis of the information and not according to a "black list" of sites only.

76G.4

Similarly, a License Holder will offer its subscribers upon them subscribing to the internet access service, and its subscribers who subscribed to the internet access service however have not yet joined the filtering service described in the previous section (“the Filtering Service”), the filtering service, once every Six (6) months,  and this by sending text messages (“the Notice”).

The License Holder will send the notice both to a telephone number or numbers with respect to which the engagement was executed and to the subscriber’s additional number, defined in the engagement agreement to receive various notices from the License Holder.

A67  Amendment No. 67

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The text of the Notice will be as follows:

“You are entitled to receive offensive content over the internet filtering service free of charge from the [the License Holder’s marketing name as the customer is familiar with] Company.  The service is recommended in particular for cellular devices of children and youth.

To subscribe to the serve reply with the mobile number for which the service is required.  For each number the services is required send a separate notice.

For inquiries you may dial [here will be License Holder’s call service telephone number]”

The subscriber or whoever holds the end device can reply to the notice in the text message and confirm its wish to receive the filtering service.  The subscriber can reply for all the telephone numbers for which the engagement was executed.

In the case the subscriber is not registered to receive text message notices, then the notice will be sent via IVR to the subscriber pursuant to a similar format to the text message and will enable the subscriber to inform the Company of its wish to subscribe to the service.

If the subscriber or holder of the end device replies that it is interested in the service, the License Holder will render the service to it as soon as possible and no later than one work day of the request. Upon connecting to the service the License Holder will send the subscriber and to the telephone number joining the service (if they are not the same) a text message and will advise it that it has been connected to the service.  Similarly, the License Holder will note that only the subscriber can disconnect from the service at any time and will specify the ways to disconnect from the service.

If the License Holder is unable to verify that the service was activated for a specific subscriber remotely, the License Holder will reasonably verify vis-à-vis the subscriber within one work day of the request that indeed the subscriber successfully connected to the service.

Part C: Termination Of Service Or Its Disconnection Or Termination Of The Contract

68.       Definitions

            In this part –

"Cancelation of Service"	-	permanent disconnection of one of the services of the license owner for all subscribers"
"Discontinuation of Service"	-	temporary termination of one of the services of the license owner or of all services of the license owner provided to the subscriber;
"Disconnection of Service"	-	permanent disconnection of one of the services of the license owner provided to the subscriber;
"Termination of Service"	-	Disconnection of all services of the license owner provided to the subscriber, and cancelation of the contracting agreement with him."

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

69.       Prohibition on the Termination or Disconnection of Service

            The Licensee may not terminate or disconnect cellular system services and other services, which the Licensee must provide under this license, unless that stated in this part is fulfilled, or that stated in Section 48.

69a.     Prohibition on Termination of Service

The license owner is not allowed to terminate mobile telephone services or other services, that The license owner is obligated to provide under this License, unless the following in this part or in section 48 occurs.

69b.     Discontinuation of Service at the Request of the Subscriber

69.1b   A subscriber may request from the license owner to discontinue any one of the services of the license owner, once per year, for a period between  not less than thirty (30) days and ninety (90) days.

69.2b   A subscriber may submit a request to discontinue service by the following methods:

In writing, including by regular mail, facsimile, email or online form on the website of the license owner, to which various files may be attached, and the license owner may permit the submission of requests by online chat.

Orally, by calling the call center or at the service station of the license owner;

69.3b   The license owner shall document the request of the subscriber and shall make this documentation available for delivery or transfer to the manager, at his request, and within five (5) business days from the date of submission of the request.

69.4b  The license owner shall discontinue services, disconnect services or terminate services no later than the business day following the date in which the request was submitted; if the subscriber stated a future date from the discontinuation of service, disconnection of service or termination of contract, the license owner shall fulfill the request on the date stated by the subscriber.

69.5b   The license owner shall document the date (date and time) in which the subscriber's request was made in its information systems.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

69.6b   Once service is discontinued for a subscriber, the license owner shall renew the provision of the service no later than the business day following the date in which the request was submitted unless the subscriber requested a later date for the renewal of the provision of the service.

69.7b   if the subscriber requests to discontinue any of the services of the license owner, the license owner shall preserve the telephone number for the subscriber for the entire discontinuation period, and shall not transfer it to another.

69.8b   The license owner may not charge the subscriber payment for the discontinuation of service, for its renewal, and may not charge the subscriber payment for the discontinuation period of all of its services.

69.9b   Following the renewal of the provision of the service to the subscriber, the license owner shall charge the subscriber according to the rates of the plan and its terms, according to which the subscriber was charged prior to the discontinuation of the service unless the rates for the plan and its terms were modified during the discontinuation period for all of the subscribers of that plan.

69c.     Disconnection of Service at the Request of the Subscriber

69.1c   A subscriber may request the license owner to disconnect a service; the subscriber may make his request in writing or orally, as stated in Section 69.2b.

69.2c   The provisions of Sections 69.3b until 69.5b above shall apply to the disconnection at the request of the subscriber, and the license owner may not charge the subscriber for the disconnection of the service.

69d.     Termination of Contract at the Request of the Subscriber

69.1d   A subscriber may notify the license owner of the termination of the contract between them; the subscriber may make his notice in writing or orally, as stated in Section 69.2b.

69.2d   The provisions of Sections 69.3b until 69.5b above shall apply to the termination of the contract at the request of the subscriber.

69.3d  The license owner shall send the subscriber notice regarding the termination of the contract within two business days from the date the subscriber requested the termination of the contract. The notice shall include, inter alia, the date on which the termination of the contract was made and the last date of delivery of the last final bill, referring to the last bill period of his subscription with the license owner ("Final Bill").

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

69.4d   A subscriber who terminated his contract with the license owner shall receive a Final Bill as soon as possible, and no later than two months from the date of termination of the contract.

            The Final Bill shall state the date on which the termination of the contract was made, and it shall be titled "Final Bill".

69.5d   Nothing in the provisions of this section may derogate from the termination of the contract by way of the mobility of numbers in accordance with the numbering plan regarding mobility of numbers – combine version dated August 22, 2005, and its amendments.

69e.     Preserving a Telephone Number upon the Termination of Contract

69.1e   Once a contract is terminated between the license owner and a subscriber, whether initiated by the license owner or by the subscriber, the license owner shall preserve, free of charge and without conditions or restrictions, the telephone number for the subscriber, shall not transfer it to another and shall not return it to the number database intended for allotment for a period of fourteen (14) days from the date of termination of the contract.

69.2e   If the subscriber requests to receive back his telephone number within the said time period, the license owner shall immediately fulfill the request of the subscriber, and may charge the subscriber for the time period between the termination and the renewal of that telephone number that was returned to him according to the rate plan which the subscriber had before the termination of the contract, and continue charging him according to said rate plan.

69f.      Discontinuation of Service or its Disconnection or Termination of Contract – General Provisions

69.1f    The license owner shall set forth in his website, in a prominent place and in a prominent manner, a link named "Discontinuation / Disconnection of Service"n, clicking thereon shall refer to the three following options:

Discontinuation of service;

Disconnection of service;

n A link named "Contact Us" shall not be considered a replacement for said link.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Termination of contract.

69.2f    The license owner shall present the following details in each one of the three options:

A short explanation regarding the option chosen;

Methods of contact regarding the submission of a request in each of the said methods, including telephone number, address, facsimile number, email address, online form and internet chat, if the license owner chooses this methods, in which the subscriber may submit the request as stated;

The details which the subscriber is required to state in the framework of his request, including the telephone number, subject of the request, the identification number of the subscriber, the last four (4) digits of the method of payment, email address, provided that the subscriber makes use of email to submit his request, and the date which the subscriber determined for the performance of his request;

The date on which the request of the subscriber shall be fulfilled, the date on which the billing on the phone bill shall terminate and the date on which the Final Bill shall be sent to the subscriber in the event of termination of the contract.

69.3f    The license owner shall publish in each telephone bill the telephone number, address, facsimile number and email address, by which the subscriber may submit said requests.

69.4f    If the subscriber submitted his request by way of email, the license owner shall send a return email immediately upon the receipt of the request, confirming the receipt of the request. The email shall include the number determined for the request of the subscriber in the system of the license owner, the date of receipt of the request and the content of the request, as was sent by the subscriber.

69.5f    If the subscriber submitted his request by way of an online form, the license owner shall present on the screen of the equipment through which the online form was sent (computer or appropriate MTS end user equipment), notice confirming the receipt of the request; the notice shall include the details specified in Section 69.4f.

69.6f    If the request of the subscriber, which was submitted by way of an online form, included any detail of those specified in subsection 69.2(c) being incorrect, the license owner shall mark the incorrect detail on the online form and the subscriber shall be requested to re-deliver the request with the correct detail.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

70.       Void

71.       Void.

71A.T48)          Blocking of Cellular End-User Equipment

71A.1   The license owner shall maintain in its MTS system the identification number of the end user equipment (IMEI – International Mobile Equipment Identity) that the subscriber made use of, with the exception of the MTS end user equipment operating with IDEN technology (hereinafter in this Section – "End User Equipment").

(a)        On the date of delivery of the cellular end-user equipment to the subscriber, on the date of contracting with the subscriber or on the date of renewal of the contract, including on the date of replacement, upgrading or repair of the cellular end-user equipment.

(b)        In the case of cellular end-user equipment that was not provided to the subscriber by the Licensee, the Licensee will make reasonable efforts to bring to the subscriber's attention the possibility available to him of registering with the Licensee the identification number of such aforesaid cellular end-user equipment.

(c)        At the subscriber's request from the Licensee; the subscriber's request may be via the telephone, after the Licensee has verified the reliability of the request.

71A.2  If the subscriber notified the license owner that his End User Equipment was stolen or lost, the license owner shall do as follows:

During the call with the subscriber when his delivers his message, as stated, the license owner shall authenticate the identity of the subscriber.

The license owner shall raise before the subscriber the option of submitting a complaint at the police station for theft or loss of the End User Equipment.

The license owner shall request from the subscriber an alternate telephone number with which he can be contacted.

The license owner shall immediately and free of charge "discontinue the service" for all services provided for use, including international services, by blocking the smartcard of the subscriber, with the exception of incoming calls if the subscriber requested not to block these calls, immediately upon receipt of the notice regarding the theft or loss of the End User Equipment, and shall inform the subscriber in this regard.

T48) Amendment No. 48 (inception: this amendment will come into force on October 2, 2008).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Despite the aforementioned, the license owner shall "discontinue the service" free of charge for all MTS services provided to the subscriber, including incoming calls, after three (3) days from the date of receipt of the notice regarding theft or loss of the End User Equipment.

If the subscriber notified of theft or loss of the End User Equipment while he is abroad and receiving international roaming services, the license owner shall immediately and free of charge "discontinue the service" for all MTS services provided to the subscriber by blocking the smartcard of the subscriber, including incoming calls, unless the subscriber requested not to block these calls.

The license owner shall block the End User Equipment free of charge by blocking the identification number of said End User Equipment, as recently recorded on the MTS system of the license owner, immediately after twelve (12) hours had passed from the time of the subscriber's notice of the theft or loss of the End User Equipment. The license owner shall make it clear to the subscriber that upon receive of his notice of the theft or loss of the End User Equipment, blocking the End User Equipment by blocking his identification number shall be performed at that time.

The license owner shall immediately and free of charge remove the blockage of the End User Equipment upon demand of an authorized factor. "Authorized Factor" for this Section is a police officer who obtained authority from a police officer with a Brigadier General ranking to contact the license owner and instruct it as to the removal of the blockage. The license owner shall make a special marking in its information system of the End User Equipment regarding which the "Authorized Factor" requested to remove the blockage, however it shall not provide any information regarding the removal of the blockage, as stated.

The license owner shall re-block the End User Equipment after receiving the approval of the Authorized Factor.

The license owner shall renew the supply of all services to the subscriber immediately upon delivery of a new smartcard to the subscriber.

The license owner shall state on the telephone bill of the subscriber, following the date on which the subscriber's notice regarding the theft or loss of the End User Equipment was provided, or the telephone bill following that, the date and time of the subscriber's report, date and time of the discontinuation of the MTS services to said End User Equipment, as specified in Sections 71.2a(d) until 71.2a(f), and the date and time of performing the blockage of the End User Equipment, if the Equipment is not located. The Licensee may deliver the said information in a letter or email message or SMS instead of the telephone bill.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The license owner shall preserve documentation of the telephone bill, which includes said notices or of the letter, and shall make the documentation available for delivery or transfer to the manager, at his request, within five (5) business days from the issuance of the bill.

A license holder shall transfer daily to all the mobile phone operators, including the mobile phone operators in another network, and the licensed entity, a computerized file, which will include information with respect to all end equipment, the identification number of which has been blocked by it on the same day, all end equipment for which the blocked identification number was removed that day at the request of a subscriber, all end equipment for which the blocked identification number was removed that day at the request of a licensed entity, as well as all end equipment whose identification number was blocked anew with the authorization of the licensed entity, after the blocking was removed earlier at its request. The license holder shall send the aforesaid computerized file daily up to 11 p.m. with respect to all end equipment that has been blocked or that has had the blocking removed, as aforesaid, up until the time 11 p.m.

The license holder shall update in his information system on a daily basis up to the hour of 12 a.m. (midnight) the list of end equipment, which was blocked by the license holder that day and, in addition, shall update by 12 a.m. (midnight) of the same day the list of end equipment that was blocked by other mobile phone operators on that day, and with regard to which a report was delivered thereto by means of the computerized files that were sent thereto by the other mobile phone operators. The list shall include the following details with respect to all end equipment:

(1)        Identification No. (IMEI);

(2)        Name of manufacturer;

(3)        End equipment model;

(4)        Time at which blocking was implemented;

(5)        Name of license holder that ordered the blocking to be implemented;

The license holder shall allow at any time the performance of a search on its Internet site in accordance with the Identification No. of the end equipment, whose Identification numbers were blocked due to a notice of theft or loss.

The license holder shall retain in his possession an updated list with the details as specified in sub-section (n) of all end equipment that has been blocked, and shall deliver it or transfer it to the manager on demand. The said list must be identical for all mobile phone operators.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The license holder shall publicize on its Internet website the following information:

Recommendations with respect to actions that the subscriber must take in the event that his end equipment is stolen or lost, including:

((a)) determination of a password for the prevention of use of the End User Equipment by anyone who is not authorized;

((b)) installation of applications on End User Equipment if it is a smartphone, with which the location of the End User Equipment can be located and which allow remote blocking of access to information on it or erasing it;

((c)) backing up on a computer or by way of cloud services of necessary information, such as: pictures, movies, list of contacts and email messages.

(2) The actions which the subscriber must take once he becomes aware of the theft or loss of the End User Equipment.

71A.3   The Licensee will provide details of end-user equipment that was blocked by it to any other cellular licensee, not later than the workday after implementing that stated in Section 71A.2.

71A.4   (a)T50)      The Licensee may not provide cellular services to end-user equipment that was blocked by it or by another cellular licensee.

(b)T50)      Notwithstanding that stated in Section 71A.2 and Subsection (a), if it is found that blocking the identification number will cause the discontinuation of service to other end-user equipment having the same identification number, the Licensee may abstain from implementing the block as stated.

71A.5     The Licensee will remove the block on end-user equipment that was blocked by it, after receiving a request T50) from the subscriber. Removal of the block will be done not later than one workday after the Licensee has verified the reliability of the request, unless the subscriber has specified a later date in his request T50).

71A.6     The Licensee will publish to all its subscribers its obligations with respect to the possibility of blocking cellular end-user equipment, the procedure for registration of the identification number of cellular end-user equipment with the Licensee and the ways of communicating with it for the purpose of implementing the block. The publication will be made in at least the following ways:

(a)        In the contract;

(b)        On the Licensee's website;

(c)        In a separate information sheet to be enclosed with the bill submitted to the subscriber, by January 30, 2009T50).

______________________
T50) Amendment No. 50.
T50) Amendment No. 50
T50) Amendment No. 50
T50) Amendment No. 50
T50) Amendment No. 50

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

71A.7T50)        Void

72.        Termination or Disconnection of Service Due to Breach of Agreement

72.1      The LicenseeA16) may terminate or disconnect the service or the engagement to a subscriber if one of the following is fulfilled:

(A)       The subscriber did not pay a payment he owes in respect of service he received, on the date set for its defrayal in his contract with the Licensee;

(B)        The subscriber breached a condition in the contract between him and the Licensee, which was established as a material condition;

(C)        The subscriber used unlawfully or allowed another to use as aforesaid the end-user equipment in his possession.

72.2      The service will not be terminated, the service will not be disconnected and no termination of the engagement action will be taken in regard to the Subscriber in the cases detailed in Section 72.1(a) and (b) until after the Licensee gave the Subscriber early written notice of at least 10 days before the termination or disconnection or termination of the engagement date; in the notice it will state that the Subscriber was given an opportunity, within the timeframe to be determined in the notice, to remedy the act or omission due to which the service will be terminated or the service will be disconnected or termination of the engagement action will be taken.  The Licensee will document the notice given to the Subscriber, will save the documentation in its possession and will make it available for delivery or transfer to the manager, pursuant to its demand, and this within Five (5) work days of the day the service was terminated, or the service was disconnected or the termination of the engagement.

72.3T2)            Notwithstanding that stated in Section 72.2, the Licensee may terminate or disconnect a service to a subscriber or terminate the engagement without prior notice, if one of the following is fulfilled:

(a)       The subscriber did not pay, for the third time during the same year, the bill in respect of the payments he was charged for cellular services, on the date set therefor in the payment notice. In this paragraph, "year" – the period from January 1 to December 31;

(b)        There is a reasonable suspicion of a fraudulent act being committed through the subscriber's end-user equipment or using the features of the end-user equipment;

72.4T2)           The Licensee may disconnect service to a subscriber if it has found that the end-user equipment in the subscriber's possession, through which the subscriber receives cellular services, causes interference with the provision of cellular services to other subscribers or interference with the cellular system activity, provided that the Licensee gave the subscriber notice in writing at least 21 days prior to the expected disconnection date. The notice will specify the reason for the expected disconnection and state that the subscriber is being given an opportunity, within an amount of time to be set in the notice, to repair the end-user equipment in such manner as to prevent said interference.

T50) Amendment No. 50
T2) Amendment No. 2 (due to a clerical error in the amendment, appeared as Section 71.3 instead of 72.3).
T2) Amendment No. 2 (due to a clerical error in the amendment, appeared as Section 71.4 instead of 72.4).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

72.5 If the license owner terminated all of its services due to a breach of agreement by the subscriber, the monthly or other fixed periodic payment collection from the subscriber shall discontinue on the date of discontinuation of service, as stated, until the date of renewal of supply of all services; during the bill period in which the discontinuation of service was made, as stated, the license owner shall charge the subscriber a fixed payment as specified in Section 74.3(c) or according to that specified in Section 74.3(d), as applicable.

72A.T48)          Discontinuation of Service to a Dormant Subscriber

72A.1  The License Owner may disconnect service for a dormant subscriber If the Licensee wishes to discontinue service to a dormant subscriber, it must give the dormant subscriber prior notice of such intention, in the manner set out below (hereinafter in this section "the notice"). The time of discontinuation of the service may not be less than thirty (30) days after the date of sending of the notice.

72A.2   The Licensee will specify in the notice the telephone number in respect of which it intends to discontinue the service.

72A.3   The sending of a notice to a dormant subscriber will be done:

(a)        With respect to a subscriber whose name and address are known to the Licensee, in each of the following ways:

(1)          By a letter via regular post;

(2)          By two SMS messages to be sent to the dormant subscriber at a difference of at least two weeks between the messages.

(b)        With respect to a subscriber whose name and address are not known to the Licensee – by four SMS messages to be sent at a difference of at least one week between the messages.

(c)       Notwithstanding that stated in Subsections (a)(2) and (b), if the subscriber's end-user equipment does not support the receipt of SMS messages, the Licensee will send the subscriber voice messages instead of SMS messages, insofar as the subscriber's end-user equipment supports the receipt of voice messages.

(d)        The license owner shall preserve documentation regarding delivery of notice to a dormant subscriber as follows:

A copy of the letter sent by regular mail;

Printout from notebook server of message delivery, as specified in Section 60.6(c).

T48) Amendment No. 48 (inception: this amendment will come into force on October 2, 2008).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

72A.4  The Licensee may not discontinue service to a dormant subscriber to whom a notice was sent, where the dormant subscriber has notified the Licensee that he does not wish the service to be discontinued. The subscriber may deliver such a message via the telephone or in writing, including by fax or by email.

            Notwithstanding the aforesaid, the Licensee may discontinue service to a dormant subscriber who has notified it that he does not wish the service to be discontinued, after the subscriber was sent at least two notices, as stated in Section 72A.3 and 72A.5, and where in the second notice the Licensee has notified the subscriber that if within one year from the date of the second notice the subscriber does not make use of the cellular service, the subscription to the service will be discontinued, without delivery of further notice to the subscriber.

72A.5  The Licensee may not send the subscriber further notice concerning its wish to discontinue the service after one year has passed from the date on which the subscriber was sent the previous notice in that regard.

72A.6  The Licensee will keep the telephone number of a dormant subscriber to whom service was discontinued, during at least four months, without payment, from the date of discontinuation of the service, before the number is returned to the pool of telephone numbers of the Licensee itself or to another cellular licensee who originally allocated the number to the dormant subscriber. If during this period a written request is received from the subscriber to renew the service, the Licensee will renew the service upon the same terms as those that applied prior to the discontinuation of the service, free of charge.

72A.7  Where service was discontinued to a dormant prepaid subscriber who has a balance of the payment remaining to his credit, the Licensee will refund the appropriate balance within 30 days after receiving a written request from the subscriber who has proven that he is the owner of the line to which the service was discontinued, provided such request is received by the Licensee not later than six months after the date of discontinuation of the service.

72B. A68          Disconnection of service due to recovery of the network in a fault event

72B.1   The license holder may temporarily disconnect or limit services that it is obligated to provide due to the need to allow speedy recovery of the networkin a material fault event.

For this purpose, "Material Fault" – a fault which causes disconnection of service for 10% of the subscribers, or for 100,000 subscribers at least, whichever is lower.

In this section, "Subscriber" – including a subscriber of a mobile phone license holder on another network and a subscriber of a roaming license holder using the network.

_____________________________
A68 Amendment No. 68

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

72B.2   The license holder will submit a detailed engineering procedure and process for recovery of the network in the event of a Material Fault (the "Procedure"), for the Director's approval, within 15 days from the date of signing of this Amendment.

72B.3   During a Material Fault, the license holder will act according to the Procedure that was submitted to the Director or which was approved by the Director, whichever is later.

72B.4   The Procedure will include, inter alia, initiated disconnection of service for subscribers who were not directly affected by the Material Fault, which shall begin two hours at most after the identification of a Material Fault, for the purpose of reduction of the load and controlled restoration of proper and regular service.

72B.5   Insofar as possible, the Procedure will allow preference to be given to the provision of proper and regular services to the armed forces, public emergency services and hospitals, as the Director shall determine."

73.       Disconnection of Service Due to Maintenance Operations

73.1    The Licensee may temporarily disconnect or restrict services that it is obligated to provide (hereinafter – disconnection due to maintenance), if the need to carry out vital cellular system maintenance or setup operations necessitates this, provided the following are fulfilled:

The duration of the disconnection due to maintenance does not exceed twelve (12) consecutive hours;

The number of disconnections due to maintenance does not exceed two (2) during a single year;

Void.A2)

The Director may ask the Licensee for a detailed explanation regarding the circumstances necessitating disconnection due to maintenance, and may ask the Licensee to postpone said disconnection if he came to the realization, after considering the Licensee's contentions, that a vital public interest necessitates such a postponement.

If due to the need to carry out vital maintenance or setup operations in the cellular system requires disconnection of service exceeding 12 hours, the Licensee will ask in advance for the Director's approval. The request will specify the maintenance operations required and the actions taken by the Licensee to speed up these operations and reduce, inasmuch as possible, the duration of the service disconnection.

Void. A2)

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

If disconnection or restriction of service is required urgently for the purpose of carrying out immediate, vital operations, the Licensee will notify the Director forthwith, including by phone, cable or fax, regarding the urgent disconnection or restriction. The Licensee will notify its subscribers about the aforesaid urgent disconnection or restriction, as early as possible, including via the public address system operating through the cellular system, insofar as this is possible, as well as through the public media.

Notwithstanding that stated in Sections 73.1 and 73.4, the Licensee does not have to notify the Director or the subscribers about disconnection due to maintenance, when the following are fulfilled:

The duration of the disconnection due to maintenance does not exceed half an hour;

Disconnection due to maintenance is being done between 24:00 Saturday night and 05:00 Sunday morning the following day.

Such a disconnection will not be counted in the number of disconnections as required under Section 73.1(B).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

CHAPTER F – PAYMENT FOR SERVICESA8)

Part A – General

73A.    Definitions

In this chapter –

“Licensee”	-	Anyone to whom the Minister has granted, in accordance with the Law, a general or special license;

“Airtime”	-	Duration of the time in which a subscriber receives cellular services, whether the connection is initiated by the subscriber or by someone else;

“Airtime unit”A31A31)	-	Time unit of 12 seconds at the most, but starting from Thursday, 1 January 2009, a time unit of 1 second.

“Package of services”	-	Several services sold to a subscriber as a package, for which a rate has been set as specified in section 75.2.

“Public telecommunications network”	-	Including an international telecommunications system.

“Payment for completion of a call”	-
Payment made by the initiator of a call which began on end-user equipment connected to one public telecommunications network and ended on another public telecommunications network, or on end-user equipment connected to such a public telecommunications network, for completing the call on the other public telecommunications network.

74.       Payment Categories

74.1 A57          The Licensee may collect from its subscribers payments for Cellular services, as follows:

(a)        A onetime installation fee for connecting mobile or portable end-user equipment held by the subscriber to the Cellular system (hereinafter – connection fee);

(a1) Smartcard fee – one-time payment for a smartcard (SIM).

(b)        A fixed monthly A57 payment;

(c)        Payment for airtime as specified in section 75A;

_____________________________________
A57 Amendment No. 57 (Inception: This amendment will come into force on the day of signing the Amendment)
A57 Amendment No. 57 (Inception: This amendment will come into force on the day of signing the Amendment)

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

(d)        Payment for completion of a call as specified in section 75A;

(e)        Payment for basic telephone services, related services and value added services, detailed in the First Schedule to the License;

74.2 A57           The Licensee may not collect from a subscriber:

(a)        Payment for establishing a call;

(b)        A minimum price for a call.

74.3      The license owner shall collect payments from the subscriber according with the following:

in a One-Time Transaction, the payment for the services that are supposed to be provided in the framework thereof shall be Pre-Paid; the license owner may collect the entire payment in a transaction of this kind retroactively.

in an Ongoing  Transaction, the payment for the services provided in the framework thereof shall be Post-Paid, however the license holder may collect in an Ongoing Transaction Pre-Paid at the request of the subscriber, provided that the payment is made in cash by way of vouchers that will be issued to the subscriber by the license owner.

In a transaction as specified in sub-section (b), in the framework of which a monthly or other periodic payment was collected from the subscriber, as stated, for the Bill Period, during which the request of the subscriber to terminate the contract or discontinue all of its services, including during the performance of the mobility of the telephone number, the highest of the following:

The ratio between the number of days from the date of commencement of the Bill Period until the date of termination of the contract or the discontinuation date, as stated, at the time set forth by the subscriber in his request, or until one business day at the latest after the date of submission of the request for termination of the contract or discontinuation of all services of the license owner, if the subscriber did not set a date for the termination of the contract or the discontinuation, as stated, and between the number of days included in the Bill Period;

The higher ratio between the services including in the service package between the amount of service units consumed from the date of commencement of the Bill Period until the date of termination of the contract or the date of discontinuation, as stated, or until one business day at the latest after the date of submission of the request for termination of the contract or discontinuation of all services of the license owner, if the subscriber did not set a date for the termination of the contract or the discontinuation, as stated, and between the number of units allotted for the Bill Period.

In a transaction as specified in sub-section (b), in the framework of which a monthly or other periodic payment was collected from the subscriber without a service package, the license owner shall charge the subscriber the fixed payment, as stated, for the Bill Period, during which the request of the subscriber to terminate the contract or discontinue its services, including during the performance of the mobility of the telephone number, as specified in Section 74.3(c)(1).

A57 Amendment No. 57 (Inception: This amendment will come into force on the day of signing the Amendment)

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

In a transaction as specified in sub-section (b), in the framework of which a monthly or other periodic payment was collected from the subscriber, the license owner may not collect any payment from the subscriber for the time period before the performance of the activation of the smartcard.

In a transaction as specified in sub-section (b), in the framework of which a monthly or other periodic payment was collected from the subscriber, following the transfer of a subscriber from one rate plan to another rate plan, the license owner shall charge the subscriber a fixed payment, as stated, for the period from the commencement of the Bill Period until the date of performance of the transaction, in accordance with the rate of the former rate plan, according to that specified in Section 74.3(c) or according to that specified in Section 74.3(d), as applicable, and for the period following the date of performance of the transaction until the date of completion of the Bill Period, based on the ratio between the number of days from the date following the date of performance of the transaction until the date of completion of the Bill Period and between the overall number of days in the Bill Period, according to the rate of the new rate plan.

The date the new tariffs plan will come into force will be no later than the day after the work day on which the transaction was executed.

In a transaction detailed in sub-section (b), within the framework of which a fixed monthly payment or other fixed period was collected from the Subscriber, following the addition of a service to an existing line in respect of which the number of consumption units was not determined, the Licensee will charge the Subscriber the fixed payment, as stated above, pursuant to the ratio between the number of days from the date the service was added and until the end of the bill period. If the number of consumption units was determined for the service, the Licensee will notify the Subscriber that it will be provided to it in full and will be charged the fixed payment fully.

In a transaction detailed in sub-section (b), within the framework of which a fixed monthly payment or other fixed period was collected from the Subscriber, following the addition of a line to an existing account in respect of which the number of consumption units was not determined, the Licensee will charge the Subscriber the fixed payment, as stated above, pursuant to the ratio between the number of days from the date the line was added and until the end of the bill period. If the number of consumption units was determined for the line, the Licensee will notify the Subscriber that it will be provided to it in full and will be charged the fixed payment fully.

The Licensee will not permit activation of the smart card by the Subscriber after the date by which it should have activated it as stated above.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Part B – Setting and Publication of Rates

Part B1 – Package Services in Israel

75.       Setting the Rates and Their Amount

75.1     The Licensee shall fix a rate for every service and package of services provided by it to its subscribers, and it may determine the manner of linkage of the rate to the index. The Licensee shall notify the Director of the amount of each rate, before the rate comes into effect.

75.2     The Licensee may designate packages of services according to types of services included in the package or time periods or by any other method. The Licensee may set a separate rate for each of the services included in the package or set a general rate for the package.

75.3    The Licensee shall offer each package of services at equal terms and at a uniform rate according to categories of subscribers; For purposes of this section, “category of subscribers” – A16)a group of subscribers whose attributes provide reasonable justification for distinguishing it from another group.

75.4     The Licensee shall allow any subscriber, without discrimination, to switch from one package of services to another that is being offered by it at the time. The Licensee shall include such a provision in the contract with its subscribers. In the framework of this provision it may set payment terms, for implementing the switch.

75.5T49) If the Licensee contracts with the subscriber in regard to a certain service or package of services, and the contract includes a commitment as defined in Section 56A.1 ("commitment period"), the following provisions will apply, with the exception of a business subscriber:

(a)      The terms of the contract, excluding the contract rates, will be final, known and fixed in advance for the entire commitment period.

(b)      The rate for each service will be fixed on the date of the contract and will be uniform and specified in shekels for the entire commitment period.

For purposes of this section, "uniform" – any rate before VAT which the subscriber is required to pay, as determined on the date of the contract, may not be increased during the commitment period.

Notwithstanding the aforesaid, the Licensee may provide its subscriber services at lower rates than those fixed in advance in the contract, during a limited time period, to all the subscribers or to a certain type of subscriber.

(c)        The Licensee will include provisions as stated above in the contract with the subscriber.

75.6     The Licensee may not condition a contract with a subscriber or a subscriber’s switch from one package of service to another on the purchase of value added services or end-user equipment from the Licensee.

75.7     Void.

T49) Amendment No. 49 (Inception: This amendment will come into force on December 31, 2008).

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

75.8    (a)         The Licensee may not collect from a subscriber payment for a call when the call was not initiated by the subscriber (hereinafter – uninitiated call).

(b)        Notwithstanding that stated in subsection (a), the Licensee may collect from a subscriber payment for an uninitiated call in the following cases:

(1)        Call transferred to the subscriber by means of a roaming service;

(2)        Collect call to which the subscriber has given his agreement;

(3)        A call created by dialing a special prefix for a toll-free service that was allocated to the subscriber under an agreement with himA55;

(4)        VoidA51

(c)        The licensee may collect from a subscriber initiating a call by dialing the following services or access codes, payment not exceeding the tariff collected by the licensee from a subscriber for a call whose destination is on a domestic operator network: A51

(1) Split charge call service1;

(2) Short number service for businesses2;

(d)        For a call to an international destination, the Licensee may receive only the payment imposed on the international operator, as determined in the Interconnection Regulations." A54

75.9A18) Inception

Void A55

75.10   The payment for airtime will be determined in the manner set out below:

(a)        The payment for airtime will be determined according to an airtime unitA31); For the purpose of calculating the payment, a part of an airtime unit shall be deemed the same as a whole airtime unit.

(b)        The payment for each airtime unit, at least during the first minute of contact, will be fixed.A57

A55 Amendment No. 55 (Inception: This amendment will come into force on the day the relevant amendments to the Payment Regulations and to the Interconnection Regulations come into force, or on March 28, 2010 – whichever the later)
A51 Amendment No. 51 (Inception: This amendment will come into force on March 31, 2009)
A51 Amendment No. 51 (Inception: This amendment will come into force on March 31, 2009)
1  Pursuant to the "split charge call" service file (1-700 service).
2  Pursuant to the Administration Direction on "Short Form Dial for Businesses - Star  (*) Plus Four Digits" dated May 4, 2008
A54 Amendment No. 54 (Inception: This amendment will come into force on the day the amendment to the Interconnection Regulations concerning a call from a cellular network to an international telecommunications network comes into force)
Inception The inception of section 75.9 is on December 15, 2002.
A55 Amendment No. 55 (Inception: This amendment will come into force on the day the relevant amendments to the Payment Regulations and to the Interconnection Regulations come into force, or on March 28, 2010 – whichever the later)
A57 Amendment No. 57 (Inception: This amendment will come into force on the day of signing the Amendment)

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

(c)        The duration of the call for payment purposes is from the moment the connection is established between the subscriber who initiated the connection (hereinafter – the calling subscriber) and the subscriber receiving the call, until the moment when the call is terminated, which is the moment when an instruction to terminate the connection is received from the calling subscriber or from the subscriber receiving the call; The duration of the connection setup time, until the moment the connection is established, and the duration of the disconnection time, from the moment the instruction to terminate the connection is received until it is actually implemented, is not included in the count of the duration of the call.

            In this regard, subscriber receiving the call – including a voice mailbox.

            “Voice mailbox” – an installation or device forming part of the cellular system, designed to enable the calling subscriber to leave a voice message for the called subscriberA40).

(d)        A40) Regarding a call that is transferred to a voice mailbox, the Licensee shall play to the calling subscriber an introductory voice message, lasting at least 2 seconds (in this subsection – “message”), and will enable the calling subscriber, at his option, to disconnect the call without any debit, in the course of the message, or within a reasonable time being not less than one second after the end of the message (“reasonable time”). In such case, the moment of establishing the connection with the subscriber receiving the call, within the meaning of subsection (c) above, will be deemed to occur at the end of the reasonable time.

           The wording of the message will be: “The call is being transferred to a voice mailbox,” and it will be articulated clearly and at a reasonable speed. In this subsection, “call transferred to a voice mailbox” – excluding a call originating in an international telecommunications system.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

75.11(a) (A71)
In this section –

"Limited Plan" – A minute plan which is limited to a number of minutes according to the subscriber engagement plan.

"Unlimited Plan" – An unlimited minute plan, for which the subscriber pays.

"Toll-Free Number" – A telephone number, a call to which from any network has been determined to be free of charge for the caller;

"Special Telephone Number at a Composite Rate" – A national or network telephone number in an Irregular Number Pattern, the rate of a call to which is a Composite Rate;

"Special Telephone Number at a Regular Rate" – A national[15] or network[16] telephone number in an Irregular Number Pattern, the rate of a call to which does not exceed the Regular Rate;

"Irregular Number Pattern" – A number pattern which is not a regular number pattern;

"Regular Number Pattern" – A number pattern of geographical numbers and national numbers, as defined in the number plan[17];

"Composite Rate" – A rate comprising a Regular Rate plus a rate for a service that is provided by a Licensee or anyone on its behalf or a service provider;

"Regular Rate" – A rate per call minute to telephone numbers in a Regular Number Pattern, in accordance with the subscriber's tariff plan.

(b)	The Licensee shall not charge a subscriber calling destinations with Toll-Free Numbers and will not count the calling minutes to such destinations in a Limited Plan.
(c)
The Licensee may charge a subscriber calling destinations with Special Telephone Numbers at a Regular Rate, and shall count the calling minutes to the said destinations in a Limited Plan or in an Unlimited Plan. For the avoidance of doubt, the Licensee may not charge a subscriber calling destinations with Special Telephone Numbers at a Regular Rate any extra fee over the fixed payment that he pays for the minute plan, insofar as the subscriber shall not have exceeded the minute quota in the plan. If the subscriber exceeds the minute quota in the plan, the Licensee may charge him for calling the said destinations according to a rate no higher than the Regular Rate. In addition to the aforesaid, the Licensee may not make any distinction in the rate, according to which it charges the subscriber, between calling telephone numbers with a Regular Number Pattern and calling Special Telephone Numbers at a Regular Rate, including by determining separate call minute plans.

(d)
If the charge for calls to destinations with Special Telephone Numbers is made according to a Composite Rate, the Licensee shall count the calling minutes to the said destinations in the framework of the Limited Plan or the Unlimited Plan for which the subscriber pays.

The Licensee may charge the subscriber for the services provided in the framework of calling telephone numbers which are charged according to a Composite Rate, whether the charge is made according to a call minute or the charge is fixed per call, in addition to the fixed payment for the minute plan.

A54 Amendment No. 71 (Inception: Sections 75.11(a)-(c) will take effect no later than September 3, 2013; Sections 75.11(d) will take effect no later than December 3, 2013).
15  A telephone number, access to which is possible from any network.
16  A telephone number, access to which is possible only from the license holder's network.
17  For example, numbers in the pattern 03-XXXXXXX, 05Y-XXXXXXX and 07Z-XXXXXXX.
First Schedule - 1

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

2.	Sections 75.11(a)-(c) will take effect no later than Elul 28, 5773 (September 3, 2013). Section 75.11(d) will take effect no later than Kislev 30, 5774 (December 3, 2013).

75A.    A25)Completion of a Call in Another Public Telecommunications Network

The payment for completion of a call to be collected by the Licensee shall not exceed the interconnection rate specified in the Telecommunications Regulations (Payments for Interconnection), 2000.

75B.     A2A25)Completion of an SMS on Another Public Telecommunications Network

The Licensee may collect from a subscriber for the transfer of an SMS which is being transferred from end-user equipment that is connected to the network to end-user equipment that is connected to a  cellular system of another  cellular licensee, a payment not exceeding the payment which the Licensee collects from the subscriber for the transfer of an SMS which is transferred from end-user equipment that is connected to the network to end-user equipment that is connected to the network, plus a payment not exceeding the rate for the transfer of an SMS specified in the Communications Regulations (Telecommunications and Transmissions) (Payments for Interconnection), 2000.

For purposes of this section –

“SMS” – telecommunications messages comprised of writing, including signs or symbols, transferred from end-user equipment that is connected to the network, to end-user equipment that is connected to the network or to a  cellular system of another  cellular licensee.

75C.     A27)Temporary Order

Notwithstanding that stated in section 75B, for the period beginning May 9, 2004 and ending February 9, 2005A29), the following provisions shall apply:

(a)        The Licensee may collect from a subscriber for the transfer of an SMS which is destined for end-user equipment that is connected to a  cellular system of another  cellular licensee (hereinafter – “inter-network SMS”) a payment not exceeding the payment which the Licensee collects from the subscriber for the transfer of an SMS which is transferred from end-user equipment that is connected to the network to end-user equipment that is connected to the network, plus a payment not exceeding the rate for the transfer of an SMS specified in the Communications Regulations (Telecommunications and Transmissions) (Payments for Interconnection), 2000, less a rate of 0.7%8;

8 The 0.7% reduction is based on a report received from some  cellular operators concerning the rate of inter-network SMS messages that did not reach their destination. Section 75C was enacted as an temporary order, with the  cellular operators to make the necessary adjustments in the  cellular systems and in the interconnection arrangements between them to enable full implementation of section 75B of their license. To remove doubt, it is clarified that this temporary order was enacted only for a limited time,  owing to difficulties that were pointed out by the  cellular operators concerning the possibility of receiving information about non-completion of an SMS on another  cellular network; However, beyond this, nothing may be inferred from this temporary arrangement concerning permission to collect payment for an SMS that was not transferred to its destination, and said arrangement does not detract from the Ministry’s basic position according to which, in general, no payment may be collected for a telecommunications service that was not realized.

First Schedule - 2

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

(b)        The Licensee may collect from a subscriber payment for an inter-network SMS as stated in subsection (a), even if its transfer to the called subscriber was not completed.

75D. A58Notice Concerning Utilization of Service Package in Israel

75D.1  Void.

75D.2  Notices regarding Utilization of Service Package

If the subscriber purchased a service or service package for which a quota of units was set, the license owner shall notify the subscriber by text message about the rate of utilization of the unit quota when the subscriber utilized 75% and 100% of the unit quota of the service package or any one of the services included therein. The text message shall be sent to the subscriber as close as possible to the date on which the subscriber reached each of said utilization levels. The text message shall be sent to the telephone number of the subscriber and to an additional telephone number, if the subscriber set one upon when contracting with the license owner. The text message shall be sent free of charge, and shall include the rate of utilization of the package or the service, the date on which the subscriber reached said utilization while detailing the date and time on which the utilization rate of determined, the rate of deviation from the service package or any of the services included therein, if the deviation is permitted, and the date of completion of the Bill Period. Said data shall be specified in accordance with the matter according to:

Call minutes;

Text messages;

Surfing (on MB);

Combined call minutes and text messages;

Combing call minutes, text messages and surfing.

For this matter, "Service Package" – a number of services marketed to the subscriber as a package with a fixed monthly payment, including service of calls in Israel, call service abroad, text message service or internet surfing service, when the package was determined for an overall unit quota18, or a certain unit quota was determined for each of the services included therein19, or that the subscriber determined a usage limit for usage control.

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
18 Thus, for example, a package including 100 units of call minutes, text messages and internet surfing (in MB) for 15 NIS, the subscriber shall receive a text message in accordance with consumption regarding all of the above services. Thus, for example, a text message shall be sent after 75 units were utilized, and an additional warning text message shall be sent after 100 units are utilized.
19 Thus, for example, a package including 100 call minutes, 100 text messages and 50MB of internet surfing for 20 NIS, the subscriber shall receive a text message, in accordance with the consumption regarding each of the above services. Thus, for example, a text message shall be sent after 75 call minutes were utilized, and an additional warning text message shall be sent after 100 call minutes are utilized.
First Schedule - 3

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

If the service pertains to call abroad, messages shall be sent to the subscriber, as stated, by the license owner, whose international system routes the calls abroad.

If it is a telephone line that is blocked from receiving text messages, the subscriber shall receive voice messages instead of text messages. After hearing the message for the first time on the voice mail, the subscriber shall be given the option by way of pressing a certain key to hear it again, and the message shall be played to the subscriber again, if he so chooses.

The license owner shall allow any subscriber who pays in advance (pre-paid), to receive updates from time to time, free of charge, as to the balance available to him and the date on which the validity of the budget available to him by way of dialing a designated telephone number, following which the subscriber shall receive said information by way of voice mail or by way of a text message.

75.3d   Consumption of surfing service by a subscriber who purchased surfing service

If the subscriber reaches utilization of 100% of the quota determined for surfing service, the license owner shall discontinue the surfing service or shall slow down the surfing rate. The license owner shall send the subscriber a text message, free of charge, in which notice regarding the discontinuation or slowing down of the service shall be made. If the license owner allows surfing at a lower speed, he may not charge the subscriber additional payment beyond the fixed monthly payment for the surfing service.

The license owner may continue providing the subscriber with surfing services for an additional payment following utilization of 100% of the quota set forth for the surfing service determined, provided that the subscriber requested to do so explicitly, as specified in Section 60.6 during the Bill Period in which he utilized 100% of the quota determined for the surfing service; the license owner shall document the explicit request of the subscriber, as stated, and shall preserve the documentation in its possession, and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the request submission date."

First Schedule - 4

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The subscriber may refuse, at the time of contracting with the license owner, to continue receiving surfing services for additional payment after utilizing 100% of the quota set from for surfing services before the completion of the Bill Period.

This shall be noted in a prominent place in the framework of publication of the relevant plan on the website of the license owner, if they are published on the website, and by a representative of the license owner during the performance of the sales contract.

If the subscriber purchased a package, which includes surfing, and which is comprised of a basic surfing package and of additional surfing packages for utilization after the complete utilization of the basic surfing package before the completion of the Bill Period, for each of which an amount of service units and price were determined, the subscriber including a Split Business Subscriber may entirely cancel, at any time, in writing or orally, the purchase of the additional surfing packages he purchased, and shall not be charged more for them as of the date of the request onwards.

This shall be published in a prominent manner in the framework of publishing the relevant plans on the internet of the license owner, provided they are published on the website, and by the representative of the license owner during the sales call.

Insofar as a Subscriber absolutely cancelled the additional browsing packages however began consuming an additional browsing package the charge for it will be made pursuant to the provisions in Section 74.3(c).

If the subscriber purchases a package which includes a basic surfing package, the subscriber may request the license owner, at any time, whether in writing or orally, to block access to the surfing service and the license owner shall reply to his request.

75.4d Consumption of surfing service by a subscriber who did not purchase surfing service

The license owner shall block from surfing a Private Subscriber who did not purchase a surfing package with a surfing volume set forth in the agreement between him and the license owner. The provisions in this sub-section will not apply to a M2M2820 Subscriber and to a Pre-paid Subscriber.

If the license owner blocked the surfing service, as stated in sub-section (a), the subscriber may contact the license owner by way of a telephone call with the service representative for re-connection of the surfing service, and this obligates the subscriber in accordance with the surfing volume he shall order or consume. The representative of the license owner shall state the surfing rate to 1MB to the subscriber. The subscriber's request and its documentation shall be done in accordance with Section 60.6.

20 Machine to machine like home sirens, electric gates.
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PART B2 - International Roaming Service Package

75E. A73 Billing for International Roaming Service

Definitions

75E.1
In this section –

"Arrangement" – A package or plan which includes surfing or calls or text message;

"Surfing Arrangement" – a package or plan which includes surfing.

"Call or Text Messages Arrangement" – a package or plan which include calls or text messages.

"Surfing Package Offer" – An offer of three different packages or plans, insofar as exist at the Licensee, which include Surfing Service, which were offered to the Licensee's subscribers in the month prior to the date on which the package offer was sent to the subscriber.

"Call or Text Messages Arrangement Offer" – an offer of three different packages or plans, if available at the license owner, which include calls or text messages, offered to the subscribers of the license owner during the month prior to the date on which the arrangement offer was sent to the subscriber.

"Package" – A limited number of service units which may be used in a limited period of time, through an international roaming service Abroad, which is sold at a fixed and predetermined price, and is valid for certain Destinations;

"Abroad" or "Destination" – A country, including a ship at sea and an aircraft;

"MB" – One million bytes (MByte);

"Blocked Subscriber" – a subscriber who did not request by way of a form for "access to services" to have permanent access to surfing services.

"Open Subscriber" – a subscriber who requested by way of a form for "access to services" to be permanently accessible to surfing services

"Surfing Service" or "Surfing" – Cellular surfing service Abroad;

"Plan" – A tariff plan for a limited period of time or for a specific trip overseasA74 for the consumption of services through an international roaming service Abroad (such as: call service, sending and receiving text messages and internet) for the Destinations included therein, with the payment for the services being made according to consumption; the rates of the services included in the plan are different to the rate for the same services for a subscriber who did not sign up for the plan; the plan may determine a fixed fee that does not depend on consumption.

"Non-Reduced Rate" – a rate for call minute to a text message and to 1 MB not within the framework of the arrangement.

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
A73 Amendment No. 73 (Inception: This amendment will come into force no later than February 17,2014)
A74  Amendment No. 74
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75E.2
"Reduced Rate" – a rate for call minute to a text message and to 1 MB within the framework of the arrangement.

Notices regarding utilization of international roaming services and non-reduced rates for calls and text messages

An arrangement which the subscriber purchased shall enter into force on the date determined by the subscriber at the time of purchase.

(1) The license owner shall send text messages to the subscriber who purchased the arrangement when the subscriber utilized 75% and 100% of each of the follows:

((a)) The number of service units or the fixed amount of money determined for payment for the usage of the services;

((b)) The period of validity of the arrangement.

(2) The text messages shall be sent free of charge, as close as possible to the date on which the subscriber reached the said utilization level; the text messages shall include notice to the subscriber according to which the said utilization levels were reached, the number of service units left, the number of days left until the end of the period of validity of the arrangement, the date of making the utilization calculation (date and hour) and the rate for the deviation from the arrangement, as far as the deviation is permitted.

In this section, "Service Units" shall be according to these:

((a)) calls – call minutes;

((b)) text messages – the number of text messages sent;

((c)) surfing – surfing volumes by MB or GB.

In packages which include combined call, text messages or surfing messages, the utilization rate of the package shall be calculated according to the said Service Units.

The license owner shall send a text message free of charge to a subscriber who did not purchase a call or text message arrangement, or that said arrangement purchased did not include the destination to which he arrived, immediately upon his arrival to any destination, as stated, which shall state that making calls, receiving calls and sending text messages shall be subject to a fee according to the non-reduced rate. Furthermore, the text message shall include the offer of a call or text message arrangement.

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The license owner shall document the said text messages in this Section, as specified in Section 60.6(c), shall preserve the documentation, and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date it was sent.

(c) Notwithstanding the provisions of Section 75.2E(b)(1) -

The license holder will be exempt from sending SMSs to a subscriber in respect of use of the package to which he subscribed, as stated in Section 75.2E(b)(1), provided that all of the following are fulfilled:

The subscriber purchased the package before Adar B 29, 5774 (March 31, 2014);

The subscriber explicitly agreed in writing to waive receipt of SMSs as stated in Section 75.2E(b)(1);

The license holder proves, to the Director’s satisfaction, that a technological restriction beyond its control is preventing it from receiving an indication in real time or close to real time with respect to the making of direct dial calls.

With respect to a subscriber who makes use of Cellular end equipment which does not support an SMS service, including a tablet with a SIM card and a cellular modem, the license holder will demand of the subscriber, at the time of subscribing to the package, a means of communication as an alternative to SMS (such as Skype, Viber, Whatsapp applications, e-mail or voicemail) (“Alternative Means”); if the subscriber provides Alternative Means, the license holder will send to the subscriber the messages regarding use of the package as stated in Section 75.2E(b)(1) via the Alternative Means.

75E.3
Blocking the Surfing Service to a Private Subscriber, a Split Business Subscriber by International Roaming Surfing to a Blocked Business Subscriber and a Subscriber without a Surfing Arrangement

If a Private Subscriber or a Split Business Subscriber who is charged for international roaming surfing service (hereinafter – "Split Business Subscriber by Surfing Service in International Roaming") or a blocked business subscriber package which includes surfing purchase a package which includes surfing, the license owner shall block the access to the surfing service after the complete utilization of the package or after the completion of the period of validity of the package, the earlier of the two, free of charge, and the subscriber shall not be required to make any payment for the surfing service beyond the payment known in advance for the package he purchased. The license owner shall send the subscriber a text message, free of charge, regarding the said blockage close to the time of the blockage. The text message shall include the surfing arrangement offer.

If a Private Subscriber or a Split Business Subscriber in an international roaming surfing service or a blocked package business subscriber, which includes surfing, comprised of a basic surfing package and of additional surfing packages for utilization after fully utilizing the basic surfing package, for each of which Service Unit amounts and price were determined or comprised of a basic surfing package, after the full utilization thereof, the subscriber is charged according to a reduced rate; the subscriber may entirely cancel at any time, in writing or orally, the purchase of additional surfing packages he purchased or the additional surfing according to a reduced rate he purchased, and the license owner shall stop supplying him the additional surfing packages or the additional surfing at the reduced rate, and shall not charge him for surfing as of the date of the request onwards.

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The license owner shall document the explicit request of the subscriber, as stated, as specified in Section 60.6(c), shall preserve the documentation, and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date the request was submitted.

If a Private Subscriber or a Split Business Subscriber in an international roaming surfing service or a blocked package business subscriber may refuse, at the time of ordering the service from the license owner, to continue receiving the surfing service for an additional charge after utilization of 100% of the basic package determined for the surfing service, as specified in Section 75.2e(b)(1). This shall me stated in a prominent place in the framework of the publication of the relevant plans on the website of the license owner and by the representative of the license owner during the sale call.

The license owner shall block, free of charge, the access to the surfing service of each subscriber immediately upon his arrival abroad, unless one of the following conditions exist in a subscriber:

The subscriber has a surfing arrangement;

The subscriber requested to be an open subscriber[21].

If one of the conditions stated in sub-section (b) does not exist in a subscriber, and the license owner did not block the surfing service from the subscriber, the license owner shall not charge the subscriber for the surfing service.

The license owner shall block, free of charge, access to surfing service, as stated in sub-section (b), and shall not charge a private subscriber or a split business subscriber for international roaming surfing service or a block business subscriber for surfing service, as stated in subsection (c) at any time the subscriber, as stated, who purchased a surfing arrangement, reached a destination that is not included in the surfing arrangement. The license owner shall re-offer the subscriber, as stated, the surfing service immediately and automatically, and without the need for the subscriber to perform any manual action at any time the subscriber is at a destination which is included in the surfing arrangement.

21 An "open" situation on the form for access to services, without a surfing arrangement, is relevant to a business subscriber only; a private subscriber and a split business subscriber on international roaming surfing, without a surfing arrangement, shall be blocked from surfing as a default.
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The license owner shall send the subscriber, as stated, a text message, free of charge, regarding the blockage stated in subsection (b) and (d), close to the blockage date, and shall state therein the reason for the blockage and the methods of contacting it in order to unblock. The text message shall include an offer for a surfing arrangement.

Ordering surfing service by a blocked business subscriber while he is abroad, after his access to surfing service was blocked, to allow him access to surfing service without purchasing a surfing arrangement, shall be performed by way of a telephone call with a representative of the license owner, who shall state to the subscriber the non-reduced surfing rate for 1 MB. The access to the surfing service shall open after the subscriber confirmed the non-reduced surfing rate stated to him. Section 60.6 shall apply to the documentation of the order, and the documentation shall also include the trustworthy identification details of the subscriber and his confirmation, as stated.

75E.4	Void.
75E.5
Blocking surfing service from an open business subscriber

The license owner shall send an open business subscriber who did not purchase surfing service or that the surfing arrangement he purchased did not include the country to which he arrived, a text message free of charge immediately upon his arrival abroad, which shall include a warning regarding the possible consumption of surfing service subject to a fee, without the subscriber initiating a surfing action, and shall include surfing charges without the purchase of a surfing arrangement. Furthermore, the text message shall include a surfing arrangement offer.

The license owner shall document the sending of said text message to the business subscriber, as specified in Section 60.6(c), shall preserve the documentation and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date the text messages were sent.

The license owner shall send the open business subscriber who purchased only a basic package, whose rate after its full utilization is a reduced or non-reduced rate, text messages free of charge, which included notice regarding the rate of utilization of the package, as stated in Section 75.2e(b), and the rate, as stated.

The license owner shall document the sending of said text messages to the subscriber and the sending of said text messages by the subscriber to it, if any, as specified in Section 60.6(c), shall preserve the documentation, and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date they were sent.

75E.6
The Licensee shall inform its subscribers, in the telephone bill following the date of signing of the license amendment, of their possibility to block Surfing Service by filling out the "Access to Services Form" which is posted on the licensee's website. The subscriber may send the said form to the licensee by regular mail, e-mail, facsimile or via an online form on the Licensee's website, insofar as the Licensee's website supports such possibility.

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75E.7
The Licensee shall post on its website information regarding the possibility available to the subscriber of blocking access to Surfing Service also through the end equipment, insofar as such blocking does not also block the possibility of surfing in Israel.

75E.8
The Licensee shall post on its website information whereby there are services which consume data for a fee, also without any active action being taken by the subscriber, such as: automatic synchronization of e-mail and the update of various applications.

75E.9
Billing for international roaming services according to a rate per unit, shall be made in the telephone bill retroactively, after consumption of the services, and not in advance. Insofar as a subscriber purchases an Arrangement which includes a predetermined payment, the billing for such payment shall be made in the billing period during which the transaction took effect.

75E.10	Without derogating from the provisions of Section 55A, Section 60.6 shall apply to a transaction for the "remote sale" of services via an international roaming service.
75E.11
The Licensee shall send, free of charge, a text message to any subscriber who performed a "remote sale" transaction for the purchase of services via an international roaming service, which includes a summary of the transaction, as early as possible, and no later than the end of the day on which the "remote sale" transaction was performed. As long as the transaction for the purchase of calls or text messages does not include destinations abroad, it shall be noted in said text message that outgoing calls and sending text messages to destinations abroad shall be charged at the non-reduced rate.

The license owner shall document its sending said text message, as specified in Section 60.6(c), shall preserve the documentation, and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date of performance of the transaction.

In addition, the Licensee shall state information regarding the said "remote sale" transaction in the telephone bill following the date of performance of the transaction, in accordance with the subscriber's billing period, including the telephone number in respect of which the transaction was performed, the date of performance of the transaction, the quantity and types of the services purchased via an international roaming service, the number of days allocated for use of the services, the date and time of commencement of provision of the services, the price of the services purchased, the price according to which consumption of services over and above the Package shall be charged, insofar as a Package is purchased, and the manner of rounding off of any quantity that shall be consumed (the "Details of the Transaction").

The license owner shall preserve a copy of the telephone bill in which the details of the transaction shall be specified, and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date the bill was made.

75E.12
In an engagement for the purchase of services via an international roaming service performed in the presence of a representative of the Licensee and the subscriber, printed confirmation shall be delivered to the subscriber upon performance of the transaction, including the Details of the Transaction. The license owner shall preserve a copy of the confirmation, as stated, and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date of execution of the transaction.

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75E.13
The Licensee shall post on its website all of the marketed arrangements to private subscribers, as well as the rates of all of the international roaming services for a subscriber without an Arrangement, for all of the Destinations in respect of which the licensee has an international roaming agreement. The Licensee will not charge a subscriber for an international roaming service provided at a Destination that was not published thereby as aforesaid before the charge.

75E.14	The rate for Surfing Service shall be stated by the Licensee, wherever it is stated, in units of NIS per 1 MB.
75E.15	The internet rate per 1 MB for a subscriber who is not in a Surfing Arrangement will be lower than the price of the cheapest Package offered by the Licensee.
75E.16	The purchase of a Surfing Arrangement, in Israel or Abroad, does not change the default option stated in the updated services order form other than for the period of such Surfing Arrangement.
76.       Publication of Rates

76.1     The Licensee shall provide to anyone so requesting, at the service offices and at the call centers, free of charge, full and detailed information concerning the up-to-date rates for all its services, including the payment for completion of a call; The Director may instruct the Licensee concerning the manner and format of publication of the rates.

76.2     The Licensee shall indicate in every account sent to a subscriber the package of services according to which the subscriber is being debited.

76.3     The Director may request to receive from the Licensee at any time details of the rates charged by it.

77.       VoidA43)

77A.    Fraud Prevention

77A.1  The Licensee shall take suitable and reasonable steps to prevent fraud and shall maintain a control and follow-up system for verifying, to the extent possible, that the calls for which the subscriber is being debited were actually made from end-user equipment connected to the Licensee’s  cellular system in the subscriber’s name.

77A.2  The Licensee shall disconnect the service to the subscriber’s end-user equipment after receiving at the service offices the subscriber’s notification that the end-user equipment was lost or stolen, or that there is a possibility that someone else is making calls through the end-user equipment without having received permission to do so; The subscriber may give such a notification by telephone or in writing, including by fax or email; Upon receipt of a telephone notification or immediately after receipt of a written notification, the Licensee shall verify its reliability and disconnect the service.

77A.3  The Licensee shall cooperate with other licensees in locating and preventing fraud.
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Part C – Changes in the Rates

78.       Change in the Rates

78.1 Subject to that stated in Section 75, the license owner may modify the rate or the number of service units allotted for the bill period (hereinafter: the "Number of Units") of each service or service package (hereinafter in this section – "Service"), which it determined, provided that:

It sent the manager written notice between fourteen (14) days to twenty one (21) days prior to the date the modification entered into force, and which details the service, the rate or the new number of units and the date of  their entry into force, as well as the rate or number of units prior to the modification.

The duty to send the manager notice regarding the modification shall not apply to a modification determined in advance in the contracting agreement at the time of the subscriber's joining the service or service package.

It sent a written message in advance to every subscriber who joined the service and to the additional telephone number as specified in section 55.4(a)(1), in which the name of the service shall be stated, the rate or the new number of units and the date of their entry into force, as well as the rate or the number of units prior to the modification, between fourteen (14) days to twenty one (21) days prior to the date the modification entered into force. The notice to the additional telephone number will also include the telephone number of the Subscriber in which the change was made.

Despite the aforementioned, regarding the rate reduction, the license owner may send the notice to the subscriber up to one month after the reduction.

In reference to this section "Modification" – any modification in the rate that may cause an increase or reduction in payment before VAT, which the subscriber has to pay for the services of the license owner or any reduction in the allotted number of service units to the bill period without a rate modification.

The notice as stated in subsection (b) shall be sent to the subscriber who has access to the receipt of text message services by way of a text message, and to a subscriber who is blocked from receiving text message services by way of voice mail. After hearing the message for the first time on the voice mail, the subscriber shall be given the option by way of pressing a certain key to hear it again, and the message shall be played to the subscriber again, if he so chooses.

The license owner shall preserve the documentation regarding sending the notice as follows:

Printout from notebook server of message delivery, as specified in Section 60.6(c);
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Recording of the voice message as specified in Section 106a.

The license owner shall make the documentation of the delivery of the message available for delivery or transfer to the manager, at his request, within five (5) business days from the date it was sent.

The duty to send the subscriber notice regarding a modification shall apply also to a modification determined in advance in the contacting agreement at the time of joining the service or service package or the rate plan.

The license owner shall state in the phone bill, that during the bill period for which the modification was made, in the framework of the "account detail", as specified in Section 9(a) of Appendix E1, the rate and the number of new units and the date of their entry into force, as well as the rate or number of units prior to the modification.

The license owner shall make a copy of the telephone bill available for delivery or transfer to the manager, at his request, within five (5) business days from the date of its issuance.

Insofar as the Licensee provided to a private Subscriber a service that is not a voice service or Short Message Service (SMS)s or browsing, at a discount or for free for a limited period, including but not limited to a service that is not a telecommunication service, the Licensee will send the Subscriber and to the additional telephone number stated by the Subscriber, as detailed in Section 55.4(a)(1), accessible to Short Message Service (SMS)s services, a message pertaining to the change in the tariff, as detailed in Section 78.1(b), to which a univalent link will be attached to any service that will be valid for Seven (7) days of the Short Message Service (SMS) being sent, in which the Subscriber will be requested to login to the attached link and this in the event he is not interested in continuing to receive the service for a fee:

The said link will lead to a landing page through which the service will be cancelled, within the framework of cancelling the service the Subscriber will be identified using only his identification number; the Subscriber may cancel the service from each one of the two telephone numbers that the Short Message Service (SMS) was sent to; the Licensee will send to the Subscriber's telephone number through which the service was cancelled, a Short Message Service (SMS) confirming that the service was cancelled;  whereupon the Subscriber cancelled the service through the aforementioned landing page, the Licensee is not entitled to continue or to start to charge the Subscriber for the said service at the end of the aforementioned period.  Documentation pertaining to the Short Message Service (SMS) being sent by the Licensee to the Subscriber will be executed as detailed in Section 60.6(c) and the content of the Short Message Service (SMS) will also be documented.

The Licensee will make such documentation available to be delivered or transferred to the manager, pursuant to its demand, and this within Five (5) work days of the Short Message Service (SMS) being sent.

The Licensee will send a voicemail message to the telephone numbers that are not accessible to the Short Message Service (SMS) services as detailed in sub-section (c) and will document it as detailed in sub-section (d).  A Subscriber may cancel the service, as stated above, also through additional methods, including but not limited to regular mail, email, internet chat and facsimile.
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The Licensee will deliver to a business Subscriber and to a split business Subscriber a message pertaining to the change in tariff in the bill details of the bill preceding the date upon which the tariff will change or by a Short Message Service (SMS) with a link as detailed above or by an email message.

79.       Start of an Increase or Reduction in a Rate

In case of an increase or reduction in any rate for  cellular services according to the provisions of the license, such increase or reduction shall not apply to payments made for such a service prior to the starting date of the increase or the reduction; An increase or reduction shall apply only to  cellular services provided to a subscriber after the date of the increase or reduction; This section shall not apply to a rate adjustment ordered by the Minister under section 83(A).

80.       Arrears in Payment

80.1     The Licensee may debit a subscriber arrears interest, linkage differences and collection costs on payments for  cellular services which were not paid by a subscriber on their stipulated payment date, in a payment notice sent to the subscriber, according to the contract between themA33) (hereinafter – the payment date).

80.2      VoidA43)

80.3     The amount of the arrears interest shall not exceed the rate specified in the definition of “linkage differences and interest” in section 1 of the Adjudication of Interest and Linkage Law, 1961, plus linkage differences for the period between the stipulated payment date and the actual payment date of the specified amount.

80.4     A33)The Licensee may debit a subscriber collection costs on a payment for a service which it provided to the subscriber, which was not paid on the payment date (hereinafter – the amount of the debt), provided at least fourteen (14) days have elapsed from the payment date, excluding a case of nonpayment due to the bank’s or the credit-card company’s refusal to pay a debit for the collection of which the Licensee received an authorization; The amount of the collection costs to be collected by the Licensee shall be reasonable and in proportion to the amount of the debt and the actions which the Licensee must take in order to collect it.: In this regard, “collection costs” – including legal handling by the Licensee or someone acting on its behalf, of the collection of the amount of the debt before application is made to the courts.

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Part D – Miscellaneous

81.       Connection Fee

(a)       The connection fee and the smartcard fee shall be uniform, independent of the type or model of the end user equipment, type of smartcard, the technological generation of the network to which the end user equipment of the subscriber shall be connected, etc.

(b)       If the Licensee decides to collect a connection fee as defined in section 74(A), it may debit a subscriber a connection fee only for the connection of the subscriber for the first time to the cellular network and the provision of the cellular services, or for a connection after the termination of contraction.

(c)        The license owner may not charge from the subscriber connection fee as long as the connection of the end user equipment has not  been completed, including activation of the smartcard.

(d)        The Licensee is not entitled to discriminate against a Subscriber upon collecting connection fees who did not purchase the end equipment from it.

81a. Smartcard Fees

The smartcard fees shall be reasonable in relation to the cost of the smartcard for the license owner.

The smartcard fees shall be uniform, independent of the type or model of the end user equipment, type of smartcard, the technological generation of the network to which the end user equipment of the subscriber shall be connected, etc.

The smartcard fees shall not include the price of the end user equipment, and they shall be presented separately in the contracting agreement, in the telephone bill of the subscriber and in the publication of the rate plan on the website of the license owner, if such was published.

If the license owner shall charge the subscriber with smartcard fees, it may charge the payment from him only as a one-time payment in the framework of the first telephone bill, following the date of delivery or sending of the smartcard, at the very latest. If the license owner did not do so, he may not charge for said payment thereafter, and it may not charge the subscriber said payment or any other payment if he does not return the smartcard following the termination of the contracting between them.

The license owner may not charge from the subscriber smartcard fees for replacing the smartcard due to a malfunction discovered therein.

The license owner may not discriminate a subscriber who did not purchase end user equipment from him in collecting smartcard fees.
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If a subscriber has a smartcard, which was issued to him by the license owner, which was used by the subscriber in the past and was disconnected as a result of the termination of the contract, and the subscriber requests to activate it in order to return to being a subscriber of the license owner, the license owner shall do so, and may not charge the subscriber smartcard fees.

82.       Collection of Connection Fee in Installments

The Licensee may collect the connection fee as stated in section 81 for connection to the  cellular system in a number of installments, at the times agreed upon with the subscriber and in the amount specified in the contract.

83.       Harm to Competition or to Consumers

(a)       If the Minister finds that any of the Licensee’s rates or any payment required to be made to or through the Licensee is contrary to the provisions of the License, the Minister shall notify the Licensee in that regard, indicating the correction that needs to be made and that if the Licensee fails to do so, the Minister will act pursuant to his power under sections 5 and 15 of the Law; The Licensee shall send the Minister a written notification setting out the corrected rate and shall act to refund the excess amount, if any, which a subscriber was debited according to the rate prior to its correction.

(b)       If the Minister finds that any of the Licensee’s rates or any payment required to be made to or through the Licensee is unreasonable or is liable to harm competition or the consumers, the Minister shall notify the Licensee in that regard, indicating the correction that needs to be made and that if the Licensee fails to do so, the Minister will act pursuant to his power under sections 5 and 15 of the Law; The Licensee shall send the Minister a written notification setting out the corrected rate

83A. A58       Excess Charges

(a)        The license owner may charge from a subscriber payments only in accordance with that specified in its contracting agreement with the subscriber, and in accordance with the provisions of Sections 74.3(c) – 74.3(f).

(b)       If the subscriber filed a complaint with the license owner according to which the license owner charged an additional amount to the total he was entitled to collection in accordance with the contracting agreement (hereinafter – "Overcharge"), the license owner shall review the subscriber's complaint within ten (10) business days from the date of receipt of the complaint. In regards to this Section, "Complaint" – in writing or orally, including the reference of the subscriber to the license owner in order to verify the charge details; "Date of Receipt of the Complaint" – regarding a written complaint – the date of receipt of the complaint by the license owner, and regarding an oral complaint – the date on which the complaint was reported to the license owner.

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
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The license owner shall document the content of the complaint in its information system immediately upon its filing, and the results of the review or its transfer to the manager, at its request, within five (5) business days from the completion of the review of the complaint..

(c)       If the license owner discovered that he overcharged the subscriber, the license owner shall return to the subscriber the overcharge in one payment, without determining an condition thereto, and shall return the VAT for the said amount, together with "linkage differentials and interest" as defined in Section 1 of the Interest and Linkage Law, 1961, from the date of collection until the date of the actual return (hereinafter: the "Return Amount") and this as specified below:

If the return amount is greater than fifty (50) NIS, the return amount shall be directly transferred to the method of payment (bank account or credit card) of the subscriber within four (4) business days after the completion of the period set forth in subsection (b). Despite the aforementioned, the license owner may return to the business subscriber the said return amount by way of a credit to the following telephone bill if the business subscriber agreed thereto.

If the return amount is fifty (50) or less than that, the license owner shall return the amount by way of a credit to the telephone bill following the end of the period set forth in Section (b). If the return amount is greater than the amount to be paid in the next telephone bill, the balance shall be directly transferred to the method of payment of the subscriber within four (4) business days as of the date the telephone bill was sent to the subscriber; the offset from the telephone bill or the transfer of the return amount balance to the method of payment, shall be stated in the telephone bill pertaining to that matter;

Despite the aforementioned in Clauses (1) and (2), return of the return amount to a pre-paid subscriber, shall be performed by way of increasing the balance available to the subscriber.

(d)        The license owner shall provide the subscriber with a written reply regarding his complaint within twenty one (21) business days from the date of receipt of the complaint. The response to a complaint shall include the detained reasons for the denial of the complaint, and as long as the reasons refer to the terms of the contracting agreement and the Licensee rejected a challenge pertaining to being overcharged a sum in excess of NIS One Hundred (100), including VAT., its attachment to the response, referral to a section therein, according to which the charge on the telephone bill was made and the method of its calculation or mention of a return amount and the manner of which it was calculated.

(e)(1) The license owner shall document in its information system, any complaint of the subscriber regarding overcharge, which was submitted in writing or orally.

(2) The license owner shall preserve a copy of the reply, as stated in subsection (d); If the license owner sent the response via email or facsimile, the license owner may preserve a copy of the response and the copy of the confirmation of the delivery (hereinafter: "Copy of the Response".

(3) The license owner shall make the complaint and a copy of the response available for delivery or transfer to the manager, at his request, within five (5) business days from the date the response was sent to the subscriber.
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CHAPTER G: PAYMENTS FROM THE LICENSEE, LIABILITY, INSURANCE AND GUARANTEE

Part A – Royalties and Payments

84.       Royalties

84.1     The Licensee shall pay royalties as prescribed in the Telecommunications Regulations (Royalties), 2001, or in any other regulations replacing them (hereinafter – “the Royalties Regulations”).

84.2     Void.

84.3     Void.

84.4     If it becomes apparent that the amount of the royalties to be paid by the Licensee, is greater than the amount paid by it for the given quarter, the Licensee shall pay royalties differences, in addition to interest and linkage differences, as prescribed in the Royalties Regulations.

84.5     If it becomes apparent that the amount of the royalties paid by the Licensee is greater than the amount it was required to pay for the given quarter , the Licensee shall be credited with the amount of the excess payment; The excess payments to which the Licensee is entitled shall be offset, pursuant to a written approval of the Director, from the next payment of royalties, and linkage differences and interest shall be calculated according to the last index published before the date of the offset; In this regard – interest and linkage differences, as prescribed in the Royalties Regulations.

85.       Arrears in the Payment of Royalties

The Licensee shall pay linkage differences, arrears interest and collection costs, as set forth in the Royalties Regulations, on royalties that were not paid at the time stipulated therefor in the regulations.

86.       Payment Method

Royalties as well as linkage differences, arrears interest and collection costs in respect thereof shall be paid to the Ministry of Communication’s accountant by a bank transfer to the ministry’s account.

87.       Other Mandatory Payments

The royalties under this Part shall be in addition to any other fee, tax or mandatory payment which the Licensee is required to pay under any law.

Part B – Liability and Insurance

88.       Definition of Scope of Insurance

In this Part, “use of the license” – setup, installation, maintenance, upkeep or operation of the cellular system, whether by the Licensee itself or through anyone acting on its behalf, including its employees, contractors, agents or representatives.

89.       Licensee’s Liability

89.1     The Licensee shall be liable at law for death, damage or loss to the body or property of any person, directly or indirectly resulting from or consequent on the use of the license.
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89.2     When using the license, the Licensee shall take all reasonable precautions to prevent damage or loss to the body or property of any person, and where such damage or loss was caused due to the use of the license, the Licensee shall repair the damage at its expense and compensate the aggrieved party, all subject to any law, excluding a case in respect of which the Minister granted the Licensee immunity as specified in section 90.

To avoid doubt, this section shall not impose on the Licensee liability beyond the liability in torts established in the regular law of torts.

90.       Immunity from Liability

90.1     The Minister may, at the Licensee’s request, grant it all or any of the immunities enumerated in Chapter I of the Law, subject to that stated in section 90.3.

90.2     The Licensee shall set out in its request the immunities which it is requesting and the reasons therefor.

90.3     If the Minister is persuaded of the necessity of granting the Licensee the immunities under Chapter I of the Law, he shall publish his decision in a notice in Reshumot.

91.       Making an Insurance Contract

91.1     The Licensee shall make, at its expense, an insurance contract with a licensed insurer according to the terms contained in section 92; The insurance contract shall be presented to the Director at the time of the grant of the license.

91.2     The Licensee shall indemnify the State in respect of any financial liability as stated in section 89.1, for which it may be held liable towards a third party due to the use of the license; Any indemnity under this section shall be insured by the Licensee for liability insurance.

91.3     The Licensee shall insure itself, including its employees and contractors, against any financial liability as stated in section 89.1, for which it may be held liable at law owing to damage caused to the body or property of a person from the use of the license, and against any loss or damage caused to all or a part of the cellular system from the use of the license, including against third party risks.

91.4     The Licensee shall submit to the Director an opinion of a lawyer specializing in insurance, confirming that the insurance policy covers everything required in sections 91.2 and 91.3; The Licensee shall attach to the opinion a copy of the insurance contract and its attachments; Said documents shall be submitted to the Director within 7 days of the signing of the insurance contract and shall be attached to this license as Addendum G.

92.       Conditions in the Insurance Contract

92.1     The insurance contract shall specify the period of insurance and shall stipulate that at the end of the period of insurance the insurance shall be extended automatically.

92.2    The Licensee shall present to the Director, once a year, the insurer’s confirmation that the insurance contract is valid, there are no arrears in the Licensee’s payments of the premiums and there are no pending notices concerning the cancellation, suspension, limitation, amendment or termination of the insurance contract.

92.3     The insurance contract shall stipulate that in the event the insurer wishes to cancel the insurance contract, owing to nonpayment of the premium, it must give the Director prior notice in that regard not less than 90 days before the contract is actually due to be cancelled (hereinafter in this section – cancellation notice).

92.4     If a cancellation notice has been sent as stated in section 92.3, the Licensee shall act immediately to eliminate the cause of the cancellation, or shall act immediately to obtain an alternative insurance contract as stated in section 92.6, and it shall notify the Director of the actions it took for this purpose; Where the cause of cancellation was nonpayment of the premium by the Licensee, the Director may pay the premium in the Licensee’s stead, and he may exercise the bank guarantee or any part thereof to cover amounts which he expended on payment of the premium or collect them in any other manner.
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92.5     If the Licensee wishes to cancel the insurance contract, it must notify the Director in that regard at least 45 days before the contract is actually due to be cancelled.

92.6     If the Licensee has agreed to the cancellation of the insurance contract by the insurer or itself wishes to cancel the insurance contract, it shall make an insurance contract with another licensed insurer, in such manner that the new insurance contract will come into effect simultaneously with the lapse of the previous contract; The new insurance contract shall be submitted for approval to the Director, together with an opinion as stated in section 91.4, 45 days before its effective date, and it shall be subject to the provisions of the sections in this Part.

93.       Remedy for Breach of Conditions with Respect to Insurance

If the Licensee did not make an insurance contract, or if it becomes apparent that the insurance contract which it made was cancelled or expired, the Director may effect insurance and pay the premium in the Licensee’s stead, and it may exercise the bank guarantee to cover amounts expended by it on the insurance or collect them in any other manner; All the foregoing without derogating from the authority to cancel, restrict or suspend the license owing to the Licensee’s failure to effect insurance according to the terms of this license.

Part C – Guarantees to Secure Fulfilment of the Terms of the License

94.       The Guarantee and Its Purpose

94.1     The Licensee shall forward to the director two guarantees. A guarantee shall be an unconditional bank guarantee from an Israeli bank / autonomic insurance from an Israeli insurance company (hereinafter – the "Guarantees") in favor of the State of Israel in NIS to ensure the fulfillment of the conditions of the License; the phrasing of the guarantees ant the undertaking ti extend them shall be to the satisfaction of the Director;

94.2     A one guarantee shall serve as security for fulfillment of the terms of the license and for compensation and indemnification of the State for any damage, payment, loss, detriment or expense caused or liable to be caused to the State – whether directly or indirectly – due to nonfulfillment of all or any of the terms of the license, fully and on time, or due to the cancellation, restriction or suspension of the license.

94.3     A second guarantee shall serve to ensure compliance with the deployment obligation as stated in clauses 1.2(b)(3) and 1.2(b)(4) of Appendix E.

95.       Exercise of the Guarantee

95.1     Without derogating from the general purport of section 94.2, the Director may exercise the guarantee, in whole or in part, if damage is caused due to nonfulfillment of the terms of the license, including in each of the cases set out below:

(a)        cancelled.

(b)        cancelled.

(c)        cancelled.

(d)        The Licensee is not complying with the coverage and service quality requirements as stated in Appendix B and Appendix E does not meet the requirements regarding the Passive Components and the cellular radio centers as stated in Clause 19.2C.;
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(e)        cancelled.

(f)        cancelled.

(g)       A claim or demand was submitted against the State for payment of compensation and damages due to a violation of a condition in the license or faulty implementation of the license or due to the cancellation of the license, and where the State incurred expenses due to such claim or demand; The exercise of the guarantee for the purpose of covering the amount of a claim as stated, shall be done only after the judgment in that claim has become absolute;

(h)        cancelled.

(i)         The State incurred costs or damage due to the cancellation of the license;

(j)         The Licensee did not complete the guarantee fees as specified in sections 96.2 and 79.2.

(k)        cancelled.

(l)         A16)A monetary sanction was imposed on the Licensee in accordance with the law, and the required amount was not paid on time, provided no amount above the amount of the sanction is collected.

(m)       The license holder has not furnished the 5G license fees in accordance with clause 114 of this license and the conditions of the 5G tender.

95.1A   The Director may forfeit the whole or part of the 5G guarantee on account of non-fulfillment of the conditions of the license concerning compliance with the obligation of deployment the system specified in clauses 1.2(b)(3) and 1.2(b)(4) of Appendix E to this license, in accordance with the stages specified in those clauses.

95.1B   Notwithstanding the provisions of clause 95.1 and clause 98.1 and 98.3, the Director shall not act by way of forfeiture of the 5G guarantee unless he has found that the actual deployment is at a rate of 50% and below in comparison with the deployment obligation which applies at that time (for example: if the actual deployment at Stage B as specified in clause 1.2(b)(4) amounts to 37.5% and below of the minimum cover requirements, compared with the obligation of compliance with 75% of the minimum requirements, this shall be enforced by means of forfeiture of guarantee.)

95.2     The Director may exercise the guarantee as stated in this Part also by reason of an expected violation of the terms of the license or frustration of the terms of the license that justify, at his discretion, early exercise of the guarantee.

96.       Manner of Exercise of the Guarantee

96.1     The Director may exercise the relevant guarantee, in whole or in part, up to the amount specified therein, provided it warned the Licensee that if it does not correct the act or omission the subject of the warning within the period specified in the warning – the relevant guarantee will be exercised, in whole or in part.

96.2     If the entire amount of the relevant guarantee or a part thereof was exercised, the Licensee shall provide a new guarantee or complete the balance up to the original amount of the guarantee immediately upon the Director’s demand; Failure to complete the amount of the guarantee as stated shall constitute a material breach of the terms of the license, and the Director may – without derogating from his authority to cancel, restrict or suspend the license – exercise any remaining balance of the relevant guarantee.

96.3     The Licensee may appeal a decision of the Director to exercise the relevant guarantee, in whole or in part, before the Minister within 15 days of being notified of the Director’s decision.

97.       Term of Validity of the Guarantee
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97.1     The license guarantee shall be valid throughout the term of validity of the license and for A16)two years after the end of the term of the license, or until the Licensee satisfies all its obligations under the license to the Director’s satisfaction – according to the later of these two dates.

97.1A   The 5G guarantee shall be valid until 60 days after completion of the third milestone as specified in Appendix E to the license or until the license holder has completed the obligation of deployment of the system specified in clauses 1.2(b)(3) and 1.2(b)(4) of Appendix E to this license – whichever of those dates is the later.

97.2     Cancelled.

97.3      Where the Director confirmed receipt of a license guarantee or 5G guarantee the validity of which may be extended from time to time upon his demand, the Licensee shall extend the validity of the guarantee before the expected end of its term, for a year, unless the Director exempted it from this obligation; If the Director did not grant an exemption from the obligation to extend the validity of the guarantee, and the validity of the guarantee was not extended at the specified time, the Director may exercise the guarantee in its entirety without advance warning.

98.       Preservation of Remedies

98.1     Exercise of the guarantees, in whole or in part, does not derogate from the authority to cancel, restrict or suspend the license.

98.2     The amount of the guarantee shall not serve to limit the scope of the Licensee’s liability towards the State for payment of the full damages caused to it, where the Licensee is obligated to make such payment under the license or by law.

98.3     The exercise of the guarantees, in whole or in part, shall not derogate from the Director’s right to demand from the Licensee in any other manner payment for damages which it is obligated to cover under this license or to exercise other reliefs that are available to him by law.
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CHAPTER H – SUPERVISION

Part A: Supervision of Licensee’s Activities

99.       Supervisory Power

The Director or anyone authorized by him for this purpose may supervise the Licensee’s activities with respect to the implementation of the license and compliance with the provisions of the Law, the Ordinance and the Regulations pursuant thereto.

100.     Preservation of Confidentiality

The Director and anyone engaging on his behalf in supervising the Licensee shall not disclose any information or document coming into their possession by virtue of their function, to a person who is not authorized to receive such information or document, unless it was already published in public or disclosure is necessary for the performance of their function under this license or by law.

101.     Entry to Premises and Inspection of Documents

For the purpose of exercising the supervision as stated in this Part, the Director may:

(a)        Enter at any reasonable time any facility or office used by the Licensee to provide its services under this license.

(b)       Carry out measurements and tests on the cellular system, and he may inspect any record, document, plan, account book, ledger or data base, whether regular or computerized, of the Licensee or of anyone employed by the Licensee in subjects over which the Director has supervisory power as stated; The Director may inspect them and copy them in any manner he deems fit.

102.     Cooperation

The Licensee shall cooperate with the Director or with anyone authorized by him with respect to the exercise of supervision over its activities as stated, and without derogating from the general purport of the aforesaid, it shall allow them to carry out that stated in sections 100 and 101 and shall furnish to them, upon their demand, any information in its possession or control that is required by them for the exercise of the supervision.

Part B: Correcting Defects and Saving Documents and Recordings

103.Void

104 Types of Reports

104.1   Void;

104.2   Void:

104.3   Report on the use of frequencies according to Chapter D Part C;

104.4   Void
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104.5   Void

104.2   The Licensee shall submit to the Director once a quarter, not later than a month after the end of the quarter, the following reports:

(a)        Unaudited quarterly financial statement signed by an accountant;

(b)        Unaudited quarterly income report signed by an accountant, giving details of income on which royalties are payable;

(c)        Traffic report – in a format as directed by the Director.

104.3    The Licensee shall submit a report on any special occurrence, as set out in regulation 8 of the Control Regulations.

104.4    The Licensee shall submit to the Director the following report, at his request:

(a)        VoidA72);

(b)        Malfunctions report – containing a brief description and discussion of the malfunctions that occurred in the network, the number of malfunctions and the cumulative duration of malfunctions of each type, an analysis of the malfunctions and the steps taken to repair them;

(c)        Service quality report – Analysis of the Licensee’s compliance with the requirements of sections 49 to 51 and Addendum E – Level of Services for Subscribers, during the period of the report;

(d)       Complaints report – detailing the written service complaints that were submitted by subscribers, including the subject of the complaints, the dates on which they were received, the written response given, the manner in which they were dealt with and details of the Ombudsman;

(d1)      The telephone call service centers reports as detailed in Sections 8(a) and 8(b) in Appendix E4;

(e)        List of the Licensee’s rates;

(f)        VoidA72);

(g)       Encumbrances report – The Licensee must report to the Director immediately any case of imposition of an attachment or encumbrance on any of the Licensee’s assets or any case of an encumbrance on means of control in the Licensee, any realization of such encumbrances or voidance of any right of the Licensee in an asset; The Licensee must also submit to the Director, at his request, a report detailing all such encumbrances.

(h)      Report on number of subscribers, income and minutes broken down according to private and business subscribers, and within each category – broken down according to subscribers for programs priced according to an “inclusive standard rate” and subscribers for programs priced separately for payment in respect of “airtime” and interconnection, in a format as directed by the Director;

(i)         Nuisance subscribers report as detailed in section 65A.9;

(j)         Any other data required for performance of control on the Licensee’s activities, and any information required by the Ministry for regulating the telecommunications sector.

104.5    The Director may add or remove periodical, annual or quarterly reports, and he may request the Licensee to submit special reports as directed by him.

105.A43)  Notice Concerning a Defect
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105.1   If the Manager discovered defects or impairments in the actions of the license owner, the manager shall notify it of such in writing (in this Section – "Notice of the Manager" or the "Notice").

105.2   The license owner shall provide his response to the manager in writing within the time period determined by the manager in the Notice. If the manager did not determine a time period for providing the license owner's response, the license owner shall provide his response to the manager no later than thirty (30) days from the date it received the Notice of the Manager. In its response, the license owner shall specify the means taken to amend the impairments and defects specified in the Notice and to prevent their reoccurrence.

106.A43)          Void.

106a Preservation of documents and recordings

The license owner shall preserve documents and recordings pertaining to the terms of the contract with the subscriber throughout the term of the contracting agreement and for one year after the termination of the contract.

Void
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CHAPTER I – MISCELLANEOUS

107.      The License as an Exhaustive Document

107.1    The Licensee’s rights, obligations and powers with respect to the setup, maintenance and operation of the cellular system and the provision of services by means thereof, originate in and derive exclusively from and according to this license.

107.2    Void.A2)

108.      Keeping the License Document and Returning the License

108.1    The Licensee shall keep the license documents in its office and shall allow the public to inspect their true and up-to-date copies; In case the terms of the license are modified, the Licensee shall attach the modification wording to said license documents.

108.2    A16)If the license and its documents are made available for public inspection, the public shall not be allowed to inspect the following documents, which are included in the Second Schedule to the License:

(a)        Appendix A – Void;

(b)        Appendix B – A72the engineering plan attached to Appendix B;

(c)        Appendix D - Preparing to Ensure Continuity of Operations in Emergencies

(d)        Appendix G – Insurance contract;

(e)        Appendix H –Guarantees;

(f)         Appendix I – Special services for the security forces;

(g)        Appendix L – Special services for the security forces – security addendum (confidential);

(h)        Appendix M – Security directives;

(i)        Appendix N – Letters of undertaking.

108.3    The license documents are the property of the State and are entrusted to the Licensee for the term of validity of the license; Upon the cancellation or expiry of the license, the Licensee shall return the license with all its documents to the Director.

108.4    A16)The Licensee shall allow the public to inspect the license documents via the Internet; The Licensee may do this also by way of referral to the website of the Ministry of Communications, as long as the Ministry publishes the license on its website.

108.5    A16)The Ministry may publish the license, excluding the appendices indicated in section 108.2, at the time and in the manner deemed fit by it.

109.      Postponement of Deadline

109.1    A duty imposed on the Licensee in this license, for which a performance deadline has been set, must be performed by the Licensee within the deadline.

109.2    A2)The Director, at the Licensee’s request, may postpone a deadline set as stated, if it deems it impossible to perform the duty within such deadline for reasons of force majeure.

110.      Reserving of Liability
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Any approval or supervisory authority granted under this license to the Minister or to the Director, including the exercise of such authority, shall not impose on them any liability which is imposed by this license on the Licensee, and shall not derogate or detract from or void or diminish the Licensee’s liability as stated.

111.      Notices

111.1    A notice concerning this license or its implementation shall be in writing and shall be delivered by hand or dispatched by registered post with confirmation of delivery; A notice sent by registered post as stated shall be presumed to have reached its destination by the end of 48 hours from the time of its delivery for dispatch.

111.2    Any notice of the Licensee to the Minister shall be delivered or sent through the Director.

111.3    The Licensee’s address for receipt of notices under this section is: 10 Hagavish St., Poleg Industrial Area, Netanya 42140; The Licensee shall notify the Director immediately of any changes in this address.

112.      Operations in the Judea and Samaria Civil Administration Area

112.1    The License Owner shall contact the communications staff officer in the Judea and Samaria Civil Administration Area for the allotment of frequencies, the expansion of its license in the Judea and Samaria areas, for the expansion of the mobile telephony system and for the provision of Generation 4 services and 5G services in the area in which the authorities in the Bezeq area are of the Civil Administration.

112.2    The License Owner shall operation in the Judea and Samaria areas in accordance with the license and frequencies allotment from the communications staff officer of the Civil Administration; the frequencies allotment and the license in the Judea and Samaria area, including the layout, minimum requirements and service level to the subscriber shall be mostly based on the allotment terms in Israel and the provisions of this license, mutatis mutandis, as shall be determined by the Civil Administration manager and in accordance with the law and the Security Legislation applicable to the Judea and Samaria areas, including the need to receive an individual approval for the establishment of each communication facility.

113.      Cancelled.

114.      5G license fees

The licensee shall pay 5G license fees in the amount of NIS 31,190,000 after 4.9.2022 and no later from 8.9.2022 and only at this time. The timely payment of the license fees is a material condition of the license.
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First Schedule

List of Services and Measures for Quality of ServiceA16)

General

This Schedule includes the list of services the Licensee will provide, under the conditions set out in Section B of Chapter E – “Level of Services for Subscribers”.

The services will be provided in each of the technologies operated by the Licensee, unless otherwise noted in the License or in the Schedule to the License.

Wherever the term: “Support in Various Languages” is used, this denotes support in at least these four languages: Hebrew, Arabic, English and Russian.

The Licensee must include in the service dossier at least the following details:

Name of the service: Name of the service, including its trade name and a general description of the service.

Detailed description of the service: Among other things  –

Is it a new service / expansion of an existing service / combination of services / is there any need for a pretrial;

Manner of operating the service;

Date on which provision of the service is to commence;

Availability and measures for quality of service;

Support centers;

Price of the service;

Target audience of the service;

How to order the service;

Process of connecting to the service;

Implications or effects of this service on other services.

Engineering description:

Description and block diagram of the system;

End-user equipment – dedicated equipment for receiving the service.

Miscellaneous:

The need for numbering;

Required coordination with other licensees or entities.
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List of Services

Basic Services

No.	Name of Service	Description of Service	Date of Provision	Service Quality Measures	Comments
1.	Basic telephone service - Cellular calls	Telephone calls to and from subscribers ofthe license holder to any telephone or other appropriate terminal equipment on another public communication network, in Israel or globally.	In place	Availability of the service 98%
2.	Telephonic Access to Emergency calls
Free calls to the emergency services, to be determined by the Director (for example: Police, MDA, Fire Dept., others). The caller will be routed to the emergency center according to the service provider's definition in reference to the subscriber's location.

			In place	Availability of the service 98%	According to the Director's instructions. The caller's telephone number may be identified by the public emergency services call center.
2(a)	Data Communication	Connection of the subscriber by telephone or independent modem to TCP/UDP/IP communication for transfer of communications in the form of packet switching	In place	In accordance with the definitions of the worldwide GSM Association and in accordance with the standards of ETSI (European Telecommunications Standards Institute)

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Related Services

No.	Name of Service	Description of Service	Date of Provision	Service Quality Measures	Comments
3.	Call waiting with option for temporary suspension	Subscriber may receive an incoming call while on another call. The subscriber may suspend this service at will.	In place	Availability of the service 99.9%
4.	Call forwarding	Forwarding incoming calls to another telephone number, at the subscriber's choice: Regularly, when the line is busy, when the call is notanswered or in cases of unavailability.	In place	Availability of the service 99.9%
5.	Call transfer	The subscriber may transfer a call to another telephone number or between 2terminal devices having the same number.	* 3/2007	Availability of the service 99.9%	In accordance with notice dated March 14, 2007
6.	Hunting group	Determination of a hunt number for the group of the subscriber's telephone numbers; dialing the hunt number will route the call to an available number in the group.	In the future	Availability of the service 99.9%
7.	Caller ID	Caller's number is displayed on the subscriber's telephonedisplay.	In place		Dependent on the caller's terminal equipment
8.	Calling ID restriction	Allows the subscriber's telephone number to be blocked from display on the call recipient's display. The blocking may be permanent or one-time.	In place	Availability of the service 99.9%

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9.	Caller name announce-ment	Provides the possibility of identifying the caller by anaudiosignature.	In place	Availability of the service 99.9%
10.	Conference call	Supports a call for several subscribers simultaneously.	In place	Availability of the service 98%
11.	Closed user group	A group of telephone numbers only between which a call may be made.	In place	Availability of the service 98%	On GSM network only.
12.	Voice mail	Storage and the possibility of retrieval of voice messages of persons calling the subscriber in a personal box.	In place	Availability of the service 99%
13.	Advanced voice mail
A voicemail system as specified in Paragraph 12 above, plus additional "smart" features includinga visual or voice announcement of incoming messages, the transfer of messages to other platforms and receipt of messages from such platforms.

			In place	Availability of the service 98%
14.	Voice activated service	Voice activation of telephone and basic services, related services and value-added services.	Partially in place, will be expanded in the future	70% probability of good identifi-cation in areas with asignal level higher than 85dbm
15.	Call tracking	Allows the subscriber, during a call, to send the applicant an announcement for the purpose ofsubsequent identification of the source of the call.	In the future	Availability of the service 99.9%	Subject to any law
16.	Virtual private network (VPN)	Allows speed dialing according to a private numbering program.	In place	Availability of the service 99.9%	For types of subscribers according to relevant distinctions. Currently provided to the business sector.

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17.	Centrex	Allows the maintenance of a private network while using the network's resources.	In the future
18.	Facsimile services	Receipt, storage and retrieval of facsimile messages through the telephone.	In place	Availability of the service 99.9%
19.	Roaming	Provision of mobile phone services when visiting Israel (for "roamers" from overseas). Forwarding calls to a subscriber who is overseas through a holder of a license to provide international communication services and allowing subscribers who are overseas to receive mobile phone services from operators overseas, including callscreening and call-back, and providing mobile phone services and related services to anyone visiting Israel (for roamers from overseas), all through roaming agreements with operators in other countries.	2002	Availability of the service 99.9%	The service was expanded in 2003 to also include data comm-unications services.
20.	Toll free service	The maker of the call is not charged. The subscriber called is charged in accordance with appropriate charge arrangements.	3/2010		According to service file(1800).
21.	Talk Two	One number for several SIM/terminal equipment units.	In place	Availability of the service 99%

(1800) In accordance with service file "toll free service" ("1-800 service").
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22.	Two telephone numbers for one SIM card	Definition of two telephone numbers for the same SIM card.	*7/2005	Availability of the service 99%	* According to notice dated June 7, 2005
23.	Change of number announce-ment	A person calling the subscriber will receive an announcement of the subscriber's new number and be given the possibility of routing to the new number at the applicant.	In place	Availability of the service 99.9%	On GSM network only.
24.	Camp on busy line	Automatic announcement and/or making of a call to a busy line once it becomes free.	*3/2004	Availability of the service 99.9%	* According to notice dated Feb. 5, 2004
25.	Personal number service	Allows the subscriber to determine that calls to one telephone number be routed to various destinations according to parameters to be determined by the subscriber.	In the future	Availability of the service 99.9%
26.	Collect call	A call whose cost will be paid by the subscriber receiving the call, after authorization thereof.	In place	Availability of the service 99.9%
27.	Message distribution	Distribution of messages to a list of recipients through various platforms.	In the future	Availability of the service 99.9%
28.	Over the air services (OTA)
Remote update of data and applications on the SIM card/terminal equipment by the license holder. The applications will be run from the SIM card / terminal equipment by the subscriber, on the terminal equipment.

			11/2011	Availability of the service 99%
29.	Account code billing	Code billing for one telephone number in separate bills. The subscriber's instruction regarding the account to be charged will be given by entering a code at the beginning of or during the call.	In the future	Availability of the service 99%

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30.	Star services	Allows a call to be made by dialing a speed access code according to an internal numbering program of the applicant.	In place	Availability of the service 99.9%
31.	SMS – short messages services
Transmission and receipt of text, graphics, voice and image messages to and from mobile phone terminal equipment over the license holder's network, or from terminal equipment on other networks in Israel or overseas which have reached an agreement with the license holder.

Transmission of such messages from a personal computer.

Forwarding of incoming messages to a facsimile machine.

The license holder will support various languages.

It shall not be permitted to distribute SMS or MMS messages other than from an end device (that is to say, by means of an IP interface in conjunction with the license  holder's system core) whose CLI field is a mobile or fixed number. However, the license  holder shall enable the subscriber to distribute such a message containing a CLI field which is the number of the distributing subscriber, only if the license  holder has carried out reliable identification of the distributing subscriber.
			In place	Availability of the service 99%	Dependent on the terminal equipment

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32.	Cancelled
33.	Discon-nection of service	Disconnection of service at the subscriber's request.	In place	To be performed no later than the business day after the date of the subscriber's request
34.	POC (push to talk over cellular)	Making a call by pushing a button on the mobile terminal device. The call may be private (subscriber-to-subscriber) or for a group on a data communication network.	In place(commen-cement)	According to service file	Pursuant to temporary provision

Temporary Provision
The Licensee will allow operation of Push to Talk Over Cellular services (hereinafter: the Service) to any subscriber who is a legal entity (individual or corporation), provided the number of users (number of cellular end user equipment units permitted use of this service, hereinafter – end user equipments) in the possession of such subscriber does not exceed 20 during the first year starting on the date service begins. Notwithstanding the aforesaid, should there be any considerable changes in the cellular sector influencing provision of such service, the Ministry will consider a shorter period.

Application	This service will not begin before Sunday, the 29th day of Tamuz, 5764 (July 18, 2004)
* availability of service is the percentage of time the service is available, not including availability of basic services.

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Value Added Services

No.	Name of Service	Description of Service	Date of Provision	Service Quality Measures	Comments
35.	Directory assistance	Allows receipt of information on telephone numbers and the automatic making of a call to the number in respect of which the information was received.	In place	Availability of the service 99.9%	Pursuant to the provisions of Section 67A of the license
36.	Connectivity to information & enter-tainment services	Allows the subscriber connectivity to push or pull information services, entertainment, applications and content, both interactive and non-interactive, through various means of access.	In place	Availability of the service 99.9%	Dependent on the terminal equipment. Subject to the Director's instructions.
37.	Access to internet provider services	Allows the subscriber access to an internet access provider.	In place
38.	Location based information & tracking	Receiving and sending information dependent on the location of the telephone, subject to any law.	* 3/2007		* In accordance with notice dated March 14, 2007
39.	M-commerce	Connectivity through terminal equipment for the performance of transactions.	In place		Dependent on the terminal equipment. Subject to the Director's instructions.
40.	Unified messaging
Allows the subscriber to receive and send voice messages, speech, fax, SMS, e-mail, applications and multimedia files to and from a unified box, with the possibility of converting the information received from one format to another, and access to information from various means of access.
			In the future	Availability of the service 99.9%	Dependent on the terminal equipment

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41.	Telemetry command and control
Use of a telephone or cellular modem to receive announcements and to send commands pertaining to the operation of various devices (such as: alarm systems, inventory systems, traffic lights, controls etc.)

			In place	Availability of the service 99%
42.	Sponsored call	A call during which the subscriber is exposed to commercial advertising and information.	In the future		Subject to any law
43.	Video conference	Allows visual and audio communication between several users.	* 4/2004		Dependent on the terminal equipment. * In accordance with notice dated April 4, 2004
44.	Instant messaging
A messaging service between members of a "community", organization, group of friends, group of persons with a common interest. The subscriber announces his being online and his readiness to receive messages. The service notifies the subscriber of the group member who is located in geographic proximity to him.

In the future
45.	Surf & talk	Allows the subscriber to receive notice of and answer a call waitingwhile surfing the internet.	In place	Availability of the service 99%	Dependent on the terminal equipment. On GSM network only
46.	Personal information management	Accessto and synchronization of a personal information database through the terminal equipment.	In place		Dependent on the terminal equipment.
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47.	Memo	Sending of a voice message as a memo from the subscriber to any telephone on a public network.	* 1/2004	* In accordance with notice dated Jan. 8, 2004
48. A67	Filtering of offensive content and sites on the internet	Filtering of offensive content and sites while the subscriber is surfing the internet through his terminal equipment, in accordance with the provisions of Section 67G of the license.	4/12	The service is provided to subscribers who use the internet access service for no charge additional to the payment it collects from him for the internet access service.
49. A75	“Personal Message”
A short instruction, notification and warning of the Defense Agencies, sent immediately, selectively and in a focused manner to subscribers with cellular end equipment which supports use of cell broadcast (“CB”) technology;

			10/2014	Pursuant to the provisions of Section 65.B and the “personal message” service file
50. A81	Premium Service at Premium Tariff	A premium service provided through a designated code allocated for such purpose (1-900, 1-901, 1-902).	2/2015	The service will be provided according to the provisions of Annex P.
51 A81.	Premium Service at Regular Tariff	A premium service provided through: A network access code – as an inter-network service; Dialing a landline number – as a nationwide service.	2/2015	Landline number and regular tariff within the meaning thereof in Section 67D1 of the license.
52.	Safe network and blocking of malware	Protection against fishing threats, access to suspicious sites and prevention of malicious software activities / unwanted malware installed on the subscriber's end user equipment	In place	Pursuant to the provisions of "Safe network and blocking of malware” service file.

*The availability of the service is a percentage of the time during which the service is available, excluding the availability of the basic service.

A67  Amendment no.67
A67  Amendment no.67
A67  Amendment no.67
A67  Amendment no.67
First Schedule - 39

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Second Schedule – List of Appendices

Appendix A	Void;
Appendix BA16	Engineering Plan - not available to public;
Appendix CA60	Domestic Roaming;
Appendix DA43 Appendix D1	Preparing to Ensure Continuity of Operations in Emergencies; Preparation for cyber protection management;
Appendix EA16	Level of Subscriber Services;
Appendix FA8	Ordering Of A Service On The Website Of The Licensee Or A Service Provider;
Appendix G	Insurance Contract - not available to public;
Appendix HA16	Guarantees;
Appendix It3t5	Special Services for security forces - not available to public;
Appendix JA6	Access to International Communications Services;
Appendix KA7	Discontinuation of Services for cellular end user equipment of IS-54 type;
Appendix LA12	Special Services for security forces - not available to public;
Appendix MA12	Security Instructions - not available to public;
Appendix NA16	Letters of Undertaking - not available to public;
Appendix OA24	Erotic Services;
Appendix S	5G service which is not data communication on broadband frequencies;
Appendix T	Entitlement to grant for 5G deployment;
Appendix U	Conditions and restrictions on use of radio frequencies;

A16 Amendment no.16
A60 Amendment no.60
A43 Amendment no.43
A16 Amendment no.16
A8 Amendment no.8
A16 Amendment no.16
A3 Amendment no.3
A5 Amendment no. 5
A6 Amendment no.6
A7 Amendment no.7
A12 Amendment no.12
A12 Amendment no.12
A16 Amendment no.16
A24 Amendment no.24

Second Schedule-Appendix E - 1

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Appendix C – DOMESTIC ROAMING

1.         In this Appendix

"Handover"
Continuity of a call during its transfer by means of cellular end equipment from the coverage area of a cellular radio center of one licensee to the coverage area of a cellular radio center of another licensee, in a continuous manner, without being disconnected or disrupted.

"Call"	Including SMS messages, data communication, cellular Internet surfing, use of applications and the like.
"Roaming Licensee's Subscriber"	Including a subscriber of a cellular licensee on another network, where such licensee utilizes a roaming licensee's network.
"Lockdown"
A state in which the end equipment of a roaming licensee's subscriber, who roamed to a host network, continues to receive service on the Licensee's network after the termination of the call, even if the roaming licensee has coverage in that area.

"Specifications"	The current 3GPP[22] recommendations regarding domestic roaming as in effect from time to time.

2. The Licensee shall provide by means of its network to a roaming licensee a domestic roaming service, as stated in section 67E, in accordance with the conditions set out below.
3.         The Licensee shall provide a domestic roaming service, as stated, by one of the following two methods:

(a)       Call transfer – The Licensee shall enable the transfer of a call which is being conducted by means of a subscriber's end equipment from a roaming licensee's network to the Licensee's network, when the roaming operator's network has no coverage in that area. After the transfer, the call shall be conducted on the Licensee's network up to its termination.

(b)       Call setup – The Licensee shall enable the setup of a call on its network, by means of the end equipment of a roaming subscriber's licensee, if the roaming operator's network has no coverage in that area, or due to locking down of the end equipment of the roaming subscriber on the Licensee's network. Following its setup, the call shall be conducted on the Licensee's network up to its termination.

4. The Licensee shall determine the duration of the lockdown time in accordance with the requirement of the roaming licensee.
5.         The Licensee shall guarantee reasonable and equal conditions for every roaming licensee, as regards the provisions of cellular services by it, including the following:

(1)       Prohibition on discrimination – The scope, nature and quality of the services received by a roaming licensee's subscribers may not be inferior to those provided to the Licensee's subscribers. Insofar as the Licensee creates a distinction between categories of its subscribers, regarding the scope, quality or nature of its services, it shall allow the roaming licensee to maintain the same distinction for its subscribers.

(2)       Transfer – The Licensee shall allow a roaming licensee's subscribers a one-way transfer, i.e. – from the roaming licensee's coverage area to the Licensee's coverage area, in a continuous manner, without disconnection or interruption of the call.

22 3rd Generation Project Partnership.
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(3)      Advanced network – The Licensee shall provide domestic roaming services to a roaming licensee by means of its most advanced network[23] and within the lowest frequency utilized by it24; only if it does not have such coverage shall it provide the roaming licensee with domestic roaming services by means of a higher frequency range or by means of an earlier generation network[25], all according to the same priority as its own subscribers.

(4)      Range of services – The Licensee shall enable a roaming licensee to provide the entire range of services the roaming licensee wishes to provide to its subscribers, subject to the host licensee's technical possibilities and provided this does not burden it unreasonably.

6.         The Licensee shall cooperate with the roaming licensee, including by -

(1)       Blocking sites – The Licensee, at the roaming licensee's request from time to time, shall block the use by the roaming licensee's subscribers in specific coverage areas of sites of the Licensee in which the roaming licensee has coverage.

(2)       Dynamic update – The Licensee shall update the roaming licensee on a regular basis regarding the data required for domestic roaming support, according to the roaming licensee's needs and in line with the expansion of its network, and regarding changes in the Licensee's network, including traffic data by sites, records of calls[26], billing data of the roaming licensee's subscribers, malfunctions, changes in systems, etc., and the Licensee shall also update its systems, as necessary, according to the network data of the roaming licensee.

(3)       Location data – The Licensee shall provide to a roaming licensee, on a regular basis, real-time location data of the roaming licensee's subscribers who are within the Licensee's coverage area. Such location data shall not be less than those received for the Licensee's subscribers.

(4)       Visibility - The Licensee shall operate, to the extent possible, in such a manner that a roaming licensee's subscribers do not notice that they are receiving service through the Licensee.

(5)       Switching – The Licensee shall transfer all the outgoing and incoming calls through the roaming licensee's network, to enable the roaming licensee to provide to its subscribers all the services it wishes to provide to them, including signaling of failed calls.

(6)       Intelligent network – The Licensee shall support, to the extent possible, intelligent network services provided by a roaming licensee.

(7)      Calls to emergency centers – The call of a roaming licensee's subscriber to an emergency center set up on the Licensee's network shall be routed directly to the emergency center by the Licensee, unless the roaming licensee is able to route it to the appropriate emergency center according to the subscriber's geographical location.

(8)      Compliance with statutory provisions – The Licensee shall cooperate with the roaming licensee for the purpose of complying with any statutory provision issued to any of them, where such cooperation is required by the existence per se of domestic roaming.

23 UMTS / HSPA / HSPA+ and in the future LTE.
24 For example, a licensee operating UMTS networks within frequency ranges of 850/900 MHz and 2100 MHz, shall provide to the roaming licensee's subscribers services by means of the network within the 850/900 range according to the same priority as its own subscribers.
25 GSM / GPRS / EDGE.
26 Call Details Record (CDR).
Second Schedule-Appendix E - 3

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(9)       Handling malfunctions – The Licensee shall repair malfunctions in its systems which impair or could impair the domestic roaming service level agreed upon between the Licensee and the roaming licensee[27] or determined by the Ministry.

(10)     Prevention of information transfer – The Licensee shall keep fully confidential any information relating to a roaming licensee, and shall prevent the transfer of any information relating to the roaming licensee from its employees and representatives who handle the operation of the domestic roaming to any other personnel of the Licensee, and particularly the Licensee's marketing and sales personnel.

7.          The Licensee shall operate, with respect to domestic roaming, in accordance with the Specifications. Where any matter is not regulating in the Specifications, the licensees concerned shall act according to the best engineering practice28.

27 Service Level Agreement (SLA).
28 Best Engineering Practice.
Second Schedule-Appendix E - 4

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Annex D – Preparing to Ensure Continuity of Operations in Emergencies

Introduction

The Israeli communications sector constitutes a vital national infrastructure both on a routine basis and in emergencies, and hence requires the License Holder to prepare to ensure continuity of operations in order to continue to provide its services also in emergencies.

The License Holder will implement a comprehensive work plan and will ensure its durability for functioning in emergencies, while ensuring continuity of operations to provide its services.

This annex constitutes a minimal action framework for the License Holder in order to maintain continuity of operations in emergencies, which includes a business continuity program (BCP) and a disaster recovery plan (DRP).

Definitions

“Interim Site”	-	A site containing sub-systems of the network for performance of connection and control of end sites;
“Alternative Site”	-	A site held in a state of preparedness and intended for use in an emergency, at which the activity to ensure continuity of operations will continue;
“Core Site”	-	A main site which contains central systems of the network including switch, databases, computer systems, storage and a control and management center;
“End Site”	-	A cellular radio center on a license holder’s network;
“Sharing Agreement”	-	An active frequency sharing agreement, as defined in Section 19A of the license;
“Recovery Target”	-	A target determined by the License Holder for reinstating technological activity and support systems to a defined service level and within a defined time period;
“Portable Site”	-	A portable end site;
“Continuity of Operations”	-	Ensuring continuity of operations of the License Holder’s services, which includes a disaster recovery plan and a business continuity program;
“Plan”	-	Plan to ensure continuity of operations;
“Business Continuity Program”	-
Plan of action carried out by the License Holder in emergencies to ensure continuity of operations of processes that are defined as critical and of the communication, computer and storage systems (BCP).

Formulation of a plan to ensure Continuity of Operations
Second Schedule-Appendix E - 5

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The License Holder will formulate a plan to ensure Continuity of Operations which will assist it in emergencies to ensure its ability to operate continuously, to mitigate the harm to provision of its services and to recover its operations; the plan will include at least the following issues:

Analysis of risks to which it is exposed in emergencies, including an analysis of results, repercussions and implications for the ongoing and proper work of the infrastructures and of its services;

Determination of service targets and Recovery Targets for emergencies, in accordance with the analysis of the risks and their implications for Continuity of Operations and continued provision of its services;

The guidelines specified below in this annex, including the various plans specified below in this annex, while addressing the roles and responsibilities of various functionaries in the management of the emergency situation and actual implementation of the plan;

Assimilation of the plan among the managers, employees, suppliers and subcontractors.

Liability of the board of directors and the management

The License Holder’s board will approve the plan, while addressing the risks to Continuity of Operations and control thereof, as part of the comprehensive work framework for risk management, and shall instruct the License Holder’s management to carry out the same.

The board of directors will discuss the Continuity of Operations issues upon significant technological changes and after a communication failure event, a significant failure in critical IT systems such as the billing system or the customer relationship management (CRM) system, provided that the Continuity of Operations issues are discussed at least once a year.

The License Holder shall appoint a Continuity of Operations manager and shall define his responsibilities and powers, which shall include ensuring implementation of the plan and adjustment thereof to technological changes, the existence of an assimilation plan, practice drills and lesson drawing as well as mapping and monitoring existing deficiencies and reporting thereon to the management.

The plan will be periodically audited by the internal auditor or a senior officer of the License Holder.

The board of directors and the management will define periodic monitoring discussions, documentation and reporting format, within the company.

Management of an emergency situation

The License Holder shall appoint a senior executive to declare the transition from routine work to emergency work in a transition from routine to emergency procedure.

The License Holder shall operate a situation room in emergencies, which includes all of the resources required to manage the situation, including alternative means of communication which do not rely on the License Holder’s network (the “Main Situation Room”).

The License Holder will set up an alternative situation room at another site, at a distance of at least thirty (30) km from the Main Situation Room; the aforesaid notwithstanding, at the License Holder’s written request, the Director may approve having an alternative situation room at a shorter distance.

The situation room will be used by the officers of the License Holder to manage the situation and to operate the plan of action for Continuity of Operations.

The License Holder will appoint a team to manage the emergency situation, to comprise, inter alia, the officers, key decision makers and technology professionals (communications and IT).
Second Schedule-Appendix E - 6

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Manpower, economic immobilization and emergency economy

The License Holder will act vis-à-vis the Ministry of Economy for its recognition as an essential enterprise pursuant to the Emergency Work Service Law, 5727-1967.

The License Holder will prepare manpower for every operating sector thereof which will allow it Continuity of Operations; the License Holder will validate the manning lists once a year.

The License Holder will ensure regular working conditions and inter alia, on the following matters:

Food, water, sleeping equipment for all of the manned sites;

Equipment, protection, food and water for the field teams (field technician/field maintenance);

Protected spaces/rooms (floor shelters/apartment shelters) and safe work areas.

The License Holder will maintain one armored vehicle which will allow the activity of a field team. A license holder which operates more than 1,000 sites will maintain an additional armored vehicle; such vehicles shall be owned by the License Holder or supplied through a supplier.

The License Holder will arrange for a transportation system for its employees to travel to and from its sites according to the manpower standard it has determined for each of its operating sectors as stated in Section 6.2.

Continuity, backup and survivability of the network and the infrastructure

The License Holder’s network will comprise at least two Core Sites at a geographic distance of at least thirty (30) km; the aforesaid notwithstanding, at the License Holder’s written request, the Director may approve having Core Sites at a shorter distance.

The core systems on the network will operate on BCP architecture, insofar as the technology is available from the equipment manufacturer.

The core of the network will be planned to have no single point of failure, a malfunction in which causes the malfunction of the entire network.

The License Holder will operate a manned management and control center 24/7, 365 days a year, for the monitoring, control and operation of all of the network’s components.

The License Holder will set up an alternative management and control center at another geographic site at a distance of at least thirty (30) km; the aforesaid notwithstanding, at the License Holder’s written request, the Director may approve having an alternative management and control center at a shorter distance.

The alternative management and control center shall include all of the management and control systems required for Continuity of Operations of the License Holder’s services independently, and will be available for immediate action.

The License Holder will formulate a technological and engineering backup plan for the Core Sites which will enable Continuity of Operations in the event of a Core Site failure.

The License Holder will formulate a technological and engineering backup plan for the Interim Sites which will enable Continuity of Operations in the event of an Interim Site failure.

The License Holder will formulate a contingency plan (without actual rollout of additional infrastructures) which will be operated at failure events to link End Sites in accordance with criteria to be determined by the License Holder.
Second Schedule-Appendix E - 7

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In the event of a failure at the Core Site or an Interim Site, the backup plans will allow additional reception of at least fifty percent (50%) of the disconnected End Sites.

The License Holder will formulate a plan for regular backup of data and information systems on a routine basis and in emergencies at another geographic site, at a distance of at least thirty (30) km; the aforesaid notwithstanding, at the License Holder’s written request, the Director may approve an Alternative Site at a shorter distance.

The License Holder will maintain backed up transmission infrastructures to link the Core and Interim Sites.

The License Holder will maintain four (4) Portable Sites which will substitute damaged End Sites, to expand coverage or increase capacity; such resources shall be owned by the License Holder. The aforesaid notwithstanding, in the event that the License Holder entered into a Sharing Agreement with another license holder, the License Holder may maintain the aforesaid together with the other license holder.

The License Holder will have the independent capacity to roll out and operate the Portable Sites, supply energy and transmission and connect them to the network within twelve (12) hours.

The License Holder will maintain reserve technical equipment for the entire technological system which will allow current continuous maintenance for at least three weeks, without the need to bring alternative equipment from overseas; such equipment shall be owned by the License Holder.

Transmission infrastructures

The License Holder will formulate a technological and engineering backup plan for the infrastructure and the transmission routes for Continuity of Operations of the transmission services, through landline or wireless transmission.

The License Holder will formulate a technological and engineering backup plan for the transmission infrastructure connecting the network to the core facilities of another general license holder and any license holder through which it provides the internet access service.

Energy and electricity infrastructures

The License Holder will prepare for energy and electricity backup, as specified below, for which purpose it may use a supplier:

Core Sites – alternative supply of electricity through batteries, generators, diesel oil containers and supply of diesel oil for continuous operation of at least forty-eight (48) hours;

Interim Sites – alternative supply of electricity through batteries, generators, diesel oil containers and supply of diesel oil for continuous operation as specified below:

An Interim Site which connects more than thirty-two (32) End Sites – for twenty-four (24) hours;

An Interim Site which connects up to thirty-two (32) End Sites – for twelve (12) hours.

The License Holder will prepare for energy and electricity backup at the End Sites for an alternative supply of electricity through batteries for two hours for each End Site whose activity is required to meet the coverage level set forth in the provisions of the license; such batteries shall be owned by the License Holder.

The License Holder will maintain at least six (6) generators for continuous operation of End Sites in the event of a power outage; such generators shall be owned by the License Holder. The aforesaid notwithstanding, in the event that the License Holder entered into a Sharing Agreement with another license holder, the License Holder may maintain the aforesaid together with the other license holder.
Second Schedule-Appendix E - 8

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The License Holder shall enter into an agreement with a subcontractor for the repair and transportation of generators in emergencies.

The License Holder shall enter into an agreement with a supplier for the supply of diesel oil for fuelling in emergencies.

Data and system protection

The License Holder shall formulate a data and system protection plan which shall include protection procedures and responses to data protection events.

The data and system protection plan will be determined in accordance with the instructions of the Ministry and the security forces.

The License Holder will determine the work procedures and rules for remote access upon a data systems event as part of the plan to ensure Continuity of Operations.

Suppliers and subcontractors

The License Holder shall ensure that the engagement agreements with the suppliers and the subcontractors regulate the duty of the supplier and the subcontractor to provide the services required by the License Holder to ensure Continuity of Operations in emergencies.

The agreements shall include a plan to ensure Continuity of Operations at the supplier and the subcontractor, including manpower and the resources required to provide the service.

The agreements shall include the participation of the supplier and the subcontractor in drills.

Reinstatement of service in emergencies

In the event of a significant service interruption in an emergency, the License Holder will reinstate the service according to the reinstatement of service procedure; insofar as possible, the procedure will give priority to the reinstatement of service to vital bodies, including security forces and emergency services, hospitals, emergency centers and government ministries.

The procedure will be formulated such that reinstatement of the communication services will be according to the order specified below:

Dialing and maintaining a voice call between subscribers of the License Holder and between its subscribers and the subscribers of another license holder;

National and personal messaging (cell broadcast);

Surfing services;

Sending SMSs between subscribers of the License Holder and between its subscribers and the subscribers of another license holder;

The other services.

Restoration of the service

The License Holder will formulate a plan for restoration of its services which includes the following stages:

Immediate restoration – preplanned restoration; such restoration will be carried out within a very short time and almost automatically;
Second Schedule-Appendix E - 9

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Interim restoration – utilization of existing surplus capacity, including available alternative machines; such restoration will be carried out within several days;

Long-term restoration – installation of new systems; such restoration will be carried out within weeks or months and is contingent on available equipment at the supplier and installation and construction capabilities.

According to the restoration plan, the service level of the various services provided by the License Holder will be determined.

Assimilation and practice

The License Holder will implement the plan to ensure Continuity of Operations among its employees by instructing and training them.

The License Holder will formulate a periodic practice drill plan which includes all of the scenarios and the critical processes included in the plan to ensure Continuity of Operations.

The License Holder will carry out, within the company, a practical and comprehensive drill, once a year, with the participation of an internal control team which shall examine the License Holder’s emergency preparedness; the License Holder will notify the Ministry of the date of holding of the drill at least thirty (30) days in advance thereof and will allow the Ministry’s representatives to attend the same.

The conclusions of the drill will be provided to the License Holder’s management to study and examine required updates to the plan to ensure Continuity of Operations; the conclusions of the drill will be provided in writing to the Director within thirty (30) days after the holding of the drill.

Procedures

The License Holder will formulate designated procedures for various emergency scenarios in the framework of the plan, as specified below:

Procedure for handling malfunctions and irregular events in emergencies and recovery therefrom;

Procedure for skipping and transition to an alternative management and control center;

Procedures for backup and survivability of Core and Interim Sites;

Operation of portable resources procedure;

Procedure for reporting to the Ministry in emergencies;

Procedure for operation of the customer service system in emergencies;

Procedure for protection and response against data protection events;

Reinstatement of service in emergencies procedure;

Transition from routine to emergency procedure.

The procedures will be approved by relevant officers at the company and will be updated once a year.

Miscellaneous

This annex will take effect no later than Tuesday, Elul 17, 5775 (September 1, 2015), with the exception of Sections 7 and 9, which will take effect no later than Tuesday, Adar A 21, 5776 (March 1, 2016).
Second Schedule-Appendix E - 10

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Appendix D1 – Preparation for cyber protection management

1. Formulation of a plan for management of protection against cyber events

1.1 The license holder shall formulate a plan for management of protection against cyber events, which shall assist it to deal with cyber events at the time of their occurrence, to ensure its ability to operate continuously, to limit the damage in provision of its services and to revive its operation. The plan shall include at least the following matters:

a. Mapping the cyber assets whose proper functioning is necessary to ensure the operational continuity of processes defined as critical and of the license holder's core systems;

b. Analysis of the cyber risks to which it is exposed, including analysis of consequences, implications and significance of the continuous and proper working of the infrastructures and of its services;

c. Establishment of service goals and recovery goals on the occurrence of cyber events, in accordance with analysis of the risks and their significance for the operational continuity and continued provision of its services;

1. Responsibility of the board of directors and the management

1.1 At least once a year the license holder's board of directors shall approve the plan for management of protection against cyber events, with reference to the outline of the cyber threats to the organization and the controls which must be implemented for them, as part of the overall work framework for cyber protection management, and shall instruct the management of the license holder to implement it.

1.2 The board of directors shall discuss the matters of cyber threats and protection management at the time of significant technological changes and after an attack event or significant information security exposure, provided that matters of cyber security policy of the organization shall be discussed at least once a year.

1.3 The license holder shall appoint a cyber protection manager and shall define his areas of responsibility and powers, which shall include ensuring a plan for management of protection against cyber events and adapting it to technological changes, carrying out an implementation plan, holding exercises and drawing conclusions, and mapping and monitoring gaps and reporting them to the management.

1.4 The plan shall be examined periodically by the internal auditor or a senior officer of the license holder.

1.5 The board of directors and the management shall define a format for reporting, documentation and periodic follow-up discussions within the company.
Second Schedule-Appendix E - 11

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Appendix E – Minimum Requirements and Level of Subscriber Services

System Performance

1.1       Definitions:

"Population" - the entire population in the area, according to the publications of the Central Bureau of Statistics

"Statistical region" – continuous area unit created by geographical-statistical division which has been established as a statistical region according to the publications of the Central Bureau of Statistics in its most recent publication.

"Layout Ratio"- the ratio between the household rates in the peripheral settlements and the household rate in central settlements;

"Central Settlement" – A settlement defined by the Central Bureau of Statistics as a settlement of a "intermediate" level (clusters 5,6), at a "central" level (cluster  7) and at a "very central" level (clusters 8, 9, 10);

"Peripheral Settlement" – A settlement defined by the Central Bureau of Statistics as a settlement at a "very peripheral" level (clusters 1, 2, 3) and a "peripheral" level (cluster 4);

"Street" - the area (length x width) of any street whose number is up to 4 digits inclusive, and the national and local railroad route in the area of the State of Israel, during the license period; when the width of the street or the national and local railroad route shall include the actual width of the street/route + 5 meters from each side of the street/route;

"Coverage Level"- Broadcast and reception of electromagnetic signals which allow for the proper existence of any service to the mobile telephony communications end equipment, rising to a height of one and a half meters (1.5) above the surface;

In this regard, proper existence of the service shall be considered the service provided in the Coverage Area, while meeting the minimum requirements in regards to the service level, as specified in this Clause;

"Area"- the overall area regarding which the Law, jurisdiction and Administration of the State of Israel apply.

"Blocked Calls"- calls and data communication or links that cannot be established or messages that cannot be transferred immediately upon an order to establish contact due to unavailability of the network resources or resources for linkage between the network and other networks;
Second Schedule-Appendix E - 12

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"Dropped Calls"- calls and data communications or links that were terminated not by the initiation of the subscriber who initiated the call / link or the call recipient.

"VoLTE call" – technology which enables a call to be made on a 4G network.

1.2 Milestones for the establishment of the network:

(a)        The network and its services shall meet the performances, features and indicators defined in the engineering plan – Appendix B, including an engineering plan attached to the Generation 4 Tender;

(b)        The milestones for the establishment of the network and provision of service:

(1) canceled;

(2) network using Generation 4 technology:

(3)        Deployment with use of 700 MHz frequency:

((a)) Stages and dates of deployment

The network performances and services shall be provided in the stages and on the dates specified below and in compliance with the cover level and shall not be less than the following minimum requirements:

Stage A – At the end of 36 months from the determining date:

((a)) service area: an area in which 70% of the population lives and not less than 65% of the area;

((b)) road/route: 70% of the area of a single-digit to triple-digit road, route of national and local railroad, including stations, etc., and 60% of the area of a four-digit road and goods trains route

Stage B - At the end of 60 months from the determining date:

((a)) service area: an area in which 99% of the population lives and not less than 95% of the area;

((b)) road/route: 99% of the area of a single-digit to triple-digit road, route of national and local railroad, including stations, etc., and 90% of the area of a four-digit road and goods trains route

In this clause – "the determining date" – the date of allocating the frequency as a result of the 5G tender
Second Schedule-Appendix E - 13

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((b)) The license holder shall take action to deploy a network which makes use of 700 MHz frequency as follows:

((1)) It shall present a deployment plan in the format prescribed in the provisions of this Appendix not later than sixty (60) days after the determining date. The deployment plan shall be attached to this license and shall form part of the engineering plan.

((2)) The deployment plan shall include these data:

(((a))) It shall list all the towns in Israel, in accordance with the publication of the Central Bureau of Statistics, by division into two groups – towns in the center and towns in the periphery. Alongside each town the number of households in that town shall be indicated and the total households in the towns in the center and in the towns in the periphery shall also be indicated. alongside each town the planned date of completion of the deployment plan with regard to that town shall be indicated.

(((b))) It shall list all the roads. Alongside each road the road number shall be indicated and against each road the planned date of completion of the deployment plan on the road shall be indicated.

((3)) The license holder may update the deployment plan and change the order of the towns or roads for which deployment of the network is planned.

(4) 5G system at 3,500-3,800 MHz frequencies for data communication services on broadband frequencies:

((a)) Stages and dates and pace of deployment of the system –

The system performances and services shall be provided in the stages and on the dates specified below and in compliance with the cover level and shall not be less than the following minimum requirements:

Stage A – At the end of 36 months from the determining date, cover of 40% of the minimum requirements for the system cover obligation, as stated in clause 1.3(d)(1)

Stage B – At the end of 48 months from the determining date, cover of 70% of the minimum requirements for the system cover obligation, as stated in clause 1.3(d)(1)

Stage C – At the end of 60 months from the determining date, cover of 100% of the minimum requirements for the system cover obligation, as stated in clause 1.3(d)(1)(2.1)
Second Schedule-Appendix E - 14

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Stage D – At the end of 84 months from the determining date, cover of 100% of the minimum requirements for the system cover obligation, as stated in clause 1.3(d)(1)(2.2)

In this clause "the determining date" – the date of allocating the frequency as a result of the 5G tender

((b)) The license holder shall take action to establish a 5G system for data communication service on broadband frequencies as follows:

(1) It shall present a deployment plan in the format prescribed in the provisions of this Appendix not later than sixty (60) days after the determining date. The deployment plan shall form part of the engineering plan.

(2) The plan shall include these data:

Name of city	Statistical region number	Statistical region classification	Town in the center/periphery	Expected date of deployment

(3) The license holder may update the deployment plan subject to advance notice to the Director.

(4) It shall report on completion of deployment in a statistical region in accordance with the provisions of clause 1.3(d), commencing from the date of Stage A, in accordance with the data contained in (2) above.

((a)) Stages and dates

Stage A          at the end of 18 months from the determining date;

Stage B          at the end of 36 months from the determining date;

Stage C          at the end of 48 months from the determining date;

Stage D          at the end of 24 months from the date of the manager's announcement;

"Determining Date" - date of amendment of the license

"Date of Manager's Announcement"- the date on which the manager shall provide the License Owner notice in writing regarding the performance of Stage D. The notice shall be provided after the end of 60 months from the determining date.
Second Schedule-Appendix E - 15

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((b)) The License Owner shall operate to establish the Generation 4 network as follows:

((1))     shall submit a layout plan in a format set forth in the provisions of this Appendix no later than sixty (60) days after the Determining Date; the layout plan shall constitute part of the engineering plan.

((2))     the layout plan shall include the following data:

(((a)))  all of the settlements in Israel shall be detailed therein, in accordance with the Central Bureau of Statistics, divided into two groups – Central Settlements and Peripheral Settlements; the number of households in each settlement shall be stated next to the name of each settlement, and the total number households in central settlements and in peripheral settlements shall be stated; the planned date for the completion of the layout plan for each settlement shall be stated next to each settlement;

(((b)))  all of the Streets shall be detailed therein; next to each Street the number of the Street shall be stated and across from each Street, the planned date for the completion of the layout plan for that Street shall be stated.

((3))     The License Owner may update the layout plan and change the order of the settlements or Streets in which the network layout is planned by providing notice to the manager up to 60 days before the date the layout is planned, provided that the updated layout plan meets the provisions set forth in this Appendix.

((4))     The network layout pace shall be as follows:

(((a)))  at the end of one year from the Determining Date, the License Owner shall layout the network so that at the end of said period, there will be access to the network at a certain rate of households, according to the determination of the License Owner, provided that no later than 12 months from the Determining Date, the License Owner shall commence providing the service;

(((b)))  As of the beginning of the second year from the Determining Date, the License Owner shall layout the network at the Layout Ratio that is no less than one (1), and according to the following:

At the end of Stage A – coverage of 30% minimum requirements of the network coverage obligation, as stated in Clause 1.3(b)(1);

At the end of Stage A – coverage of 65% minimum requirements of the network coverage obligation, as stated in Clause 1.3(b)(1);

At the end of Stage A – coverage of 100% minimum requirements of the network coverage obligation, as stated in Clause 1.3(b)(1);

At the end of Stage A – coverage of 100% minimum requirements of the network coverage obligation, as stated in Clause 1.3(b)(1);

1.3        Minimum Requirements of the Obligation Network Coverage:

(a) In a 3rd generation technological network:

The network’s performance and services will be provided by meeting the coverage level and shall be no less than the following minimal requirements:

Service area: the area in which 99% of the population live, and no less than 92% of the area.
Second Schedule-Appendix E - 16

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 (b) In 4th generation technological network:

(1) in stages A through C, the network performances and services shall be supplied while meeting the coverage level, and shall be no less than the following minimum requirements:

((a)) Service area: an area in which 97% of the Population resides, and not less than 75% of the area;

((b)) Settlement: each settlement separately, the coverage level shall be at least 90% of the settlement area.

((c)) Street / Route:

((1))     90% of the area of a single digit, double digit and triple digit street, national and local railroad route, including stations, road structures and operational areas and tunnels in each street or national and local railroad route;

((2))     75% of the area of a four digit street and national railroad route for cargo trains.

(2) in stage D, the network performance and services shall be supplied while meeting the coverage level, and shall be no less than the following minimum requirements:

((a)) Service area: an area in which 99% of the Population resides, and not less than 90% of the area;

((a1)) After the end of 48 months from the Date of Manager's Announcement, instead of service area as detailed in 1.3(b)(2)(a) shall take place "Service area: an area in which 99% of the Population resides, and not less than 95% of the area";

((b)) Settlement: each settlement separately, the coverage level shall be at least 95% of the settlement area.

((c)) Street / Route:

((1))     95% of the area of a single digit, double digit and triple digit street, national and local railroad route, including stations, road structures and operational areas and tunnels in each street or national and local railroad route;

((2))     80% of the area of a four digit street and national railroad route for cargo trains except in streets 3922, 8510, 6531, 3866, 8833 in which the minimum requirement shall be 85% of their area.

((2a))   After the end of 48 months from the Date of Manager's Announcement, instead of service area as detailed in 1.3(b)(2)(c)(2) shall take place "85% of the area of a four digit street and national railroad route for cargo trains ";

((3))(a) In this section:

Coverage Completion Areas: Hermon region, Huchula valley, north Golan, center Golan, south Golan, east upper Galilee ,Ayalon region, Yeciham region, east lower Galilee, Hatzor region, Karmiel region, shfaraam region, Natzeret mountains, Ramat Kochav, Dead Sea region, Negev Northern mountain, Negev Southern mountain, Habsor region and the Arava region, As defined in the map of the natural areas in the publications of the Central Bureau of Statistics from 2018.

Limited MOCN: Providing active use for other license holders in frequencies which the Licensee's cell site operates.

In stage D, the licensee may complete coverage in Coverage Completion Areas, subject to the following provisions:

(1)
Completion of coverage in an engineering model of domestic roaming or in a Limited MOCN. Completion of coverage in Limited MOCN at a site that is part of a shared network will be subject to the consent of all licensees participating in the site on the shared network.

Second Schedule-Appendix E - 17

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(2)	The total number of radio cellular sites used to complete the coverage in the Coverage Completion Areas of the licensee's network shall not exceed 120 sites ("Coverage Completion Sites");

(3)	The service provided to subscribers through the Coverage Completion Sites will be provided with the same quality as the quality of service under section 1.4 of this appendix.

(4)	In updating the engineering plan submitted by the licensee in accordance with Appendix B, Chapter C, Section 2, "Layout and Quantities", the licensee shall mark the Coverage Completion Sites.

(d) Minimum requirements of deployment obligation of 5G system at 3,500-3,800 MHz frequencies for service on broadband frequencies:

5G system performances and services shall be provided in compliance with the cover level and shall not be less than the following minimum requirements:

5G service region: A region to be composed of a mix of statistical regions in accordance with the classifications of the Central Bureau of Statistics, provided that the mix of regions shall lead to a cumulative score in accordance with the key specified below. For completion of the deployment as specified in clause (2) below, in the aforesaid statistical regions, a score shall be given in accordance with the table below. The total score shall not be less than 500 points.

Classification of statistical region according to the Central Bureau of Statistics classifications	Town in the center	Town in the periphery
Residential	1 point	2 points
Open area	2 points	3 points
Institutional
Public complex	3 points	4 points
Industrial

(2) Completion of deployment in a statistical region shall be defined in the following manner:

(2.1) Up to Stage C:

((a)) A statistical region classified as a residential region according to the Central Bureau of Statistics classifications – cover level of at least 80% of the population living in that region

((b)) Statistical regions classified as regions which are not a residential region according to the Central Bureau of Statistics classifications – cover level of at least 80% of the area of that statistical region
Second Schedule-Appendix E - 18

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(2.2) Stage D:

((a)) A statistical region classified as a residential region according to the Central Bureau of Statistics classifications – cover level of at least 99% of the population living in that region

((b)) Statistical regions classified as regions which are not a residential region according to the Central Bureau of Statistics classifications – cover level of at least 95% of the area of that statistical region

(3) After deployment has been completed in a statistical region as aforesaid, and has been reported as stated in clause 1.2(b)(4)((b))(4), the license holder shall not be permitted to remove a statistical area about which it has reported, except subject to the Director's authorization, and provided that it meets the minimum requirements of the deployment obligation of the 5G system at 3,500-3,800 MHz frequencies for service on broadband frequencies specified in this clause. The Director shall exercise his power having regard, inter alia, to harm which will be caused by cessation of provision of the service.

(c) canceled.

1.4       Service Quality:

(a)       Blocked Calls and Dropped Calls 2G or 3G or VoLTE technology:

(1)       a percentage of Blocked Calls at peak times shall not exceed two percent (2%) and the percentage of Dropped Calls at peak times shall not exceed two percent (2%).

(2)       up to ten percent (10%) of all sectors shall allow for deviation beyond two percent (2%).

(3)        Amount of Blocked and Dropped Calls shall be measured in the following manner by separation among the generations and by combining all the generations together:

((a))     the measurement shall refer to a one-hour time frame;

((b))     the peak time tow which the measurement shall refer shall be the busiest time of the system, during the week, which is not a Hol Hamoed or holiday eve;

((c))    the measurement and the calculation of the percentage of Blocked or Dropped Calls shall be performed by the License Owner of each sector and the system in general. The data shall be presented in a graphical manner and shall be forwarded to the Ministry in the framework of the engineering system report. with separation between the generations and with the combination of all the generations together

(b)

(1) Reference signal reception level for 3rd generation Services shall be determined according to the most up-to-date ETSI/3GPP standards for 3rd Generation technology, allowing telephony services for outdoor coverage, according to the limiting channel from the increasing and decreasing channel;

The license holder shall perform prediction once per year for each sector and each cell. The data will be presented and delivered to the Ministry in the form of a national coverage map as well as in the format defined for the engineering sector report.
Second Schedule-Appendix E - 19

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(2) The reception of a reference signal for Generation 4 services to networks on a broadband of 15/20 megahertz of signals received from descending/upward channel, according to the limiting of the two, under the ETSI29 standard, according to a bandwidth of 5 megahertz, shall be:

Generation 4 network		Reception Range
	Descending Channel	Upward Channel
1800 frequencies		-101.5 (Site in open area)
Megahertz		-93.5 (site in constructed area)

For indoor coverage – relief of 20db.

The examination shall be performed once per year by the License Owner for each sector and each cell. The data shall be presented and delivered to the Ministry by way of a national coverage map in the framework defined in the engineering system report.

(3) The reception of a reference signal reception for 5G services on 15/20 MHz broadband networks of the signals received from the descending/ascending channel, according to the limiting one of them, according to the ETSI standard at a bandwidth of 5MHz shall be:

5G network	Reception threshold (dBm)		Type of area
	Descending channel	Ascending channel
3,500-3,800 MHz frequencies	-98.5	-101.5	Open
		-93.5	Built-up

For indoor cover – concession of 20db"

(c)        Service provision pace:

(1)        Canceled;

(2)        In regards to the proper existence of data communications in Generation 4, the record data pace per sector in the descending channel / upward channel:

Table 1	Record data pace (Mbps) in a network of 20 megahertz bandwidth
Data Upload	At least 100
Data Download	At least 50

29 http://www.etsi.org/deliver/etsi_ts/136100_136199/136104/10.01.00_60/ts_136104v100100p.pdf
Tables 7.2.1-3, 7.2.1-2, 7.2.1-1
http://www.etsi.org/deliver/etsi_ts/136500_136599/13652101/11.02.00_60/ts_13652101v110200p.pdf
Table 7.3.3-1
Second Schedule-Appendix E - 20

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Table 2	Record data pace (Mbps) in a network of 15 megahertz bandwidth
Data Upload	At least 80
Data Download	At least 40

The License Holder shall measure once per quarter the provision of record service pace and shall present the data and the method of examination in the framework of the engineering system report.

1A. LTE Technology Network

1.1A          Definitions:

“Population”	- The general population in the territory, according to the Central Statistics Bureau’s publication; -
“Spread Ratio”	- The ratio between the household percentage in periphery settlements and the household percentages in city in the central region; -
“City in the Central Region”	- A city defined by the Central Statistics Bureau as a “medium” level city (Clusters 5, 6)”, at a “Central (Cluster 7)” level and a “Very Central (Clusters 8, 9, 10)” level;
“Settlement in the Periphery”	- A settlement defined by the Central Statistics Bureau as a settlement of a “very peripheral level (Clusters 1, 2, 3)” and a “Periphery (Cluster 4)” level’;
“Road”
-      An area (length x width) of any road with up to 4 digits and an outline of a national and local railway track, in the territory of the State of Israel, during the license period; whereby the width of the road or the national and local railway track outline shall include the actual width of the road/outline + 5 meters from each side of the road/ outline;

“Concentration of Population”	- An area in which a concentration of population exists from time to time or continuously such as declared beaches, sports stadiums, parks, nature reserves, markets and the like;
“Coverage Level”
-      Broadcasting and reception of electromagnetic signals allowing normal existence of any service to cellular equipment at a height of one meter and a half (1.5) above ground level;  in this respect, normal existence of service shall be considered service provided in the coverage territory in compliance with the minimum requirements with respect to the quality of the service as set forth in this section;

“Territory”	- The entire territory subject to the law, jurisdiction and administration of the State of Israel.
“Blocked Calls”
-      Calls and data or links communication that cannot be established or messages that cannot be transferred immediately with the contact establishment command due to non-availability of the network’s resources or resources to link between the network and other networks;

“Dropped Calls”	- Calls and data or links communication that were terminated other than at the subscriber of the call’s initiative / link subscriber or recipient of the call’s initiative.

Second Schedule-Appendix E - 21

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1.2A
Spread Obligations for the LTE Technology Network

Upon establishing an LTE Technology Network, the License Holder must act as follows:

(1)  Shall submit a spread plan for the LTE Technology Network in the format determined in the provisions of this Appendix no later than Thirty (30) days subsequent to the effective date;  the spread plan shall constitute part of the engineering plan.  In this section, “the Effective Date” – July 15, 2014.

(2)   The spread plan shall include this data:

((a))   Shall detail all the settlements and cities in Israel, pursuant to the Central Statistics Bureau’s publication, split into two groups – City in the Central Region and Settlements in the Periphery; alongside each city/ settlement the number of households in each shall be stated as well as the total number of households in the cities in the central region and the settlements in the periphery;  opposite each city/settlement the planned date for the spread plan to end in relation to that city/settlement shall be denoted;

((b))   All the roads shall be detailed therein, pursuant to the Central Statistics Bureau’s publication; alongside each road the number of the road shall be denoted and opposite each road the planned date for the spread plan to end in relation to the road shall be denoted.

(3)  The License Holder may update the spread plan and change the order of the settlements/ cities or the road in which the network is planned to be spread, by giving notice to the Administrator thereof up to 30 days before the date scheduled for the spread provided that the revised spread plan conforms to the provisions determined in this Appendix.

(4)   The Network Spread Pace shall be as follows:

((a)) The License Holder shall spread the network at a ratio of no less than one (1).

1.3A Synchronization of clocks

License holder who operates a network at 3,500-3,800 MHz frequencies shall comply with the frequency, time and phase synchronization requirements in accordance with the definitions of the standards – IEEE 1588v2 and ITU-T G8271.1

2. Customer and Subscriber Services Quality Measures

Void

Void

Bills to Subscribers

Bills to subscribers will set out the relevant details for such bill, out of the following:

monthly charge (fixed charge)

duration of calls or air time (minutes, seconds)

volume of data use (MB, KB) – if the service provided is charge by volume of data transmitted.

Other charges (such as for receipt of data, SMS transmission, mobile electronic commerce).

Combination of the above charge methods.

Structure of the Bill
Second Schedule-Appendix E - 22

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Bills will be sent in a fixed form, as follows:

(1) Following payment; the bill will serve as a receipt, including:

the amount for payment not including VAT, rate of VAT and total for payment including VAT. In this section, the identifying particulars of the Licensee will be specified, and the identifying particulars of the subscriber.

The Licensee may include information regarding deals and personal notices to the subscriber.

Production and delivery of bills

The Licensee will produce monthly bills for its subscribers or at any other time with subscriber’s consent.

A subscriber who wishes to terminate its contraction with the Licensee shall receive a final bill on the nearest possible date, and no later than two months after the termination date. A61Where the subscriber and the Licensee agreed on payment in installments for end-equipment purchased by the subscriber from the Licensee, and the subscriber's contract with the Licensee is cancelled before the subscriber has paid all the installments on the Goods which he purchased or rented from the Licensee, the Licensee will send the subscriber a final invoice for the Licensee's services, and thereafter the Licensee will be entitled to send the subscriber invoices only in respect of the debit for the Goods.

A final invoice will be titled 'Final Invoice'.

Void T52

Following the collection of the payment amount as specified in the Final Bill, the license owner may not collect from the subscriber, by way of the payment method provided by him, any payment that is not for Goods, without the explicit consent in writing and in advance of the subscriber. The license owner shall preserve a copy of the consent of the subscriber, as stated, and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date provided to the license owner.

Measures for Handling Public’s Applications

Level of handling a written complaint – The response times for complaints will be up to 14 workdays; the response for 5% of complaints will be within a month.

Measures for quality of service of the service centers –

90% of applications will be handled directly by the service representatives, up to completion.

Not more than 10% of applications, some due to escalation of complaints, will be referred to more senior levels.

Applications clarified by the senior level – In any case where the Public Ombudsman’s reply to a complaint does not satisfy the applicant, the application will be passed on to the managerial level, which will examine the it again and reply directly to the applicant. In any event, the applicant will receive a response within 30 days from the day of his application.

The Licensee will not make any use of a telephone number in the cellular dialing region to receive complaints for the Ombudsman via facsimile.

A61 Amendment No. 61
T52) Amendment No. 52.

Second Schedule—Appendix E – 23

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Manner of Use of an Electronic Graphic Signature

Identification of subscriber – the Licensee shall identify the subscriber before modifying an engagement agreement or having him sign a new engagement agreement, through a photo-bearing I.D. or a power of attorney together with an I.D. of the attorney.
Use of a digital screen – the Licensee shall allocate for the subscriber's sole use, throughout performance of the transaction until completion thereof, a digital screen, and shall allow the subscriber reasonable time to inspect the entire agreement and to understand the content thereof before being required to sign the same.

Signature by the subscriber – the "access to services form" and the documents relevant to the agreement shall be marked and signed only by the subscriber.

Fixed signature – each signature will be separately locked and fixed in place, with the unique characteristics thereof, such that it will be possible to prove that this signature is not the result of the "copying and pasting" of another signature of the subscriber signed elsewhere in the engagement agreement or in other documents.  Further to the aforesaid, each signature shall have an information layer in addition to the signature – which shall document the exact time of the signing thereof (precise date and time accurate to within a second).

"Locking" of an agreement – Upon completion of the execution of the entire agreement, the agreement document shall be "locked", such that it will be possible to identify any modification of the agreement after the date of signing. The "locking" of the agreement by a secured electronic signature or an approved electronic signature ("Electronic Signature") of the Licensee, within the meaning thereof in the Electronic Signature Law, 5761-2001, immediately after the execution thereof by the subscriber, shall be deemed as reasonable means of locking the agreement and protecting it against changes.

Document Retention – the Licensee will retain documentation of any and all of the agreement documents in accordance with the requirements of Section 113.1 of its license, and shall regularly take measures to prevent the undocumented addition or omission of documents to the electronic archive system. A Licensee will take the necessary measures and processes in order to ensure that the content of the agreement is retained without modification from the date of the drafting thereof and throughout the retention period, considering technological changes or changes in the encryption methods used to retain documents. A Licensee may prove to the Ministry at any time that it took such measures and processes.

Receipt of a copy of the engagement agreement –

The subscriber may choose between two options for the receipt of documents at the time of consummation of the transaction (by checking one of two boxes):

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((a)) Box one – to receive only the "plan summary";

((b)) Box two – to receive the full signed agreement.

The subscriber shall confirm his choice by his signature. The space for the signature shall be adjacent to the said two boxes.

A subscriber who requests to receive only the "plan summary " will need to state his e-mail address or his fax number, to one of which the full signed agreement shall be sent (including plan summary).

The e-mail address or the fax number to which the full agreement shall be sent will be typed in by the sales representative (on his own keyboard).

The address or fax number shall appear beneath and adjacent to the said boxes.

The subscriber shall confirm by an additional signature that this is the e-mail address or fax number, to one of which the agreement shall be sent.

As a consequence of the aforesaid: any subscriber who does not have an e-mail address or a fax shall receive the full agreement at the time of consummation of the transaction.

Identification of the representative – any agreement shall include unequivocal identification of the representative who had the subscriber sign (full name and signature).

The license owner shall preserve a copy of the contracting agreement and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date of contracting.

If the subscriber requests to make a change to the terms and conditions of the engagement agreement, including a request to receive an additional service, to cancel a service, or to join a service plan – printed notice bearing the name or logo of the Licensee shall be delivered to the subscriber upon the request for the change, stating the details of the change made, the date of its taking effect and the full name of the Licensee's representative and the subscriber and their original signatures. The license owner shall preserve a copy of the contracting agreement and shall make it available for delivery or transfer to the manager, at his request, within five (5) business days from the date of contracting.

Cold Calling – the rules specified above shall also apply to cold calling.

Purchasing/ renting end RMT equipment without purchasing RMT services – the rules detailed above will also apply to a transaction of this type except the provisions in sub-section (g).  The purchase agreement and the tax invoice will be delivered to the Applicant at the time the transaction is executed.

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Appendix E1

Appendix E1 - Fair Disclosure in Telephone Bills

General

1.          The telephone bill (hereinafter referred to in this Appendix as the “Bill”) to be presented by the licensee to a subscriber shall be clear, legible and comprehensible; the Bill shall include accurate details about the components of the charge demanded in NIS, as set forth in this Appendix.

1a.        The telephone Bill shall include the payments for all services and all goods presented in the Main Points of the Plan.

2.          The Bill shall include the following parts:

A.        “Billing Summary”;

B.         “Billing Details” including:

1)         Details of fixed charges, variable charges, one-time charges, credits and reimbursements, within the meaning in section 8 E of this Appendix;

2)         Information on usage patterns;

C.         “Call Details”.

3.          The Bill shall be constructed using a bottom-up method, with its bottom level being Part C - “Call Details”, above it Part B - “Billing Details” and at the top level Part A - “Billing Summary”.

4.          The Company name and logo shall be displayed on each page of the Bill, including on the “Call Details”.

5.         The licensee shall issue a “Billing Summary”, “Billing Details” and “Call Details” for each telephone number separately. The licensee may issue to a subscriber holding several telephone lines one “Billing Summary” to refer to all the telephone numbers in the possession of the subscriber, provided that the “Billing Summary” sets forth each of the telephone numbers to which the Bill relates (see examples 1 and 2). “Call Details” and “Billing Details” shall be issued by the licensee for each telephone number separately. Notwithstanding the above, a subscriber in possession of several telephone numbers may demand from the licensee to receive a separate “Billing Summary” for each telephone number in his possession. In this regard, a PRI line shall be deemed one telephone number.

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6.        Amounts in the Bill shall be rounded off and shall be set forth according to the provisions of section 2.2.2 of Israeli Standard 5262 - “Honesty in Billing and Fair Disclosure in Telephone Bills” (hereinafter referred to in this Appendix as the “Standard”) and the provisions of the General License on this matter. It should be clarified that in respect of the manner of calculating the billing amount, in contrast to the manner of presenting the “Call Details”, and the “Billing Details”, as determined in the provisions, the licensee must calculate this pursuant to the tariff provided in the Regulations, with no rounding off.

7.        The Ministry of Communications’ website in the section on “General Licenses” has examples of telephone bills drawn up pursuant to the detailed provisions of this Appendix (hereinafter referred to in this Appendix as the “Examples”). The Examples are based on telecommunications agreements and tariff plans marketed in 2008 by the general licensees. The examples are for the sake of illustrating the mode of implementation of the provisions only. In the case of any inconsistency between the provisions and the Examples, the binding version is that in the provisions.

Part A - “Billing Summary”

8.         The following details shall be presented in the “Billing Summary”:

A.        Subscriber Details -

1)         First name;

2)         Surname;

3)         Address and email address;

4)         Customer number;

5)         Telephone number and/or PRI line number by means of which the services on account of which the Bill is presented to the subscriber were provided;

B.         Licensee Details -

1)         Company name;

2)         Company management address;

3)         Customer service telephone and facsimile numbers;

4)         Company website address.
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(c) Dates –

Date of preparing the bill;

Manner of delivery of the bill;

Term of the bill;

Last date for payment of the bill – regarding the bill paid not by way of automatic debit from the bank account or credit card;

The date on which the method of payment shall be charged – in regards to the bill paid by way of automatic debit from the bank account or credit card.

D.         Notices to Subscriber

Notice regarding the option to submit a complaint to the Ombudsman at the License Owner, and regarding the authorities and methods of reference thereto as specified in Sections 61.3 and 61.4.

Address, telephone number, facsimile number and email address by which the subscriber may submit a request to the license owner for termination of service, disconnection of service, termination of contract or to deliver to it a notice of cancelation, as it means in Section 13d of the Consumer Protection Law, 1981.

Information on offers and personal notices to the subscriber, at the decision of the licensee.

E.         Billing charge inclusive of VAT, as set forth below:

1)         Fixed charges - charges applying to the subscriber not dependent on the scope of usage;

2)         Variable charges - charges applying to the subscriber dependent on the scope of usage;

3)         One-time charges, such as charges for “Exit Fee”, linkage and interest differentials charge for a monetary debt, charge for collection expenses, etc. (hereinafter referred to in this Appendix as “One-Time Charges”);

4)         benefits /credits, such as a benefit of providing service at a discount or free of charge for a fixed period or a benefit of providing a discount for the entire rate plan for a fixed period, benefits / credit for a subsidy on terminal equipment, etc. (hereinafter referred to in this Appendix as “Credits”);

5)         Financial reimbursements for overcharges and interest and linkage differentials for overcharges (hereinafter referred to in this Appendix as “Reimbursements”).

6)         Purchase of goods.
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F.         Total payment amount will be presented as set forth below:

1)         Total payment amount exclusive of VAT; the amount shall be calculated according to the charges summary presented in the “Subtotals Summary” and the “Billing Summary”;

2)         VAT amount;

3)         Total payment amount, plus VAT.

G.         All charges appearing in the “Billing Summary” shall be presented as a decimal number in New Israeli Shekels to a degree of accuracy of two digits after the decimal point.

Part B - “Billing Details”

9.          Part 1 of the “Billing Details” will include information on fixed charges, variable charges, One-Time Charges, Credits and Reimbursements, as set forth below:

A.        “Billing Details” will include general information on the tariffs plan according to the terms of which the subscriber is charged, including the date of entry of the rate plan into force, details of its main tariffs, inclusive of VAT. If the payment or rate level for the services purchased by the subscribers are supposed to be modified or that the provision of benefits which the subscriber received are supposed to end, the license owner shall stated the new payment or rate levels for said services or the said benefit level, which include VAT, or the new usage unit amounts as well as the date of entry of the modifications into force.

B.         If the subscriber’s agreement includes a commitment period the licensee must note on every bill in the “Billing Details” the following details:

1)        The duration of the commitment period and its date of expiration; the provisions of this subsection shall not apply in respect of a transaction where there is no obligation to give a collection notice as stated in section 13A(d)(2)(b) of the Consumer Protection Law, 5741-1981.

2)        The payment the subscriber will be asked to pay if he requests to terminate his agreement with the licensee prior to the expiration of the commitment period to the company or the tariff plan (“Exit Fee”) in the course of the billing period following the present billing period (hereinafter referred to in this Appendix as the “Subsequent Billing Period”). In the event that the amount of the Exit Fee changes throughout the Subsequent Billing Period, the time point of reference for determining the amount of the Exit Fee shall be the middle of the Subsequent Billing Period (see Example 1).
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3)         Void.

4)         The licensee will present to the subscriber written details in respect of the mode of calculation of the Exit Fee within 14 days of the date the subscriber submitted a request to the licensee’s customer service center or the ombudsman.

C.         “Billing Details shall be presented by means of a table composed of columns and rows, as set forth in the Examples.

D.         Each service provided to the subscriber in the course of the Billing Period shall be presented in the “Billing Details” in a separate row, with the following details:

1)         Name of service; the name of the service shall identify as clearly and as accurately as possible, the service provided to the subscriber; respecting a service provided to the subscriber not by means of the licensee, the licensee shall present the details of the service provider, including its name and a telephone number by means of which it can be contacted;

2)         Quantity for a service unit; quantity measured in time will be presented in the form of mm:ss (minutes: seconds). Quantity measured by data volume will be presented as a decimal number in MB to a degree of accuracy of at least 3 digits after the decimal point. The quantity of internet pages viewed or text messages will be presented as a natural number.

3)         Tariff for a service unit; the tariff will be presented as a decimal number in New Israeli Shekels, to a degree of accuracy of at least 3 digits after the decimal point. The tariff is composed of several payment components, such as one tariff for the licensee’s services and a second tariff for reciprocal link or for international phone service, will also be presented as one inclusive tariff (see Examples 1 and 2). Calls in respect of which the tariff varies in the course of performance, such as a transition from off-peak to peak rates and from peak to off-peak rates, a change in tariff in the course of a conversation, including a conversation started within the scope of a “pay as you go” plan and exceeding the minutes in the course of performance, will be presented collectively within the “Calls at Variable Tariff in the Course of a Call” service; the tariff will be presented under the column “Average Tariff” and will be calculated by dividing the charge amount in the “Subtotal Row”, within the meaning in section 11I of the Appendix by the quantity (see Example 5 - Version A).

Rate of a calendar time unit11; - the rate shall be represented as a decimal number in NIS with a level of accuracy of 2 digits after the decimal point.

To the extent that a call in the “Calls at Variable Tariff in the Course of a Call” is presented as set forth in the concluding part of section 11L below, the “Average Tariff” will not be required to be presented and the tariff will be presented according to each segment separately (see Example 5 - Version B).

11 One month, two months, etc.
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4)         The debit amount; the debit amount shall be calculated according to the multiplication of the rate amount and shall be presented as a decimal point with a level of accuracy of 2 digits after the decimal point..

5)        In the event that there is also a fixed charge for each individual call, the number of calls made and the fixed tariff per call shall also be presented in the same row and the charge amount shall be calculated by multiplying the number of calls by the fixed charge tariff per call plus the quantity multiplied by the tariff (see Example 4).

E.       The “Fixed Charges”, “Variable charges” “One-Time charges”, “Credits”, “Reimbursements” and "Linkage differences and interest" as specified in sections 60.8 and 83A A58, shall each be presented in the “Billing Details” in a separate group (see Examples 3 and 5).

F.         The licensee shall notify the subscriber in the Bill of his option to request written details in respect of the mode of calculation of A58 the “One-Time Charge”; the licensee will furnish the subscriber with such written details within 30 days of the date of submission of a request by the subscriber on the matter to the licensee’s customer service center or the ombudsman (see Examples 3 and 5).

G.        Charges may also be noted in the “Billing Details” for sale of terminal equipment and charges for services which are not telecommunication services.

H.        The “Billing Details” shall include subtotals of charge amounts inclusive of VAT, for fixed charges, variable charges, One-Time Charges, Credits and Reimbursements (“Subtotal Row”). The debit amount for any Subtotal Row shall by transferred from the "account detail" to "account summary"

I.          The final debit amount shall be presented when it includes VAT.

J.          Void

K.        All charge amounts appearing in the “Billing Details” will be presented as a decimal number in New Israeli Shekels to a degree of accuracy of two digits after the decimal point.

(l) The license owner may not present in the account details rates and debit amounts without VAT

A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
A58 Amendment No. 58 (inception: this amendment will come into force on March 13, 2011).
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10.       In Part 2 of the “Billing Details” the licensee shall present in graph form or in any other manner in respect of each telephone number to which the telephone bill relates information about usage patterns, as set forth below:

A.        The rate of utilization of each package of services included in the tariffs plan to which he is a subscriber, including packages of services granted to a subscriber within the scope of the fixed charge including international roaming packages;

B.        Details of charges according to categories of services;

C.       Distribution of call minutes and text messages according to categories of licensees on whose network the call was completed (internal network, external network according to category of licensee - mobile radio-telephone, internal domestic fixed line telephony).

Part C - “Call Details”

11.       The details set forth below shall be presented in the “Call Details”:

A.        “Call Details” shall include information about all the services provided to the subscriber in the period to which the Bill relates.

B.        Each “category of service” shall be set forth in a separate group under the heading of the service name, with each item in the “category of service” being presented in a separate row, pursuant to the provisions of subsection 11E. Respecting PTT services, no details are required for each call separately.

C.        Presentation of data in relation to each “category of service” appearing in the “Call Details” will be carried out in ascending chronological order.

D.        “Call Details” will be presented in table format pursuant to the details in the Examples.

E.         In respect of each item appearing in the “Call Details”, at least the following data shall be noted:

1)         Date of performance;
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2)         Time (hh:mm:ss);

3)         Call destination (if any);

4)         Quantity for a service unit;

5)         Tariff inclusive of VAT, to a decimal number in New Israeli Shekels to a degree of accuracy of at least 3 digits after the decimal point.

6)         Charge amount inclusive of VAT, to a decimal number in New Israeli Shekels to a degree of accuracy of at least 2 digits after the decimal point.

(E1)    Despite the aforementioned in subsection (e), the License Owner may not present the surfing details performed daily, but rather the overall amount of the surfing volume consumed daily. The license owner shall preserve documentation of the surfing details performed daily and shall forward them to the subscriber at his request.

F.         The tariff presented shall be the tariff according to which the subscriber is charged, viz., for example, after a discount, if any, the cheaper tariff offered to the subscriber within the scope of any offer, etc.

(F1) The license owner may not present the rates and debit amounts without VAT.

G.        The quantity, tariff and charge amount will be presented in adjacent columns if possible, so that the quantity multiplied by the tariff will give the charge amount. If there is also a fixed charge per call the quantity of calls made and the fixed charge per call shall be presented and the charge amount will be calculated by the quantity of calls multiplied by the fixed charge tariff per call plus the quantity multiplied by the tariff (see Example 4).

H.        Quantity measured by time will be presented in the form of mm:ss (minutes: seconds); quantity measured by data volume will be presented as a digital number in MB when the data volume allotted to the subscriber for the bill period is up  to 1 GB, and in GB when the data volume allotted to the subscriber for the bill period is greater than 1 GB, to a degree of accuracy of at least 3 digits after the decimal point; the quantity of internet pages viewed or text messages will be presented as a natural number.

I.          Any “Category of Service” appearing in the “Call Details” will include a summary row in which will be set forth only the total quantity for which the subscriber is charged (hereinafter referred to in this Appendix as the “Subtotal Row”). The total amount in the subtotal row shall be transferred from "call detail" to "account detail
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J.          Void.

K.        The presentation of each Subtotal Row shall be made in a prominent manner.

L.        A call whose tariff is variable in the course of performance thereof, such as a transition from off-peak to peak rate or from peak to off-peak rate, a change in tariff in the course of the conversation, including a conversation starting within the scope of a “pay as you go” program and exceeding the minutes in the course of performance thereof, will be presented within the scope of “Calls at Variable Tariff in the Course of a Call”; the tariff will be presented under the column “Average Tariff” and will be calculated by dividing the charge amount into the quantity (see Example 5 - Version A). A call whose tariff is variable in the course of performance thereof may also be presented in another form in which the charge tariff, the quantity and the charge amount, as well as the total charge of the call will be presented in respect of each segment of such call (see Example 5 - Version B).

M.       The licensee may provide a subscriber making an express request, with Call Details in chronological order in which the calls were provided with no separation between categories of services, provided that it notifies the subscriber within the scope of the “Call Details” that he may receive “Call Details” also pursuant to the format determined in section 11(b).
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Appendix E2

Annex E2 – Access to Services Form

Form for Access to Services through the Cellular Device that are Billed in the Telephone Bill
Name of the license holder Methods for submission of the form: Address E-mail address Facsimile no. Date: ___________________
I, whose details are stated below, request access to the services specified below, for the telephone number stated in this form, as follows:

The Subscriber's Details

The subscriber's name / the company's name: ______________ I.D./P.C. ________________   Address: ________________ Telephone number: ____________________

Check according to your choice and sign. Please be advised that partial checking and signing means that the possibility of receiving the service will be blocked.

No.	Type of Service			Blocked	Open
1.
Cellular internet surfing service abroad without a surfing package / plan abroad

This section is intended for business subscribers only.

The subscriber funding the surfing abroad at his own expense shall be blocked from surfing abroad and shall not be charge for it if he does not have a surfing package / plan abroad;

Blockage does not prevent surfing by Wi-Fi;

Marking "open" in this section does not include opening the services in Jordan and in Egypt.
				☐	☐

2.	One-time content and/or information service	a.
One-time receipt or downloading of content via the internet, viewing and/or listening thereto (such as: one-time downloading or viewing of a video, listening to a song, downloading a ringtone, downloading a video, downloading a game).

				☐	☐
		b.	One-time sending of a special rate text message to vote in a program broadcast on television (such as: one-time voting in a reality show).	☐	☐
		c.	One-time giving of a donation by sending a text message (such as: a one-time donation to an association).
d.
Receipt of useful information on a one-time basis (such as: information regarding transportation lines, professionals, financial information, notice regarding the receipt of certified mail, and all on a one-time basis)
				☐	☐

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		e.	Receipt of content on a one-time basis (such as: quiz, lottery, survey, poll, astrological forecast, receipt of a link for downloading a video, and all on a one-time basis)	☐	☐
3.	Continuous content and/or information service – subscription	a.
Receipt or downloading of content via the internet, viewing and/or listening thereto other than on a one-time basis (such as: a subscription to download or view videos, a subscription to a music service, a subscription to download ringtones, a subscription to download videos and a subscription to download games).

				☐	☐
b.
Receipt of content and/or information other than on a one-time basis (such as: a subscription to receive news updates, a subscription to receive sports results, a subscription to receive trivia questions and a subscription to receive diet recipes).

				☐	☐
In an engagement in the presence of a representative of the licensee – I represent that this form has been marked and signed by
Name of the licensee's representative: _________________ Signature of the licensee's representative: ___________________ The subscriber's signature: ___________________

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APPENDIX E3

METHOD TO RECEIVE BILL AND PUBLISHING TELEPHONE NUMBER(S) CHARGED IN THE BILL, DIRECTORY INQUIRIES ("144") AND ON THE INTERNET QUESTIONNAIRE

Method To Receive Bill And Publishing Telephone Number(S) Charged In The Bill, Directory Inquiries ("144") And On The Internet Questionnaire

Licensee's Name

Ways to send the Questionnaire:

Address

Email Address

Facsimile No.

Date: _________

I, whose details are denoted below, request to receive the bill and to publish my telephone number/s, charged in the bill, in the directory inquiries ("144") and on the internet, as follows:

Subscriber's Details

The Subscriber's name/ Company name: _____________ I.D. No. / Private Company No. ____________ Address: __________________

Mark x pursuant to your choice, complete as required and sign.

1.	Method to Receive the Bill ☐ Regular mail ☐ Email with file attached ☐ SMS with link – telephone number: ___________ ☐ On the Licensee's website ☐ Other digital means of the Licensee's choice
2.
Publishing Telephone Number/S Charged In Bill, Directory Inquiries ("144") And On The Internet
☐ All the telephone numbers – private numbers
☐ All the telephone numbers – published
☐ Some of the telephone numbers – private numbers and the rest – published
The telephone numbers that are private/ published (mark your choice) are:
______, _________, _________, ____________, ____________, _______,
And the rest are private numbers/ published (mark your choice).

In an engagement in the presence of a the Licensee's representative – I declare that this form was marked and signed by
Licensee's Representative's Name:______ Licensee's Representative's Signature: ___________  Subscriber's Signature: _____________

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Appendix E4 – Telephone Call Service Centers
Manning a Call Service Center

A call service center to handle Subscribers calls regarding any issue in receiving cellular services, theft or loss of cellular end equipment, and regarding international roaming service, will be manned twenty four (24) hours a day, every day of the year; the Licensee is entitled not to operate the call service center as stated above on the Day of Atonement (Yom Kippur).

A call service center to receive call regarding the Licensee's services, which are not calls relating to issues stated in sub-section (a), will be manned as follows:

Ten (10) hours at least, starting from 08:00 AM, on weekdays, eve of Holocaust Day, Holocaust Day and even of Israeli Memorial Day;

Five (5) hours at least, starting from 08:00 AM on Fridays, New Year's Eve, Eve of Atonement Day, Eve of Succoth, Hol Hamoed Succoth, Last day of Succoth, Even of Passover, Hol Hamoed Passover, Eve of seventh day of Passover, Memorial Day and Eve of Shavuot.

The Licensee is entitled not to operate the call service center, as stated in sub-section (b), on Saturday and these Israeli holidays: two days of New Years, Day of Atonement, First and Eight day of Succoth, First and Seventh day of Passover and Shavuot, and on Independence Day and Knesset Elections Day and on the General Elections for the Local Authorities Day.

Publishing Information Relating To The Call Service Centers Activity

The Licensee will publish the information relating to all of its call service centers activity in a prominent and clear manner in each one of these:

The engagement agreement between the Licensee and the Subscriber;

The Licensee's website;

Any bill issued by the Licensee;

A document that is sent on its behalf to the Subscriber regarding customer service.

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The information to be published by the Licensee as stated above in sub-section (a) will include these: The centers days of activity; The centers hours of operation; The centers telephone numbers
Access To The Call Service Center

Access to any call service center will be through a "toll free" number (1-800 number); the Licensee will enable access to all call service centers as stated above, from any inter-state network.

The Licensee may allow access to any call service center through additional inland telephone numbers. 1

If the Licensee provides international roaming services, it will enable any Subscriber overseas to call without a charge the call service center, as detailed in Sub-Section 1(a), provided that the call was made through a telephone number on the Licensee's network.

1 Such as a network number, star numbers for businesses.

Routing A Call From The Call Service Center

Upon creating interactive communication between the caller and the interactive call router system installed at the call service center ("IVR System"), the Licensee will enable the caller to choose the language he is interested in receiving a response, insofar as the Licensee provides a service in more than one language, the name of the requested service and the caller will be required to identify himself.  The playback order in the IVR system of the options to choose the name of the service and the identification request will be of the Licensee's discretion.

The Licensee will stipulate a response in each call, of any type, upon identifying oneself in the IVR system by punching in a telephone number or identity card number only; the Licensee may allow the caller to route the call in the IVR system and to receive a response to each call, of any type also without punching in the telephone number or identity number, as stated above.

After completing the process detailed in sub-section (a) the Licensee will play the following options to the caller, as follows:

"For a human response regarding repair of a fault press 1";

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"For a human response regarding a bill inquiry, press 2";

For a human response regarding ending the engagement, press 3";

The order the three foregoing options are played will be of the Licensee's discretion. The Licensee may substitute the use of the term "repair of a fault" with the term "technical support".

After the caller chooses option "1" or "2" or "3", as stated above, the caller will not be routed to additional options and will wait to receive a human response of the caller's choice.

The issues to be played on the IVR system after the aforesaid three options will be of the Licensee's discretion.

Quality Of Service At The Call Service Center

In this appendix –

"Holding Time" – the time that goes by as of creating interactive communication between the caller and the interactive call router system until human response;

"Human Response" – a response given by a skilled and professional team having suitable qualifications to handle calls.

The rate of calls in which:

The caller received a response after holding for a human response for more than Six (6) minutes;

The caller hung up without receiving a human response after holding for a response for more than Six (6) minutes;

The caller transferred to the voicemail service, as detailed in Section 1 to the Consumer Protection Regulations (Providing a Telephone Service), 5772 2012, after holding for a human response for more than Six (6) minutes,

Will in each one of the three scenarios detailed in this sub-section be 15% at most in two consecutive weeks, for each one of the three types of calls detailed in Section 4(c) above, of the total number of calls of each one of the three types of calls stated above in those two weeks. The average holding time in those two weeks in each one of the three call types detailed in Section 4(c).

Void

(c1) The average waiting time in those two weeks for each one of the three call types detailed in Section 4(c) that were answered, will not exceed four and a half (4.5) minutes).

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2 Example for sub-sections (b) – (c): In a given two weeks there were 1,000 calls to which a human response was given regarding an “account inquiry”.  900 of them were answered within 6 minutes waiting for a human response, the other 100 were answered after 6 minutes waiting for a human response, and the average waiting time for a human response for such 1000 calls was 7 minutes.

During these two weeks the License Holder complied with the license provisions regarding the waiting time for a human response in relation to “account inquiries” of up to 6 minutes (the percentage of calls answered after 6 minutes waiting for a human response – 10% (less than 15%)).

During these two weeks the License Holder did not comply with the license provisions regarding the waiting time for a human response in relation to “account inquiries” with respect to the average waiting time for a human response (the average waiting time for a human response for all 1000 calls – 7 minutes (above the average required of up to 4.5 minutes)).

Additional example: in a given two weeks there were 1,000 calls in which the caller hung up without receiving a human response regarding "ending the engagement". 750 of them were hung up by the caller after less than 6 minutes holding for a human response, the others 250 were hung up by the caller after more than 6 minutes holding for a human response. In these two weeks the Licensee did not comply with the license provisions regarding the holding times for a human response regarding "ending the engagement" (the rate of calls that were hung up by the caller after holding for a human response for more than 6 minutes – 25% (more than 15%)).

The Licensee will allot to each call, of any type, an identifier number or it will be recognized by the first name of the Licensee representative who held the conversation and the name of his team to be remitted to the caller immediately after ending the call or at the end of the call, as applicable, in one of the following ways:

By email;

By SMS;

By push call – for Subscribers who do not receive SMS;

Verbally by the Licensee representative.

If the caller chooses in the IVR system the option of ending the engagement, the Licensee representative who answered the call may not transfer it to another representative or other entity to handle the caller's request to end the engagement.

If the caller chooses in the IVR system the bill inquiry option, the Licensee representative who answered the call may not transfer it to another representative or other entity to handle the caller's request to end the engagement.

The Licensee will not be required to withstand the holding times stated above on one of these days or events (Hereinafter – "Special Event"):

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A fault with the communication network or fault with leading international applications 3 causing impaired service for a considerable portion of the Subscribers;
Significant power outage;

Weather hazards causing pile ups of main transportation routes;

Mass terrorist attack or disaster;

Any other event of the manager's discretion.

Void.

Insofar as a special event occurred of the type of fault with its communication network that caused damage to service for a considerable part of its subscribers, the Licensee will inform the caller immediately upon making contact with the IVR system, by a voice message, of the nature of the special event and its location, causing longer holding times.

3 Facebook, WhatsApp and the like.

The routing menu of the IVR system will be comprised with regard to each call type only from the routing options therein, without playing any advertisements or offers to subscribe to plans or campaigns of the various types or any other information not related directly to such a routing menu within the framework thereof.

(j1) Notwithstanding the provisions in sub-section (j) the License Holder may play, through the IVR system options it can be contacted via various digital means[30].

At any time, in the event of busy hour call attempts, the number of callers whose calls will be holding to receive a response will not be less than 90%.

The Licensee may not hang up of its initiative, including but not limited to automated hanging up by the IVR system, any call that is answered by the IVR system or is in the holding line to receive a response.

30 Such as internet chat.
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In the event the holding time for a call, of any type, is expected to exceed Three (3) minutes, the Licensee will inform the caller in a recorded message, no later than Two (2) minutes of holding, that the holding time is expected to exceed Three (3) minutes and that he has the option of transferring to voicemail or waiting to receive a human response; if the caller chose to hold for a human response, the Licensee will notify the caller in a recorded message of his place in line and the estimated holding time, and will notify the caller that he has the option of transferring to the message service at any time.

Recording And Documenting Calls

The Licensee will record every call that is made regarding issues relating to bill inquiries, and ending the engagement commencing from the time the response is received and until the end of the call.

The Licensee's representative will document in the Licensee's information systems the content of each call, of any type, whether prompted by it or not. Such documentation will also include the call's caller ID, the date of the call and the full name of the Licensee's representative taking the call.

The Licensee will keep the recorded call as detailed in sub-section (a) and the documentation of the content of the call as stated in sub-section (b) for the period of time detailed in Section 106A(a), so they are available for delivery or transfer to the manager, upon his demand, and this within Five (5) work days of the call being made.

Documenting Call Data

The Licensee will save documentation of each call that received a human response, for each one of the three types of calls detailed in Section 4(c) above, to including the following fields:

The date of the call;

The source of the call;

The holding start time (HH:MM:SS);

The time response received (HH:MM:SS);

The holding time until response was received (MM:SS).

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The Licensee will save the documentation of each call that the call hung up without receiving a human response, for each one of the three types of calls detailed in Section 4(c) above, to including the following fields:

The date of the call;

The source of the call;

The holding start time (HH:MM:SS);

The time call was hung up (HH:MM:SS);

The holding time until call was hung up (MM:SS).

The Licensee will save documentation of each call in which the call was transferred to the message service, for each one of the three types of calls detailed in Section 4(c) above, to including the following fields:

The date of the call;

The source of the call;

The holding start time (HH:MM:SS);

The time call was transferred to the message service (HH:MM:SS);

The holding time until the call was transferred to the message service (MM:SS).

The Licensee will save the documentation pursuant to sub-sections (a) through (c) for at least one year after the calls were made.

Canceled

Second Schedule-Appendix E4 - 7

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APPENDIX F – ORDERING OF A SERVICE ON THE WEBSITE OF THE LICENSEE OR A SERVICE PROVIDER

1.        Ordering a Service from the Licensee

1.1      Ordering a Service from the Licensee

The ordering of a service on the Licensee's website or on its cellular portal (both hereinafter – the "Site") shall be done according to one of the alternatives detailed in sections 1.2 or 1.3.

1.2      Random Code

(a)       The subscriber shall enter on the Site, in the place designated for that purpose, his subscriber number31.

(b)       If the subscriber is blocked for the service, the Licensee shall send the subscriber an SMS notifying him that he is blocked for the type of service that was ordered, and that he can apply to the Licensee to remove the block for that type of service.

(c)       If the subscriber is not blocked for the service, the Licensee shall send the subscriber an SMS including the following:

(1)       The name of the service including its classification as "one-time" or as "continuing."

(2)       The price of the service. The price shall be displayed in a detailed manner, including details concerning a "one-time" payment, a "fixed" payment for a specific period, including specification of the period, and the unit price according to which the payment for the service is measured.

(3)       A random code of five (5) digits (hereinafter – the "Sent Code").

(d)       The subscriber shall enter on the Site, in the place designated for that purpose, the Sent Code.

(e)       The Licensee shall compare the Sent Code and the code entered by the subscriber as stated in subsection (d) (hereinafter – the "Entered Code").

(f)       If the Entered Code is identical to the Sent Code, the Licensee shall send the subscriber an SMS notifying him that his registration for the service was approved, and in the case of a continuing service – information concerning the manner in which it is possible to cancel the registration for the service.

(g)       If the Entered Code is not identical to the Sent Code, the Licensee shall send the subscriber an SMS notifying him that his registration for the service failed due to such non-identity.

1.3       User Code and Password

(a)       The Licensee shall display on the Site, next to the place designated for ordering the service, prominently and in a clear and legible manner, the following details:

(1)       The name of the service including its classification as "one-time" or as "continuing." In the case of a continuing service – information concerning the manner in which it is possible to cancel the registration for the service.

31 Mobile Subscriber Number (MSN).
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(2)       The price of the service. The price shall be displayed in a detailed manner, including details concerning a "one-time" payment, a "fixed" payment for a specific period, including specification of the period, and the unit price according to which the payment for the service is measured.

(b)       The subscriber shall enter on the Site the user code and the password set or approved for him by the Licensee (hereinafter – the "Identity Code").

(c)       If the subscriber is blocked for the service, the Licensee shall display to the subscriber a message addressed exclusively to him on the Site, notifying him that he is blocked for the type of service that was ordered, and that he can apply to the Licensee to remove the block for that type of service.

(d)       The Licensee shall compare the Identity Code and the user code and password set by it for the subscriber and saved in its system (hereinafter – the "Saved Code").

(e)       If the Identity Code is identical to the Saved Code, the Licensee shall provide the service to the Licensee.

(g)       If the Identity Code is not identical to the Saved Code, the Licensee shall send the subscriber a message addressed exclusively to him through the Site, notifying him that his registration for the service failed due to such non-identity.

2.        Ordering a Service from a Service Provider

2.1      Order of service from the website of the service supplier shall take place as specified below:

Contracting with a service provider as defined in Section 60.6 for the receipt of its services, shall take place only by way of the website of the service provider (hereinafter – the "Supplier's Website")12.

The first detail which the subscriber shall be required to type on the Supplier's Website, in the intended place for it shall be – the method of payment customary to him for payment for services provided by the license owner or on its behalf – (Pre-paid) or (Post-paid);

A subscriber, who pays his telephone bills post-paid shall be required to type the following on the Supplier's Website:

"Cancelled";

The subscriber's identification number;

The subscriber's telephone number, which shall be charged for the consumption of the service;

12 It is forbidden to contract with a service provider in response to an offer set to end user equipment, or by way of notice sent from end user equipment.

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The last four digits of the payment method (the number of the credit card of the number of the bank account).

A subscriber, for whom the pre-paid method of payment is implemented, shall type the following on the Supplier's Website:

The telephone number from which the service consumption can be debited from the outstanding balance;

In the event that the charging was made by way of a dialing card – the last four (4) digits of the dialing card number; in the event the charging was made by way of a credit card – the last four (4) digits of the credit card number.

In the event the phone was charged in cash – the box indicating the charging method, as stated above will be marked.

The service provider shall forward to the license owner a notice, which includes that detailed in subsection (c) or (d), as applicable, as well as the following:

The name of the service, including the classification of the service as a "one-time" payment service or as a "continuous" payment service;

Service rates.

Immediately after the details above are forwarded to the license owner by the service provider, the license owner shall perform a conformity examination between the said details and the details appearing in its information system. The registration process for service may be continued only after the license owner informs the service provider that the conformity examination was found to be entirely identical to the details examined.

If the subscriber is blocked from receiving the service or that all details are not entirely identical, as stated, the license owner shall notify the service provider that the subscriber is blocked from receiving the type of service requested or that his registration for services failed, as applicable, and shall notify the subscriber by way of a text message, free of charge, that he is blocked from receiving the type of service requested by him, or that his registration for service failed, as applicable, and that he may contact the license owner for the removal of the blockage from said type of service.
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If the subscriber is not blocked for the receipt of service and all details are entirely identical, as stated, the license owner shall send the subscriber a text message, free of charge, which shall include only the following:

The name of the service, including the classification of the service as a "one-time" payment service or as a "continuous" payment service;

Service rates;

A random code of at least five (5) digits.

The subscriber shall type the code on the Supplier's Website in the intended place for it.

The service provider shall forward to the license owner the code which the subscriber type, as stated in subsection (i).

The license owner shall make a comparison between the code sent to the subscriber and the code typed by the subscriber on the Supplier's Website.

If the code the subscriber types is identical to the code sent to him, the license owner shall send the subscriber a text message, free of charge, notifying him that his registration for the service was approved, and if the service is on "continuous" payment, the information regarding the method by which the registration for the service may be canceled. Furthermore, the license owner shall notify the service provider that it approved the registration for the service.

If the code typed by the subscriber is not identical to the code sent to him, the license owner shall send a text message to the subscriber, free of charge, notifying him that his registration for the service failed due to lack of conformity, as stated. Furthermore, the license owner shall notify the service provider that the registration for service failed.

The service provided as a "one-time" payment shall be provided to the subscriber only once, and the charge for it shall be on a one-time basis. If the subscriber wishes to receive the service on a one-time service additional times, he shall be required to register for the service time and time again.
Second Schedule-Appendix F - 4

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Appendix H- Guarantees

1. The license holder shall furnish the Director with two unconditional guarantees in favor of the State of Israel. The guarantees shall be in the following amounts:

a. License guarantee in the amount of forty-five million (45,000,000) NIS. This guarantee shall be instead of any previous guarantee which the license holder furnished to the Director under the provisions of its license. If the license holder has complied with the provisions of Appendix E, the guarantee amount shall be reduced to five million (5,000,000) NIS.

b. 5G guarantee in the amount of six million (6,000,000) NIS.
Second Schedule-Appendix H - 1

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Appendix J –Accessibility to International Telecommunications Services A6)

Definitions

In this document, the following words and terms will have the definitions noted at their sides, unless otherwise deriving from the language or context:

Bezeq International	-	The Bezeq International Company Ltd. ;
Barak	-	Barak I.T.C. (1995) Company for International Telecommunications Services;
Chance caller	-	A Licensee subscriber, calling abroad using an international operator, using a three digit dialing code, as set out in section 2;
Subscriber number (or telephone number)	-
A group of numbers in a certain order, including area code, the dialing of which should create a telecommunication’s connection between the reading subscriber’s end user equipment and the reader subscriber’s end user equipment; a reader subscriber number may be a subscriber number of a number to a call answering center of a subscriber or a number to a call answering center of a licensee[2]

International operator	-	Anyone providing international telecommunications services to the public in Israel under a general license from the Director;
Chosen operator	-	An international operator chosen by appointment, under the provisions of section 4[3]
Access code	-
A group of numbers in a certain order, the dialing of which allows access to a certain telecommunications service of a certain operator; dialing additional codes, as needed, and the subscriber number, should create a telecommunication connection to the subscriber’s end user equipment[4] ; if the access code is a manned call center, the service is given via the operator.

Short dialing code	-	“00” ” and “188” access code, designated to receive international telecommunications services, by direct dialing, or via an operator, as explained in section 2;
Golden Lines	-	The Golden Lines International Communications Services Company;
Subscriber ascription	-	The technically defining action an internal operator performs in his switch so that his subscriber’s calls, performed through a shortened dialing code, are channeled into the chosen operator’s switch;
Outgoing ITMS calls	-	Transferring a verbal message or facsimile message via an international telecommunications service, initiated by a Licensee subscriber;

2 The phone number is determined by the licensee, according to rules and directives prescribed by the Director.
3 A chosen operator may be Bezeq International, Barak or Golden Lines.
4 for example: dialing an access code for international services, and after a country code, area code in that country and telephone number of the designated subscriber abroad
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Ingoing ITMS calls	-	Transferring a verbal message or facsimile message via an international telecommunications service, initiated by an international caller;
International Telecommunications Services	-	Telecommunications services given to the public in Israel, under license from the Director, via an international operator’s international telecommunication services;
ITMS service	-	International telecommunications message service, that is, two-directional simultaneous transfer of talk and simultaneous transfer of facsimile messages, in an international telecommunications system.

Words and expressions in this document not defined above shall have the meaning as defined in the Law, regulations enacted by virtue thereof, in the Interpretation Law, 5741 – 1981, or as set out in the appropriate places in the Licensee’s general license and in the International Operators’ licenses, unless otherwise deriving from the language or context.

Allocation of Access Code

A Licensee will channel subscriber dialing, to the international operators’ switches, for access to international telecommunications’ services, using the following codes:

double-digit access code – the ‘00’ access code, which will serve as short access code for international telecommunications services provided by a chosen operator; the Licensee will channel a subscriber dialing the prefix ‘00’ to the chosen operator;

triple-digit access code – an access code of ‘01X’ type, which will serve as an access code for international telecommunications services provided to a chance user; the Licensee will channel any subscriber dialing the prefix ‘01X’ code to the international operator according to the X digit; the X digit is the international operator’s code, according to the following:

‘2’ – code for Golden Lines’ services;

‘3’ – code for Barak services;

‘4’ – code for Bezeq International services;
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‘188’ access code – that will serve as a number for operator services ; any subscriber dialing ‘188’ will be channeled by the Licensee to the chosen operator’s operator services;

four-digit access code – numbers of the ‘18XY’ type, that will serve as an access code for various international telecommunications services of any and all international operators; any subscriber dialing ‘18XY’ will be channeled by the Licensee to the international operator according to the X digit; the X digit is the code of the international operator under section 2.1(B); the Y digit is any number from 1 to 9 and the 0 digit; the use of the Y digit will be determined by the Director, under advisement with the international operators, in order to ensure uniformity and fair competition; each international operator will be allocated ten (10) such four digit numbers/ these numbers will be accessible for both the chosen operator’s subscribers and for chance callers.

If the Licensee allows its subscriber the use of another short dial code (such as +), instead of the “00” dial code (hereinafter: a special code), all the provisions and rules applicable to the short “00” dial code will apply to the special code as well.

Dial by pre-paid program for unidentified subscribers who are not blocked for outgoing ITMS calls will be possible only using three-digit access codes of the 01X type, and four-digit access codes of the 18XY type; upon dialing a short access code or a special access code, a voice announcement will be heard referring the customer to dial via said access codes available to him.

2A. A23 Subscriber Access to Outgoing ITMS Calls :

2A.1    The Licensee will allow subscribers to act as follows, with regard to outgoing ITMS calls:

as an ascribed subscriber.

As blocked

As a chance caller only.

Blocking Outgoing International Calls and Removal of the Blocking

3.1      The Licensee will block outgoing ITMS calls, and may also block collect incoming ITMS calls for any subscriber requesting to block access to international services or subscribers for whom the international service for outgoing ITMS calls has been stopped or cut off, in accordance with the conditions of the License; the licensee may not block incoming ITMS calls except collect calls.
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If a block for outgoing ITMS calls has been implemented at a subscriber’s request, the Licensee will remove the block as follows: A23

If the subscriber has asked to join, he will indicate his choice international operator who shall serve as his “chosen operator”, by his signature on the appropriate form; notice given by means of facsimile  will be deemed notice in writing given to by the subscriber in this matter.

If the subscriber has asked to be a chance caller, he will notify the Licensee of such; if the notice is verbal, the Licensee will verify the requesting party’s identity.

The Licensee will perform the block for ITMS or removal thereof, performed in accordance with the subscriber’s request, according to the following:

70% - Within one working day of receipt of notice; requests received after 1500 hours will be deemed having been received on the following work day;

20% - within two working days of receipt of notice;

the rest – within 5 working days.

The Licensee will ensure that a subscriber who has blocked his outgoing ITMS calls cannot make outgoing calls using ‘00’ dialing code, ‘01X’ dialing code, ‘188’ or ‘18XY’ dialing codes, or using any other code that may come in place thereof A23 .

The Licensee may collect reasonable payment for performance of a block for outgoing ITMS calls or for removal of the block.

Notwithstanding that stated in section 3., the Licensee will allow all its subscribers to block outgoing ITMS calls before initiation of services for such subscriber, free of charge.

The Licensee will verify that all subscribers whose access to outgoing ITMS calls has been blocked receive appropriate voice message when dialing access codes or telephone numbers for international services.
Second Schedule-Appendix J - 4

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If a subscriber who has chosen a chosen operator asks to block outgoing ITMS calls, the Licensee shall notify such to the chosen operator, within seven (7) working days of the date of performance of the block.

Choosing a Chosen Operator

A Licensee’s subscriber may notify the international operator in writing, on a signed form approved by the Director, regarding his choice of a chosen operator through whom such wishes to receive international telecommunications services using ‘00’ or ‘188’ access codes; the form will including the particulars of the subscriber – first name, last name or name of corporation, ID number of ID number of the corporation, address and telephone numbers the subscriber asks to define the international operator as the chosen operator for, and the date and time when instruction regarding the appointment was given. The form will explain that any phone number may have one chosen operator only, and such will fulfill the requirements prescribed in this matter in the international operator’s license7 (hereinafter: the ascription form).

Subscribers may change the chosen operator at any time by written notice on the ascription form; for initial ascription made at the subscriber’s request, the subscriber will not be asked to pay anything, however the subscriber may be charged a reasonable fee for any change in the ascription.

The chosen operator will send the Licensee notice regarding the subscriber’s having chosen him as the chosen operator (hereinafter: ascription notice); ascription notice will include the subscriber’s particulars - first name and last name, address and telephone numbers the subscriber asked to define the international operator as the chosen operator for, and the date and time of the ascription form on which the subscriber signed; the chosen operator will give ascription notice to the Licensee in accordance with the ascription forms signed by him; ascription notice will be given via magnetic media files, or in any other manner agreed upon between the Licensee and the international operators. If two or more ascription notices are given to the Licensee, relating to the same telephone number, the sc will act in accordance with the ascription notice with the later date and hour.

If a person has asked to become a new Licensee subscriber, he must make note, in the request to the international operator of his choice to engage with as a chosen operator; the Licensee will allow any new subscriber to choose a chosen operator for himself or to block the outgoing ITMS calls, or will allow the subscriber to receive ITMS services as a chance caller only; ascription services to a chosen operator or connection as a chance caller, and blocking outgoing ITMS calls will be given to new subscribers, at the time of initial registration, free of charge A23 .

7 Attention is called to section 52.3 of the Bezeq license, and section 56.4 to the Golden Lines and Barak license.
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In order to choose a chosen operator, and without derogating from the aforesaid, the Licensee will act as follows:

the Licensee will allow all subscribers having a subscriber line number to choose one  chosen operator will be for certain subscriber lines, and another for other subscriber lines;

Void.

the Licensee will perform ascription of a subscriber within one working day of receipt of ascription notice form the chosen operator A2A23.

The Licensee will report to the international operator regarding completion of said subscriber ascription as stated in sub-clause (C) above, including change of ascription at the time and under such plan as agreed upon between the Licensee and the international operator; the report will include particulars of the subscriber – first name, last name or name of corporation, address and telephone numbers the subscriber asked to ascribe to the international operator.

A20 The Licensee will send a daily modification file of subscriber ascription to all international operators (hereinafter: the modification file), containing the particulars of the subscribers who ascribed to the international operator or who unsubscribed on that day. The modification file will be handed over at the time and under such procedure as shall be agreed upon between the Licensee and the international operator. The file will include the particulars of the subscriber, including at least the first name, last name or name of corporation, ID number of ID number of the corporation, address and telephone numbers the subscriber asks to define the international operator as the chosen operator for. effect

The Licensee may request that the Director allow in certain cases, all the prescription of rules and limitations on the matter of  subscriber ascription, the Licensee will set out the technical or operational reasons on which such request is based; if the Director consents to the Licensee’s said request, at his professional discretion, the Director will prescribe the time frame for the applicability of said rules and limitation;

Void.

The Licensee will channel any subscriber dialing using the ‘00’ prefix or any other special prefix for access to international telecommunications services, or channeling a call to a Licensee’s subscriber located abroad using an international operator (follow-me subscriber service) to the chosen operator.

effect This amendment will go into effect by no later than Thursday, the 29th of Nissan, 5763 (May 1, 2003)
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Block for short dialing code

Subject to the provisions of this appendix, the Licensee will perform a block for short dialing code for any subscriber so requestingA23 .

The Licensee will perform the block for short dialing code as follows: the Licensee will channel the subscriber’s calls using the double-digit ‘00’ prefix and the ‘188’ prefix to an announcer playing a recorded announcement stating the following in Hebrew, English, Arabic and Russian: “This service is blocked, for further details please dial ___ (a telephone number of the announcer under the provisions of section 6.7)A23 .

The Licensee will operate the voice announcement  24 hours a day, including Saturdays and holidays, using such method and wording allowing a subscriber to receive an explanation regarding the ascription and overseas dialing, in Hebrew, English, Arabic and Russian; the explanation will include the following matters:

Performance of ascription – the ascription process and where to call in order to request the ascription form;

How one may make an international call when the subscription is blocked for short dialing codes;

The option of blocking overseas dialing and the option of removing such block;

Where one may call in order to find out about additional matters – telephone numbers of international operators.

Interconnection

The Licensee will connect its system to all international telecommunications system, directly or indirectly, according to the terms of its license, in a manner allowing provision of international telecommunications services to all subscribers through the international telecommunications services of all international operators, including outgoing and incoming ITMS calls, direct dialing, dialing through an operator (‘188’ service, as stated in section 2.2(A)), “Direct Israel” services, collect service (from abroad to Israel, from Israel abroad), international 1-800 service (incoming and outgoing), calling card services, from any destination abroad and to any destination abroad.
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The technical, operational and commercial arrangements between the Licensee and any international operator will allow the provision of the following to all subscribers:

Quality service, including service quality control and means for investigating and dealing with subscriber’s complaints regarding quality of service;

Accurate and precise billing of subscriber, including control over the billing and means for investigating and dealing with subscriber’s complaints regarding incorrect billing and tools and means of identification and prevention of fraud and deception;

Consumer response to subscriber’s queries and questions, including tools and means of providing an itemized bill for subscribers, and for investigating subscriber’s queries in all matters related to receipt of international services.

In order to implement the provisions of this appendix, the Licensee will act, inter alia, as follows:

Allow any subscriber who has not blocked outgoing international ITMS calls to make international calls at any time via his chosen international operator or as a chance caller, using dialing methods set out in section 2;

Allow all subscribers to change their chosen operators; this service will be given in return for a reasonable charge,

Take reasonable measures to prevent subscriber ascription to a chosen operator without his knowledge or against the subscriber’s wishes (“slamming”); these measures will include identification of the subscriber and verification of the subscriber’s right to receive service;

Give all subscribers, free of charge, service allowing them to identify the name of their chosen operators;

The Licensee will offer non-discriminatory conditions to all international operators, including in all matters regarding the commercial conditions, billing and collections arrangements, availability of connection installations and quality of service; without derogating from the generality of the aforesaid, the Licensee will provide service for all international operators under equal conditions including in the matter of interconnection, provision of infrastructure installations and connection services to the network, performance of changes in switching, in installations, protocols and network interface;

The conditions for interconnection between the Licensee’s system and the international operator’s international telecommunications system will be reasonable and non-discriminatory; if the parties have not reached any agreement, the Minister will determine matters between them;
Second Schedule-Appendix J - 8

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A copy of any agreement between the Licensee and international operator in the matter of interconnection will be delivered to the Director;

Any international operator requesting the particulars of a subscriber refusing to make payments to the Licensee designated for the international operator for services used via the international operator’s international telecommunications system will be given over, whether such subscriber was an ascription subscriber or a chance caller; these particulars will include the first name, last name or name of corporation, ID number of ID number of the corporation, address and telephone number.

A22 Allow international operators to collect payment directly for services from   subscribers ascribed to such international operator, and who have chosen to receive billing and collections services directly; the Licensee will have any vital   information required by the international operator at his disposal allowing the international operator to provide billing and collection services for such aforesaid ascribed subscribers;

A22 Provide services under equal and non-discriminatory conditions and for such charge not discriminating against an ascribed subscriber who has chosen to receive billing and collection services from the international operator.

The international operators will bear the costs of implementation of the interconnection including the process of survey and blocking short dialing codes, and, if so required, for a subscriber’s initial ascription to a chosen operator; the rate of payments, as stated, will be determined under negotiation between the Licensee and the international operator; the Licensee’s shared expenses that cannot be ascribed to a particular international operator will be divided equally between all international operators; if the parties have not come to an arrangement, the Minister will prescribe instructions in these matters, after giving the parties a fair opportunity to argue their claims before him.

First Schedule – Void A23

Second Schedule – Void A23
Second Schedule-Appendix J - 9

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Appendix K

Appendix K – Discontinuation of Service to Cellular End-User Equipment of the IS-54 typet7

Definitions        1. In this appendix -

“Old technology phone”	-	A cellular phone operating on IS-54 format;
“New technology phone”	-	A cellular phone operating on IS-136 format;
“Upgradeable telephone”	-	An old technology phone that may be upgraded to a new technology phone;
“Date of cessation of service”	-	The date on which the Licensee ceases to provide cellular services to an old technology phone owner.
“Eligible customer”	-	The Licensee’s subscriber or customer who has lawfully purchased an old technology telephone and has not exchanged or upgraded it to a new technology phone;
“Telephone Number”	-	The number of the cellular telephone given to a subscriber or customer who lawfully purchased an old technology phone and connected to the Licensee’s network;
“Upgrade”	-	Exchanging the software version of the telephone upgrades the telephone, wherein it becomes a new technology phone.

Discontinuation of service	2.
Notwithstanding the aforesaid in section C of chapter E of the General License, the Licensee may discontinue provision of cellular services to eligible customers, provided all the following provisions apply:

Publication	3.
(A)  The Licensee will publish an appropriate notice under these provisions in three of the largest newspapers in Israel, one of which is published in Arabic, on the closest Friday to the date 30 days before the date of cessation of service.

(B)   The Licensee will publish an appropriate notice under these provisions in three of the largest newspapers in Israel, one of which is published in Arabic, on the closest Friday to the date 30 days earlier than the end of six months from the date of cessation of service.

t7 Amendment 7
Second Schedule-Appendix K - 1

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Exchange of telephone	4.
The Licensee will exchange an old technology telephone including all accessories thereto, including a hands-off device, for a new technology telephone, including all accessories thereto, for any eligible customer, on the basis of accessory for accessory, including the installation thereof, provided the new technology telephone is of no lesser features than the new technology telephone’s features, free of any direct or indirect charge to the customer.

Upgrade	5.	The Licensee will upgrade an eligible customer’s upgradeable telephone, free of any direct or indirect charge to the customer.
Telephone number	6.
The Licensee will keep the telephone number allocated to any eligible customer before the date of cessation of service for a period of six months from the date of cessation of service; after this period the Licensee may exchange the telephone number of an eligible customer who did not exchange the old technology telephone to a new technology telephone or did not upgrade an upgradeable phone during that period.

Notice of Application	7.
The Licensee shall inform the Director in advance and in writing of the day of Discontinuation of Service and of the days of Publication as detailed in sub-sections 3(A) and (B) above and shall furnish the Director with copies of the notices as published.

Period	8.
The Licensee will fulfill the provisions of sections 4 and 5 above starting on the date of publication prescribed in sub-section 3(A) above for a period of 7 years from the date of cessation of service.

Conditions of service	9.	The provisions of sections 4, 5 and 6 will be deemed a condition of service, as defined in section 37B.(A)(1) of the Telecommunications Law.
Second Schedule-Appendix K - 2

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Appendix K-1

Appendix K-1 – Discontinuation of Service for Cellular End Equipment in a Cellular System Using the IS-136 (TDMA) technology.

1.         Definitions

In this appendix

"Day of Service Discontinuation"
December 31, 2011 or an earlier date, if no initiated calls are made in the system operating by the IS-136 (TDMA) technology (hereinafter – the "old system") by entitled subscribers during at least 14 consecutive days.

"Entitled Subscriber"
A subscriber, excluding a dormant subscriber to which the service was discontinued, who prior to the day of service discontinuation held obsolete equipment and has still not replaced or upgraded it to new equipment.

"Phone Number"	The phone number given to an entitled subscriber holding obsolete equipment.
"New Equipment"
Cellular end equipment, including a battery and charger, reconditioned or new according to the Licensee's choice, operating at a minimum on a system using the GSM technology, of Nokia 6070 model or another model with features not inferior to those of the said model.

"Obsolete Equipment"	Cellular end equipment operating on the obsolete system and its accessories, including end equipment which is out of order or missing.

2.         The Licensee shall discontinue the provision of cellular service to a subscriber holding obsolete equipment, starting from the service discontinuation day.

3.         Publication of Service Discontinuation

3.1       The Licensee shall publish, in at least three major dailies in Israel one of which is published in Arabic, on the closest Friday to the date 30 days before the service discontinuation, an appropriate notice notifying the public of the discontinuation of activity of the system using the IS-136 (TDMA) technology and the services provided to its subscribers through that system, in accordance with the provisions of this appendix (hereinafter – the "first notice"). In addition, it shall send a written notice similar to the first notice to each entitled subscriber whose address is registered with the Licensee. The Licensee shall submit the contents of the first notice to the Director for approval prior to its publication.

3.2       The Licensee shall publish, in three major newspapers in Israel, one of which is published in Arabic, on the closest Friday to the date 30 days earlier than the end of six months from the date of service discontinuation, an additional notice, in accordance with the provisions of this appendix (hereinafter: the "second notice"). Notwithstanding the foregoing, the Licensee is entitled not to publish a second notice as stated, if no entitled subscriber exists on that date.

3.3       The Licensee shall send an entitled subscriber a voice message and an SMS concerning the discontinuation of the service, by one week before the day of service discontinuation.

3.4       The Licensee shall publish a notice similar to the first notice also on its website, starting from the date of publication of the first notice until 30 days after the publication of the second notice.
Second Schedule-Appendix K1 - 1

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

4.        End Equipment Replacement Process

4.1        The Licensee shall do the following, without any direct or indirect consideration:

a.          It shall replace for each entitled subscriber the obsolete equipment with new equipment.

b.          For an entitled subscriber with a speaker, it shall replace the speaker with a reconditioned or new speaker compatible with the new equipment. In this regard, replacement – including installation of the speaker.

c.          It shall grant a warranty for the new equipment and for the speaker, as the case may be, for a period of no less than two years from the day of publication of the first notice.

(All that stated in section 4.1 above – "upgrade".)

4.2        The upgrade process shall be carried out at any of the Licensee's service and sales center, during two years from the day of publication of the first notice.

4.3        An entitled subscriber who is a "prepaid" subscriber with an unutilized payment balance, and who is not interested in upgrading the obsolete equipment held by him, shall receive from the Licensee the balance of the payment. Such a subscriber shall be entitled to a refund of the unutilized balance, after showing the obsolete equipment, from the day of service discontinuation until the end of the validity of such balance.

5.        Phone Number

5.1      The Licensee shall keep the phone number of an entitled subscriber that was allocated to him before the day of service discontinuation, during one year from the day of service discontinuation, before it is returned to the pool of phone numbers of the Licensee, unless the entitled subscriber notifies the Licensee of his wish to keep the number that was allocated to him for an additional year.

6.        Notice of Inception

6.1       Without derogating from that stated in section 3.1, the Licensee shall give the Director prior written notice regarding the day of service discontinuation and the publications days as stated, and shall furnish to the Director photocopies of all the notices, as stated in section 3.
Second Schedule-Appendix K1 - 2

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Appendix O – Erotic ServicestA36 effect

1.         Definitions

1.1       In this appendix –

Licensee	-	One who has been given a general license by the Minister for provision of NDO or cellular services;
Telephone bill	-	A bill given to the subscriber by the Licensee for services provided;
Writing	-	Including via facsimile or electronic mail;
Service number	-
A number of digits allocated to an erotic services provider by the Licensee, given by dialing a telephone number, subject to the provisions of the numbering program and administrative provisions in this matter, the dialing of which, following a dialed prefix, allows the subscriber access to the service;

Services provider	-
One who provides erotic services via the network, and payment for the service is made through the telephone bill; in the matter of erotic services provided through dialing a telephone number, access to the services is achieved through a service number;

Erotic promo	-
Broadcast or presentation of an audio or visual message with sexual content, including a recorded message, given via a telecommunications facility, directly or indirectly, and such message is intended to provide information on a service following or to encourage the use thereof, provided the broadcast of the message or presentation are made without additional charge beyond the charge for a telephone call collected via the telephone bill;

In this matter, "indirectly" – including by way of creating a connection from the subscriber’s end user equipment as a condition of providing the erotic promo.

Area code	-	A national area code in such model as prescribed by the Ministry for erotic services;

A36 Amendment no. 36
effect This amendment will go into effect  on the 1st of Nissan, 5766(March 30, 2006)
A76  Amendment No. 76
Second Schedule-Appendix O - 1

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The network	-	The Licensee’s public telecommunications network.
Erotic services	-
Audio broadcast or presentation of an audio or visual message with sexual content, including recorded messages, given via a telecommunications facility, directly or indirectly, including services for  dating, chats, or sending messages between chance callers, designated or serving, even in part, for sexual purposes, which are any of the following:

A service provided through the dialing of a telephone number given by a service provider;
An access service to a closed data base of contents including multimedia files, held by the Licensee or by another provider of the service with the Licensee’s consent (hereinafter: the “cellular portal”).
In this matter, “indirectly” – including by way of creating a connection from the subscriber’s end user equipment as a condition of providing the service or for charging for it;

Payment regulations	-	The Communications Law (Telecommunications and Broadcasts) (Payment for Telecommunications’ Services), 5765 – 2005;
Special payment	-	A price fixed as stated in section 6, which the subscriber is required to pay for erotic services in addition to the regular payment;
Payment Per time	-	A special payment, the rate of which is determined by the amount of time the subscriber used the erotic service;
Regular payment	-
One of the following:

For a call within the network – a payment that does not exceed the fixed charge according to the rate agreement between the subscriber and the Licensee regarding a call to another subscriber in the same network;

For a call from one cellular network to another cellular network or to a NDONDO network – payment as set out in sub-section (A) plus a payment that does not exceed NIS 0.50 per minute (including VAT);

For a call from the Bezeq company network to a cellular network – a charge that does not exceed that prescribed by the letter D in table A in the First Schedule of the Payment Regulations, plus NIS 0.50 per minute (including VAT);

For a call from a NDONDO network, except the Bezeq company network, to a cellular network – a charge that does not exceed the fixed charge according to the rate agreement between NDO subscribers and NDO, with respect to another subscriber number within the same network, plus NIS 0.50 per minute.

For erotic services given via the cellular portal – a charge that does not exceed the fixed charge according to the rate agreement between the subscriber and the Licensee with regard to access service to the cellular portal.

A76  Amendment No. 76
Second Schedule-Appendix O - 2

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

2.  Access through Dialing

Subject to the provisions of section 4, access to erotic services given through dial-up will be made available to subscribers via an area code and service number.

Allocation of Service Number

In the matter of erotic services provided by dial-up, the Licensee may allocate a service number to a service provider; in such case, the Licensee will allow the service provider to provide services to both the Licensee’s subscribers as well as subscriber to other licensees.

Blocking Access

A. A38 A Licensee will block access to erotic services from all end-user equipments connected to the network; without derogating from the aforesaid, for the purpose of blocking access to erotic services given though the cellular portal, the Licensee may make use of a means of blocking, including content filtering programs, provided they efficiently block access to said service.

B.  A38 Should the Ministry of Communications notify the Licensee that an erotic promo is being given through the Licensee’s telephone line or network, without access through a service number, the Licensee will cut off said line, or block the line from receiving incoming calls;

A subscriber 18 years of age or more may request the Licensee remove a block imposed as described in section 4.1AA38 from his end user equipment.

A request for such removal of a block will be made in writing, or verbally, provided the Licensee has prescribed a procedure allowing accurate identification of the requesting subscriber.

If a subscriber has so requested a block removed, the Licensee will remove the block within a reasonable time, in a manner allowing the subscriber access to erotic services via the end user equipment in his possession.

If a block has been removed for erotic services as stated, and the subscriber requests that his end user equipment again be blocked for such services, the Licensee shall perform the block at the soonest possible opportunity, and by no later than 2 work days from the date of receipt of the subscriber’s request.

A76  Amendment No. 76
Second Schedule-Appendix O - 3

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The first removal of a block against erotic services, made at the subscriber’s request as stated in sections 4.2 and 4.3 will be made free of charge; the Licensee may charge the subscriber a reasonable fee for any additional blocking access to erotic services or for additional removal of such block, made at the subscriber’s request.

The license owner shall document the request of the subscriber for the removal of the blockage of erotic services. The documentation shall be available at the license owner for delivery or transfer, as applicable, to the manager, within five (5) business days from the date the subscriber submitted his request.

Early Registration

5.1 Notwithstanding that stated in section 4 above, the Licensee may establish a duty of early subscriber registration for receipt of a password, a submission of which will be a precondition for receipt of erotic services. The provisions of this section do not derogate from the provisions of sections  4.2 and 4.3 above.

Special Payment

If special payment is prescribed for erotic services, the rate shall be fixed by the Licensee or in agreement between the Licensee and the services provider.

Charging the Subscriber

If special payment is prescribed for erotic services, the Licensee’s phone bill will show the payment for the service separately from charges for the Licensee’s other services, unless the subscriber has requested otherwise.

The Licensee shall provide the subscriber, upon demand and within ten (10) working days, details of the special payment for erotic services as follows:

The service number the service allocated;

The date and time service was provided;

Billing time units – when charging per time – the number of time units charged or the total amount of the special payment; in the case of a charge according to traffic volume (such as MB, KB), the number of volume units transferred;

The sum charged for the service.

A76  Amendment No. 76
Second Schedule-Appendix O - 4

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The Licensee may collect a reasonable fee for specification of the special payment.

Mandatory Tender

8.1         If a special payment has been fixed for erotic services provided through the network, the Licensee, either himself or via the services provider, will play a recorded message at the beginning of the call, containing the following details:

The essence of the service;

Rate of special payment for the service, according to payment per time or per traffic volume, as the case may be;

The option to discontinue the service, without charge, before the signal is heard, as stated in section 8.4.

The recorded message will be played in the language in which the erotic service is provided, in comprehensible language, at a reasonable pace and without recording defects.

At the start of erotic services provided in a language not Hebrew, a message will be played announcing the language in which the service is provided, and after, the recorded message will be played, as stated in sections 8.1 and 8.2, in the language in which the service is provided.

Upon completion of the recorded message, as stated in section 8.1, the caller will have a 5 second interval, at the end of which a signal indicating the start of the erotic services; if the caller disconnected the call before the signal was heard, he will not be charged the special payment. Alternatively, the caller will be asked to press a certain key on his end user equipment in order to confirm that he desires to accept the service, and will be charged the special payment only from the moment he so acts.

If a special payment is fixed for erotic services provided by access to the cellular portal, the Licensee will notify subscribers regarding the price of the service in an obvious and clear manner, providing the subscriber the option to disconnect from the service without being charged the special payment.

Licensee –Services Provider Relations

The Licensee may allow a services provider to perform telecommunications  operations via its installations in order to provide erotic services; the services provider will be exempt from the duty of obtaining a license for telecommunications services, under the provisions of section 3(5) of the Law.

A76  Amendment No. 76
Second Schedule-Appendix O - 5

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

The Licensee will include the provisions of this appendix, mutatis mutandis, in the agreement between the Licensee and the services provider, in such manner that the services provider will be obligated to fulfill said provisions.

The Licensee will provide the Director with any agreement between such and a services provider, upon demand.

Interconnection

The conditions for interconnection between the network and the Licensee’s public telecommunications network, in all matters relating to provision of billing and collection services by one Licensee to another licensee, for purposes of provision of erotic services given via the network to another licensee’s subscriber, will be formalized in an agreement between the Licensee and the other licensee; if the parties cannot reach an agreement, the Minister will decide on the matter.

The Licensee will, upon demand, provide the Director with a signed copy of all agreement it has with other licensees in the matter of said interconnection.

General

The Licensee will be responsible to handle all erotic services customer complaints, in all matters relating to subscriber access to the service, and problems of billing and collection in connection with the service, and will establish a mechanism for dealing with customer queries for such purpose; the services provider will be responsible to deal with subscriber complaints in regard to service content. If the Licensee himself provides the erotic services, the Licensee will be responsible to handle erotic services customer complaints regarding the service content as well.

The Licensee may not disconnect, stop or harm the basic telephone services of a subscriber who has used erotic services and refuses to pay for such, however, the Licensee may disconnect such subscriber from continued use of the erotic services.

The Licensee may not provide a subscriber’s particulars to another services provider or to others, without the subscriber’s written consent , and only after verification of the authenticity of such consent.

A Licensee shall, within three (3) working days, provide any subscriber so requesting the following particulars regarding the services provider, without charge:

The name and address of the provider;

The telephone number at which such provider may be reached.

The provisions of this appendix will apply, mutatis mutandis, to provision of erotic services provided as a network service to the Licensee’s subscribers only.

The Licensee may himself provide erotic services, and the provisions of this appendix will apply thereto, mutatis mutandis.

A76  Amendment No. 76
Second Schedule-Appendix O - 6

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Annex P – Premium Service Provided at a Premium Tariff

1.	Definitions
1.1	In this Annex:
	“License Holder”	-	An entity which received a general license by virtue of the law;
	“Host License Holder”	-	A License Holder through whose Network the Service Provider provides its services;
	“Source License Holder”	-	A landline or mobile domestic License Holder, whose Subscriber wishes to purchase a Premium Service;
	“Service Order”	-
Any action initiated by the Subscriber for the purpose of receiving a Premium Service, including calling a Dialing Code, entering the Subscriber’s telephone number, entering a password and entering a code;

	“Telephone Bill”	-	A bill submitted by a License Holder to a Subscriber for services provided to him;
	“Writing”	-	Including via facsimile or e-mail;
	“International Operator”	-	An entity which received a general license to provide international telecommunications services;
	“Subscriber”	-	A subscriber of the Source License Holder;
	“Service Number”	-
A 10-digit telephone number determined according to the provisions of the numbering plan and the instructions of the Directorate in this regard, which includes a designated Dialing Code plus several digits, which the Host License Holder allocates to a Service Provider, and the dialing of which allows a Subscriber access to a Premium Service;

	“Service Provider”	-	An entity which provides Premium Service through a License Holder’s telecommunications Network, the payment for which is made through the Telephone Bill;
	“Dialing Code”	-	A national dialing code, in a format determined by the Ministry for the purpose of accessing a Premium Service;
	“Network”	-	A system of telecommunications facilities through which a License Holder provides its services;
	“Premium Service”	-
Voice message announcement or visual message presentation service, including a recorded message, which is provided through a telecommunications device, directly or indirectly, inter alia for one of the following purposes: the provision of information and content, entertainment, advice, dating service, chat, entering a competition, a lottery, a game or a vote or service provided over the internet, and with the exception of an erotic service; for this purpose, “indirectly” – including by way of making contact from the Subscriber’s end equipment or entering the Subscriber’s telephone number, including on the internet, as a condition to provision of or charging for the service;

A76  Amendment No. 76
Annex P - 1

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

	“Premium Tariff”	-
The tariff for payment for a Premium Service is in accordance with the requirement of the Host License Holder; this tariff shall include a tariff for completing the call on the Host License Holder’s public telecommunications Network, which is determined pursuant to the Communications Regulations (Telecommunications and Broadcasting) (Payments for Interconnect), 5760-2000, and with respect to a service that is provided by an International Operator as a Host License Holder, the tariff shall include the payment to be retained by the International Operator;

	“Regular Tariff”	-	The tariff collected from the Subscriber by the Source License Holder, in accordance with the tariff plan set forth in the engagement agreement between it and the Subscriber[32].
1.2
Words and expressions in this annex that have not been defined in this section will bear the same meaning as in the law, in the regulations promulgated thereunder, in the Interpretation Law, 5741-1981, in Section 1 of the license or as specified elsewhere in this annex, unless another meaning is implied by the context.

2.	Access to Service and the Duty of Universality
2.1	A Source License Holder will allow every Subscriber access to any Premium Service provided on all of the Networks of the license holders.
2.2	A Host License Holder will allow all callers of all license holders access to the Premium Services provided through its Network.
2.3	A Host License Holder and a Source License Holder will allow provision of Premium Services only through the Dialing Code and Service Number.
2.4
Referral to the Dialing Code will be made only in order to receive a Premium Service; referral to such Dialing Codes for other purposes, including charging and collection arrangements, customer service or administration, is absolutely prohibited.

2.5
The license holder will block access to a telephone number, including an international number, without the Dialing Codes for a Premium Service, insofar as it is informed by the Ministry or otherwise learns that a Premium Service is provided through this telephone number.

3.	Duty of a recorded announcement and notification to the Subscriber
3.1
Immediately after consummation of the engagement, and before providing a Premium Service, the Host License Holder will play a recorded message to the caller, in the language in which the service is provided, using clear and universally understandable words, and without interference on the recording. The recorded message will include the following details, according to the following order:

The nature of the service;

The Premium Tariff, in addition to the Subscriber’s Regular Tariff;

The maximum tariff that may be collected for the service;

The maximum duration determined for the purpose of receipt of a Premium Service, if determined;

The possibility available to the caller to disconnect the call before commencement of provision of the service, without being charged, until the end of the sounding of the signal as specified in Section 3.2.

A76  Amendment No. 76
32  In the event that the Subscriber has a limited monthly minutes package, the License Holder shall deduct the payment according to the duration of the call from the monthly minute quota; in the event that the Subscriber has an unlimited plan, he will not be charged any additional payment for dialing a Service Number; in the event that the Subscriber has a tariff plan other than in the framework of a package, his Regular Tariff will be identical to the tariff for an inter-network calling minute.
Annex P - 2

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

3.2
Upon completion of the sounding of the recorded announcement as stated in Section 3.1, and before commencement of provision of the service, the Host License Holder will sound a special signal to the caller, following which he shall be afforded at least 5 seconds to disconnect the call, without being charged the Premium Tariff. The license holder may afford the Subscriber the possibility of confirming receipt of the service by pressing a certain key on the end equipment in his possession to start the provision of the services before expiration of the said time.

3.3
If access to a Premium Service is blocked as stated in Section 7.1, the Source License Holder shall play a recorded message to the Subscriber whereby such service cannot be received, due to blocking of the access to the Dialing Code. The license holder may specify, in the recorded message, the ways of removing the blocking.

4.	Purchase of a Service
4.1	Upon completion of the process stated in Section 3.2, the caller will be afforded the possibility of purchasing the Premium Service.
4.2
The service purchase will be made for each service separately, and according to the Dialing Code, and the purchase of a certain service shall not be deemed as the purchase of an additional service, whether the same service or another service.

5.	Price of the Service
5.1	For all of the Dialing Codes specified below, the service tariff for the Subscriber will be the Premium Tariff for the service plus the Regular Tariff.
5.2	For a service provided with the Dialing Code 1-900, a maximum sum of NIS 0.5 per calling minute may be charged, and no more than NIS 30 for the entire call.
5.3
For a service provided with the Dialing Code 1-901, a maximum sum of NIS 50 may be charged, regardless of whether the Premium Tariff for the service was collected on a one-time basis or the tariff was determined according to the duration of the service, or a combination of the two.

5.4
For a service provided with the Dialing Code 1-902, a maximum sum of NIS 100 may be charged, regardless of whether the Premium Tariff for the service was determined on a one-time basis or the tariff was determined according to the duration of the service, or a combination of the two.

5.5
Subject to the provisions of Sections 5.2-5.4, the binding Premium Tariff is the tariff provided to the Subscriber in the recorded announcement, prior to provision of the service, in accordance with Section 3.1.

A76  Amendment No. 76
Annex P - 3

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

5.6	The prices stated in this section include V.A.T.
6.	Collection and charging arrangements
6.1	A Source License Holder will not collect from a Subscriber payment for a Premium Service, which was provided contrary to the provisions of this annex.
6.2
The Source License Holder will collect from the Subscriber payment for the Premium Service according to the charge records that the Host License Holder forwarded thereto, in addition to the Regular Tariff.

6.3
The Host License Holder will forward to the Source License Holder, at least once a day, charge records in respect of a Premium Service (the “Premium Records File”) which was provided to the Subscriber, as delivered to the Subscriber in an announcement according to Section 3.1.

6.4
The Source License Holder will remit to the Host License Holder payments that it collected from its Subscribers in respect of Premium Services, according to the Premium Tariff, and will not be required to do so in respect of payments, as aforesaid, that it was unsuccessful in collecting from its Subscribers.

6.5
If a Subscriber disconnects the call before provision of the service has begun, the Source License Holder may collect from him a Regular Tariff, and will not remit to the Host License Holder an interconnect tariff, as set forth in the Communications Regulations (Telecommunications and Broadcasting) (Payments for Interconnect), 5760-2000 (the “Interconnect Regulations”).

7.	Discontinuation of a Premium Service
7.1	A Host License Holder may disconnect the caller from a Premium Service upon the payment for the call reaching the maximum payment as stated in Section 5.
7.2
A Source License Holder shall block the Premium Service for prepaid Subscribers upon exhaustion of the balance available to the Subscriber, or at the very latest, upon receipt of the “Premium Records File”.

7.3	The provisions of Section 7.2 shall apply also to a credit-restricted postpaid Subscriber who has reached the credit limit agreed with him.
8.	Blocking Access to Service
8.1
The license holder will allow every Subscriber, existing or new, to choose whether the access from his telephone line to Premium Services with Dialing Codes 1-900 and 1-901 will be open or blocked. The Subscriber’s decision will be made by checking the “blocked” or “open” box on the access to services form (the “Form”).

8.2
The license holder will prepare the access to services form or amend the access to services form defined in its license (the “Access to Services Form”) so as to include the provisions of the access to premium services form in Section 12.

8.3	The license holder will post the Access to Services Form on its website.
8.4
A new Subscriber’s choice will be made by checking a box on the form which constitutes part of the “engagement agreement”, when made in a transaction in the presence of the Subscriber and a representative of the license holder, in the framework of the “engagement terms and conditions document”, when the engagement is made in a remote sale transaction via a telephone call, or as marked by the Subscriber on an online form, when the engagement is made via the internet.

A76  Amendment No. 76
Annex P - 4

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

8.5
The license holder will notify an existing Subscriber, in the Telephone Bill, of the option of downloading the form from its website, and marking his choice regarding access to Premium Services with Dialing Codes 1-900 and 1-901. If an existing Subscriber filled out a form in the past and is now only filling out his choice regarding access to Premium Services, his previous choices regarding access to services shall remain in place, unless the Subscriber explicitly requests to modify them.

8.6
If an existing Subscriber does not explicitly mark, within two months from this annex taking effect, his choice regarding access to Premium Services which are provided with Dialing Codes 1-900 and 1-901, the default option will be as follows:

With respect to code 1-900 – open;

With respect to code 1-901 – blocked.

8.7
The blocking of access to Premium Services with Dialing Code 1-901 according to the default option as stated in Section 8.4, will be performed by the license holder within seven (7) working days from two months after this annex takes effect. A Subscriber’s first-time blocking of access to codes 1-900 and 1-901, whether according to the Subscriber’s choice or as a default option, will be performed free of charge.

8.8
The license holder will block the access of all of its Subscribers to the services provided with the Dialing Code 1-902 as a default option, free of charge, within one working day, from the date of this annex taking effect. A Subscriber’s request to remove the blocking will be made in writing, or orally, provided that the license holder performs a reliable identification of the Subscriber submitting the request, according to the procedure determined thereby.

8.9	If a Subscriber requests removal of a blocking, the license holder shall remove the blocking within a reasonable time.
8.10
The license holder shall document the Subscriber’s request to remove the blocking of Premium Services. The documentation will be available at the license holder for delivery or transfer, as the case may be, to the Director within five (5) working days from the date on which the Subscriber submitted his request.

9.	Provision of the service in Israel through an International Operator
9.1	An International Operator may be a Host License Holder, and allow provision of a Premium Service through its Network, without being required to route the call overseas.
10.	Miscellaneous provisions
10.1
A Host License Holder may permit a Service Provider to perform telecommunications actions through the facilities of the License Holder for the purpose of provision of the service; the Service Provider is exempt from the duty to obtain a general permit or license for the purpose of performance of telecommunications actions, pursuant to the provisions of Section 3(5) of the law.

10.2
If a Subscriber does not pay a Telephone Bill which includes a charge in respect of Premium Services, the License Holder will forward to the Host License Holder the following details of the Subscriber: his full name, I.D. number and contact details.

A76  Amendment No. 76
Annex P - 5

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

10.3
In a Telephone Bill which includes charges in respect of Premium Services, the License Holder will specify in respect of each Service Provider, charges in respect of whose services are included in the bill, the following details:

Name and address of the Host License Holder;

Company number or licensed dealer number of the Host License Holder;

Details for contacting the Host License Holder, including a telephone number.

10.4	A Host License Holder may not use means of payment details, provided thereto by the caller for the purpose of payment for other services, in order to collect a premium payment.
11.	Temporary provision
11.1
A Host License Holder will play an announcement to the caller whereby the Premium Service is provided only through use of the Dialing Codes 1-900, 1-901 and 1-902 in the following cases:

By calling Premium Services, access to which was enabled until the provisions of this annex took effect, by dialing an international number;

By calling Premium Services, access to which was enabled until the provisions of this annex took effect, by dialing a network access code, as defined in the numbering plan in Israel.

The announcement will be made in the language in which the Premium Service is given.

The Host License Holder will play the announcement for six months from the date on which the provisions of this annex take effect.

The source operator may charge the Subscriber the Regular Tariff in respect of the announcement.

A76  Amendment No. 76
Annex P - 6

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Appendix S – 5G service which is not data communication on broadband frequencies

The following provisions shall apply to provision of 5G service which is not data communication on broadband frequencies, notwithstanding any other provision stated in this license:

1. The nature of the services and their characteristics shall be defined in an agreement between the license holder and the subscriber. Without derogating from the generality of the aforesaid, the provisions which apply to a private subscriber and a split business subscriber shall not apply to this agreement.

2. Provision of the aforesaid services to the subscriber shall be by 5G system, subject to the provisions of this Appendix, and in particular clause 3 below. The service provided by 5G system shall not be deemed to be provided by the license holder's public telecommunications system. Without derogating from the generality of the aforesaid, the cover obligations specified in Appendix E shall not apply to the license holder with regard to these services.

3. Provision of the services shall not affect the engineering characteristics of provision of other services by the license holder.

A76  Amendment No. 76
Appendix S - 1

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Appendix T- Entitlement to grant for deployment of 5G system

1. The following expressions and terms shall have the meaning alongside them:

1.1 "notice of eligibility for grant" – written notice from the Director confirming that an eligible operator has met the engineering condition for entitlement;

1.2 "entitled winner" – an eligible operator who has received a notice of eligibility for grant;

1.3 "first entitled winner" – an eligible operator whose determining date of entitlement according to the notice of eligibility for grant given to it was the earliest;

1.4 "second entitled winner" – an eligible operator whose determining date of entitlement according to the notice of eligibility for grant given to it was the earliest after the first entitled winner;

1.5 "third entitled winner" – an eligible operator whose determining date of entitlement according to the notice of eligibility for grant given to it was the earliest after the second entitled winner;

1.6 "determining date of entitlement"-

1.6.1 In the period between the date of winning the 5G tender and 31.12.2021 – the last day of the quarter in which an eligible operator met the engineering condition for entitlement, according to the notice of eligibility for grant given to it;

To remove doubt, if two or more operators have met the engineering condition for entitlement during the same quarter according to the notices of eligibility for grant, their date of entitlement shall be on the same last day of the quarter;

1.6.2 In the period between 1.1.2022 and 30.6.2022 – the last day of the month in which an eligible operator met the engineering condition for entitlement, according to the notice of eligibility for grant given to it;

To remove doubt, if two or more operators have met the engineering condition for entitlement during the same month according to the notices of eligibility for grant, their date of entitlement shall be on the same last day of the month;

1.7 "last date of eligibility for the grant" – 30.6.2022, unless the Director has given notice of a later date;

1.8 "grant"- the amount which an entitled winner will receive from the eligible receipts, in accordance with the conditions of this Appendix;

1.9 "eligible operator" – an operator whose general license has been expanded as a result of winning the 5G tender. For the purposes of this clause cellular operators who submitted a joint bid agreement which received the approval of the Committee and whose licenses were expanded shall be deemed to be one eligible operator;

1.10 "eligible receipts"- two hundred million (200,000,000) NIS;

1.11 "engineering condition for entitlement" – deployment and operation of 250 5G system cellular radio centers and operation of minimum broadband of 60MHz on frequencies of 3,500-3,800 MHz range on a network or by means of the joint network, for provision of 5G service by means of this range of frequencies, all before the last date of eligibility for the grant has elapsed.

2. In order to promote and accelerate the development of the cellular networks, inter alia in order to advance the deployment of the 5G system in accordance with the goals of the 5G tender, eligible operators shall be entitled to a grant if they have met the engineering condition for entitlement and in accordance with the conditions below.

A76  Amendment No. 76
Appendix T - 1

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

3. The eligible receipts shall be distributed as grants among the entitled winners in the following manner, in accordance with their order of dates of entitlement:

3.1 A first entitled winner shall be entitled to 41% of the eligible receipts or to eighty-two million (82,000,000) NIS, whichever is the lower.

3.2 A second entitled winner shall be entitled to 33% of the eligible receipts or to sixty-six million (66,000,000) NIS, whichever is the lower.

3.3 A third entitled winner shall be entitled to 26% of the eligible receipts or to fifty-two million (52,000,000) NIS, whichever is the lower.

4. Notwithstanding the provisions of clause 3, if there are two first entitled winners, the grant shall be distributed to those winners as the average between the amounts to which a first entitled winner and a second entitled winner are entitled, and if there are three first entitled winners, the eligible receipts shall be distributed among them equally.

For example, if there are two first entitled winners of the grant, each of them shall be entitled to a grant in the amount of 74 million (74,000,000) NIS, and there shall be no change in the amount of the grant to the third entitled winner.

5. Notwithstanding the provisions of clause 3, if there is more than one second entitled winner, the grant shall be distributed to those winners as the average between the amounts to which a second entitled winner and a third entitled winner are entitled.

6. The grant to the entitled winners shall be paid in the year 2022 and in any case shall not be paid before 1.10.2022. The payments shall not bear interest and linkage.

7. Examination of compliance with the engineering condition for entitlement shall be done as follows:

7.1 After it has carried out an examination and has found that it meets the engineering condition for entitlement, the license holder shall report this to the Director or someone whom he has authorized for this purpose, in the format specified in Addendum A to this Appendix and shall attach to it an affidavit by an officer of the license  holder (the chief executive officer and a vice-president who serves as engineering or technology manager) in the wording specified in Addendum B to this Appendix.

7.2 The date on which the license holder reported in accordance with the provisions of clause 7.1 shall be the determining date with regard to compliance with the engineering condition for entitlement.

7.3 The Director or someone whom he has authorized for this purpose shall inform the license holder of the date of the examinations, on the day before the examination. The license holder shall arrange for its representatives who have professional knowledge to be available on the date of the examinations of which the Director has informed it, both for examination of the sites which will be carried out from the control centre and for examination of the sites in the field. The license holder's representatives shall arrive at the field examination with measuring equipment which is calibrated and in good order.

A76  Amendment No. 76
Appendix T - 2

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

7.4 At the request of employees of the Ministry who are at the control center, the license holder shall present data to them, inter alia with regard to operation of the sites, and a map of deployment of the sites which it reported to the Ministry, or any other information relating to establishment of the sites or operation thereof in accordance with the request of the employees of the Ministry.

8. The aforesaid shall not prevent the Director from carrying out additional examinations, in his discretion, to examine the license holder's compliance with the condition for entitlement if the need arises.

9. Eligibility for the grant or compliance with the engineering condition for entitlement does not exempt the license holder in any way from payment of license fees and/or any other payment which it owes to the State under any law. The grant funds may not be set off against other payments which the license holder owes to the Ministry of Communications.

Addendum A to this Appendix – Reporting format

5G sites report. Xlsx

Addendum B to this Appendix- Officer's affidavit

Affidavit of compliance with the condition for entitlement to the grant for 5G deployment

I, the undersigned, ____________ , the chief executive officer, and ___________, VP Engineering/Technology of the company, hereby confirm and declare on behalf of the company that:

1. According to our knowledge, and after personally examining all the necessary information, ___________ [complete the name of the company] complies fully with the condition for entitlement to a grant for 5G deployment as set out below:

As at the date of the affidavit the company has ____ [complete the number of sites] cellular radio centers which have been deployed and are operating with the 5G system, as defined in the general license for provision of cellular services given to the company;

As at the date of the affidavit the company is operating minimum broadband of 60MHz on frequencies in the range of 3,500-3,800 MHz [on a network/by means of the joint network- mark the appropriate alternative] for provision of 5G service as specified in Appendix E to its general license.

2. All the information attached in Appendix A is correct and accurate, according to our personal examination.

VP Technology: __________

A76  Amendment No. 76
Appendix T - 3

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

CEO: ___________

Date: ___________

Certificate

I certify that on _______ there appeared before me, ___________, Adv., Mr _____________, I.D. number __________, and Mr ___________, I.D. number __________, and after I warned them that they were obliged to state the truth and that they would be subject to the penalties prescribed by law if they did not do so, they confirmed the correctness of their above declaration and signed it before me.

                                  ____________

                                  _____________, Adv.

A76  Amendment No. 76

Appendix T - 4